UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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EQUIFAX INC.

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EQUIFAX

NOTICE OF 2021 ANNUAL MEETING
AND PROXY STATEMENT

Leveraging Cloud for *innovation*, *new products*, and *growth*

Leveraging Cloud for *innovation*, *new products*, and *growth*

Mark W. Begor Chief Executive Officer Mark L. Feidler Independent Chairman of the Board of Directors

To Our Shareholders:

2020 was unprecedented for Equifax, as it was for the rest of the world, and we could not be more proud of the way that our global Equifax team responded. At the onset of the COVID pandemic during the first quarter of 2020, we immediately established a global task force focused on protecting the health and wellbeing of our employees and their families while continuing to deliver for our customers. As restrictions and shutdowns were announced in countries across the globe, we implemented new ways for the vast majority of our 11,000 employees to work remotely across the 24 countries in which we operate.

While the global economic conditions were the most difficult in decades, we not only met the goals we set for ourselves — we far exceeded them. In one of the most challenging economic years in recent memory, Equifax grew its revenue at a rate of 17.7%, passing the $4 billion mark for the first time. Our revenue of $4.1 billion and revenue growth rate were both records for Equifax. Our powerful performance is a reflection of the strength, breadth and resilience of our business model, as well as the commitment and hard work of our highly dedicated and talented team. Throughout the challenges they faced this year, our teams remained focused and connected with our customers, working to solve their most pressing needs during an uncertain time.

In addition to our record financial performance, we made tremendous progress on our transformational $1.5B Equifax Cloud technology investment. We began this journey in 2018 when we made the decision to invest an unprecedented $1.5B over three years to rebuild our infrastructure from the ground up with the most advanced cloud-native technology in the industry. Leveraging our investment, we rewired our internal operations to ensure the new infrastructure supported customers on every step of their journey. Now, three years later, our experienced global team continues to be the galvanizing force behind an end-to-end cloud data and technology transformation that is being positively recognized by our customers and investors. Equifax is entering the most exciting chapter in our 121-year history as we pivot from building our new cloud capabilities to leveraging our Equifax cloud-native data technology investment to accelerate our innovation, new products and growth!

The foundation of our successful 2020 performance began in 2018 when we launched EFX2020, a three-year strategy to rebuild our organization from the ground up. In this final year of our transformation, we completed the execution of each of our imperatives. Our accomplishments during 2020 laid the foundation for the future and positioned Equifax for growth. Some of the highlights:

Growth

In 2020, we drove record results and unprecedented growth.

•	Powered by the uniqueness of its fast-growing income and employment data, our Workforce Solutions unit continued to grow at record levels, reaching 51% year-over-year revenue growth and surpassing the $1.4 billion annual revenue mark. We now have income and employment data on more than half of US non-farm payrolls. Workforce Solutions is our fastest growing, highest margin, and most valuable business.
•	Our strong Mortgage & Housing business grew at nearly 52% year-over-year and our Non-Mortgage team saw a new sales increase of 29%, helping our USIS business grow adjusted revenue by 14.3% and delivering $1.5 billion of total revenue which was also a record.
•	Our International business capped 2020 with $862 million of revenue and a strong recovery in the fourth quarter, posting its best ever fourth quarter revenue. Our LatAm business continued to lead in our new product innovation with 72 new product launches during 2020.
•	Our Global Consumer Solutions business continued its recovery in 2020 with annual revenue of $345 million and 2% growth in our direct to consumer business. Our consumer business is positioned for a strong 2021 as it completes its global technology transformation and continues to drive momentum across both our partner and direct to consumer businesses.

Cloud-Native Technology

Our Global Technology and Product teams made great progress toward implementation of the Equifax Cloud in 2020, all while delivering enhanced stability, speed, agility, new products and cost efficiencies. Only Equifax has the global, cloud-native platforms that allow teams to work in parallel and create solutions holistically. A great example of this is Luminate, our global Identity and Fraud platform, that provides a one-stop shop across all categories of ID and Fraud analysis, giving our customers a breadth of capabilities found nowhere else in the market. A robust and growing suite, Luminate features cutting edge cloud-native products such as Workbench, Biometric Document Verification and Digital Identity Trust.

In the final stretch of our transformation to the Equifax Cloud, we migrated over 50B records, 47K customers and over 1M contributors. In addition, we decommissioned 1098 applications and rebuilt 710 more.

Culture of Customer Centricity

The COVID pandemic gave us a unique opportunity to engage with our customers in new ways, and to use our unique and differentiated data assets to deliver data, analytics, and solutions in a way that Only Equifax can do. We produced weekly COVID blogs, whitepapers and webinars to provide insights and launched response suites to support changing customer needs in the pandemic economy. Our solutions were designed in real-time to help businesses transform economic uncertainty into a better understanding of risk, which enabled them to make more confident decisions and help consumers when they needed it most.

Market-Leading D&A

Data, Analytics and Innovation are at the heart of Equifax and differentiate us from our competitors. Only Equifax has data assets at scale including our TWN income and employment data, NCTUE telco and utility data, IXI wealth data, Yodlee and Urjanet consumer permissioned data, and more. We are relentlessly

2020 FINANCIAL PERFORMANCE

OVERALL REVENUE
$4.1B
Our outperformance is a reflection of the strength, breadth and resilience of our business model and dedication of our team throughout the COVID recession, coupled with strong growth in Mortgage, Workforce Solutions and record New Product Introductions.

USIS
$1.5B
Adjusted revenue up 14.3% as the USIS team came together in new ways to grow the business through accelerated organic growth and expanded data sets. USIS is well positioned for the future.

EWS
$1.4B
Record 51% growth powered by strong performance across all verticals. We are quickly growing employer records to set the stage for continued growth.

INTERNATIONAL
$862M
Down 3.7% in constant currency after a strong start to 2020, International saw sequential improvements in Q3 and Q4 despite COVID-19 headwinds to end 2020 with the highest 4Q revenue in its history.

GCS
$345M
Down 4.1% during the recession, GCS is well-positioned for 2021 as they complete their global technology transformation and drive momentum across both Partner and Direct to Consumer businesses.

EQUIFAX INC | 2021 Proxy Statement	3

focused on expanding data that Only Equifax brings to market. These differentiated data assets in the Equifax Cloud allow us to bring uniquely Equifax multi-data solutions to our customers. Our unique data will continue to play an even greater role in our focus on accelerating new product development and growth in the future. We have continued our focus on building our differentiated data assets. With the combination of our PayNet and CFN databases — which represent 32M+ active businesses, 111M+ commercial tradelines and $3.6+ trillion total originations — plus the acquisition of Ansonia, we now have the most comprehensive set of data, analytics, enabling technologies and industry expertise around small and medium-sized businesses in the North American commercial credit services market.

We also continue to build our market-leading decisioning technologies and in 2020, Equifax received 21 new patents, including 11 patents in the US. Eight of those originated from our Innovation Lab in the area of AI and Machine Learning, including two additional patents on our award-winning NeuroDecision technology.

Consumer-Friendly CRA

During the economic downturn of 2020, we focused on our commitment to “helping people live their financial best” and brought our company’s purpose to life by helping consumers who were negatively impacted during the pandemic and quarantine. For example, in the US we provided consumers weekly free credit reports to better support them as they applied for loans and managed their finances. We also launched our COVID+ Credit Financial Resources Center, offering free monthly credit scores with Equifax Core Credit, along with guidance for consumers on how to manage their money during the pandemic.

Industry Leader in Security

Our Cybersecurity team completed the final year of our three-year journey to become an Industry Leader in Security. Our security maturity improvement continues to be recognized by independent external parties as industry leading. We also continue to expand our commitment to share our learnings with our customers and peers, and in 2020, hosted Equifax’s inaugural Customer Security Summit, detailing our progress on our security transformation and discussing our advancements in supply chain security with teams that conduct third party audits on Equifax. Security is central to our DNA and everything we do at Equifax.

One Equifax Team

To help drive the completion of our transformation and focus our people strategy on building talent with diverse backgrounds, we added new leadership to our company last year. Further strengthening our Board, we added two directors, beginning in November with Melissa Smith. Melissa is Chair and Chief Executive Officer of WEX Inc., a global payment processing and information services provider, and brings valuable operational and financial expertise to our business. In early 2021, Audrey Boone Tillman joined as our newest director. Audrey is Executive Vice President and General Counsel of Aflac Incorporated, and brings deep knowledge in the corporate governance, legal and human resources fields.

We are continuing to attract top-tier talent and grow a global team of employees that is focused on driving our Equifax Cloud Product Technology and Innovation mindset. We strengthened our Senior Leadership Team with new expertise last year, welcoming Cecilia Mao as Chief Product Officer, Sunil Bindal as Senior Vice President of Corporate Development, and Dorian Hare as Senior Vice President of Investor Relations. Beyond these key hires, we continued to upgrade the talent across our Technology, Product, and Security teams. These were significant and stabilizing changes, building out our team for the future.

www.equifax.com	EQUIFAX INC | 2021 Proxy Statement	4

Leveraging Cloud for Innovation, New Products, and Growth

With strong momentum over the past three years of building our Equifax Cloud capabilities, we are pivoting to our next chapter with the launch of EFX2023, our new strategic priorities that will serve as our company-wide compass through 2023.

Our EFX2023 imperatives are based on our strategic shift from an era of building, investing, and transforming to one of leveraging our massive cloud investments for innovation, new products, and accelerated growth. With our new Equifax Cloud foundation in place, we are Leveraging the Equifax Cloud for Growth through these priorities:

As our top priority, we aim to leverage our new and uniquely Equifax Cloud capabilities to expand new product rollouts, drive Innovation, and add new and differentiated data assets. To provide focused leadership on this priority, we announced an expanded role for Prasanna Dhoré to include innovation, making him Chief Data & Analytics and Innovation Officer. In order to help drive an aggressive, solutions-oriented approach to meet our customers’ needs, we also expanded the role of Cecilia Mao, to include accelerated development of products and agile use of platforms across the enterprise. During 2020 we delivered a record 134 new products, up from a historical annual average of 70-90 NPIs, with the majority built off our new Cloud capabilities. New products leveraging the Equifax Cloud and our scale, and differentiated data assets will fuel our growth.

Another critical lever of our strategy is inorganic growth through smart, strategic, accretive acquisitions that expand our capabilities and drive 1-2% annual revenue growth. Our strong outperformance, balance sheet and cash generation allow us to reinvest in bolt-on acquisitions that bring unique data assets or capabilities to strengthen Equifax. During 2020 we completed five acquisitions and investments and, importantly, in early 2021, we finalized the purchase of Kount, an artificial intelligence (AI)-driven fraud prevention and digital identity solutions company with unique identity data, for $640 million. Kount’s 32 billion consumer interactions and unique data assets combined with Equifax differentiated data assets will expand the Equifax worldwide footprint in the fast growing digital identity and fraud prevention solutions market, helping businesses better engage with their customers while combating fraud.

EFX2023 reinforces our continuing enterprise-wide focus on Putting Customers First and Leading in Security. Our new set of priorities provides a framework for where we will focus our resources and energies, in order to accelerate our growth over the next three years.

EQUIFAX INC | 2021 Proxy Statement	5

Global Impact

We know that we are only as successful as the communities we serve. So as we innovate and grow, we are focused on the positive impact we can have on people and the planet. Equifax plays a pivotal role in the economy, and we are committed to making Environmental, Social, and Corporate Governance (ESG) initiatives a priority. These commitments ensure we are playing a positive role in society and better position our company for long-term sustainability. Over the course of 2020, we worked to implement new ESG initiatives and clearly define how we’ve incorporated ESG into our overall business strategy.

One great example is our cloud technology transformation and the wide range of benefits that we expect to see from this historic strategic initiative, including to our carbon footprint. Through our $1.5 billion investment, we are moving most of our technology infrastructure to the cloud, which will have a positive environmental impact by leveraging the environmental efficiency of our cloud service provider to reduce our impact on greenhouse gas emissions. During 2020, we decommissioned 6 data centers, more than 6800 legacy assets, and 1098 legacy applications. We expect to see additional energy savings as we complete our transformation.

Another critical Equifax ESG commitment is to Inclusion and Diversity. We are on a journey to support our next generation of leaders by furthering an inclusive and diverse work environment that welcomes unique perspectives. We’ve accelerated several priorities in our I&D strategy that focus on embedding inclusion into our structure, work practices, behaviors, and values, ensuring accountability throughout our organization. They comprise the launch and development of numerous employee alliance groups, including the launch of our Black Organization for Leveraging Differences (BOLD) Employee Network and the Equifax Pride Network, as well as seven women’s groups around the globe. We’ve also added two key requirements including a diverse interview slate when hiring new employees, and unconscious bias training for leadership across the organization.

As part of our Corporate Governance efforts in 2020, we launched a renewed set of Equifax Values that capture who we are and how we work together to achieve our Purpose of “helping people live their financial best”. We refreshed our values to better reflect our evolving culture and to represent the company we aspire to become, and we added Inclusion in our goals and objectives as a metric for accountability. As a part of our annual review process, each employee now tracks our business objectives to a key value.

Our Next Exciting Chapter

Equifax is entering the most exciting chapter in our 121-year history as we leverage our new Equifax Cloud Data and Technology investment to accelerate innovation, new products, and growth. With our transformation now nearing completion, we are well-positioned to drive new products, and expand our differentiated data sets and decisioning power to bring new and unique solutions to customers that only Equifax can deliver.

Our Equifax Cloud Technology investment has created a springboard for growth, driving configurability, speed, new product innovation, global product portability and industry-leading security. We are energized to leverage the Equifax Cloud as a catalyst for a new era of data, products and innovations that fuel our competitive advantage, accelerate our market position, generate record revenue, and drive future growth!

In February, we took an important step forward toward returning cash to shareholders by announcing a share repurchase program to offset dilution from employee plans. We are energized and driven by the exciting opportunities in front of us as a leading data, analytics, and technology company. On behalf of the Equifax leadership team and more than 11,000 associates in 24 countries across the globe, thank you for your support and trust as we build the New Equifax.

Thanks for your support,

Mark W. Begor	Mark L. Feidler
Chief Executive Officer and Director	Independent Chairman of the Board of Directors

www.equifax.com	EQUIFAX INC | 2021 Proxy Statement	6

Notice of 2021 Annual Meeting of Shareholders

Date and Time	Virtual Meeting Site	Record date
May 6, 2021	www.virtualshareholdermeeting.com/EFX2021	March 5, 2021
9:30 a.m., Eastern Time

Agenda

1.	Elect the 10 director nominees named in the accompanying Proxy Statement.
2.	Hold a non-binding, advisory vote on the compensation paid to the Company’s named executive officers (commonly referred to as a “say-on-pay” proposal).
3.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021.
4.	Consider other business properly brought before the meeting or any adjournment or postponement thereof.

Proxies in the form furnished are being solicited by the Board of Directors of Equifax Inc. for this meeting or any adjournment or postponement thereof.

Shareholders are cordially invited to participate in the Annual Meeting virtually via our live webcast. See page 83 of the Proxy Statement for more information on how to attend, participate in and vote at the virtual Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. Most shareholders have a choice of voting over the internet, by telephone or by using a traditional proxy card. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

Proxy materials were first made available to shareholders beginning on March 25, 2021.

March 25, 2021	By order of the Board of Directors, Lisa M. Stockard Assistant Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 6, 2021. The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

Via the internet	By telephone	By mail	Webcast
Visit the website listed on	Call the telephone number	Sign, date and return your proxy	Attend the virtual meeting
your proxy card	on your proxy card	card in the enclosed envelope	and cast your vote

Election to receive electronic delivery of future annual meeting materials.

You can expedite delivery and avoid costly mailings by confirming in advance your preference for electronic delivery.

For further information on how to take advantage of this cost-saving service, please see page 88 of the Proxy Statement.

www.equifax.com	EQUIFAX INC | 2021 Proxy Statement	8

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Proxy Summary

This summary highlights certain information contained in this Proxy Statement. This summary does not contain all of the information that you should consider, and we encourage you to read the entire Proxy Statement before voting.

Equifax 2021 Annual Meeting Information

Time	Date	Virtual Meeting Site
9:30 a.m., Eastern Time	May 6, 2021	www.virtualshareholdermeeting.com/EFX2021

Items for Vote		Board Voting Recommendation
1.	Election of 10 directors	FOR ALL NOMINEES
2.	Advisory vote to approve named executive officer compensation (“say-on-pay”)	FOR
3.	Ratification of appointment of Ernst & Young LLP as independent registered public accounting firm for 2021	FOR

In addition, shareholders may be asked to consider any other business properly brought before the meeting or any adjournment or postponement thereof.

Voting and Admission Information

Voting. Holders of our common stock as of the record date, March 5, 2021, are entitled to notice of and to vote at our 2021 Annual Meeting. Each share of common stock outstanding on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at our 2021 Annual Meeting. Even if you plan to attend our virtual 2021 Annual Meeting via live webcast, please cast your vote as soon as possible.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
Via the internet Visit the website listed on your proxy card	By telephone Call the telephone number on your proxy card	By mail Sign, date and return your proxy card in the enclosed envelope	Webcast Attend the virtual Annual Meeting and vote

Admission. Equifax shareholders as of the record date are entitled to attend the 2021 Annual Meeting. To attend the virtual Annual Meeting at www.virtualshareholdermeeting.com/EFX2021, shareholders must enter the 16-digit control number found on their proxy card, voting instruction form or the notice. Please review the admission procedures in this Proxy Statement under “Questions and Answers about the Annual Meeting.”

Links to our website included in this Proxy Statement are provided solely for convenience purposes. Content on our website is not, and shall not be deemed to be, part of this Proxy Statement or incorporated herein or into any of our other filings with the Securities and Exchange Commission (the “SEC”).

EQUIFAX INC | 2021 Proxy Statement	9

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Our Company

Overview

Equifax Inc. is a global data, analytics and technology company. We provide information solutions for businesses, governments and consumers, and we provide human resources business process outsourcing services for employers. Headquartered in Atlanta and supported by more than 11,000 employees worldwide, Equifax operates or has investments in 24 countries in North America, Central and South America, Europe and the Asia Pacific region.

2020 Performance Highlights

$4.1B Revenue, an increase of 17.7% from 2019	$6.97 Adjusted EPS*, an increase of 22% from 2019	39.0% One-year total shareholder return	$189.5M Dividends paid to shareholders, consistent with 2019 levels

*	Adjusted EPS is a non-GAAP financial measure. Reconciliation of the Company’s non-GAAP financial measures to the corresponding GAAP financial measures can be found in Annex A to this Proxy Statement.

Strategy

The foundation of our exceptional 2020 performance began in 2018 when we launched EFX2020, a three-year cloud technology, data and security transformation strategy to rebuild our organization from the ground up. In 2020, the last in our three-year plan, we completed the execution of each of our strategic imperatives. This cloud data and technology transformation has repositioned Equifax as a global data, analytics and technology leader with industry-leading security.

With strong momentum over the past three years of building our Equifax Cloud capabilities, we are pivoting to our next chapter with the launch of EFX2023, our new strategic priorities that will serve as our company-wide compass through 2023. Our EFX2023 imperatives are based on our strategic shift from an era of building, investing and transforming to one of leveraging our massive cloud investments for innovation, new products and accelerated growth.

With our new Equifax Cloud foundation in place, we are Leveraging the Equifax Cloud for Growth through these priorities:

www.equifax.com	EQUIFAX INC | 2021 Proxy Statement	10

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Our business strategy is described in more detail in our 2020 Annual Report on Form 10-K filed with the SEC on February 25, 2021. Our 2020 progress against our goals and the link to our 2020 compensation program is described under “Executive Compensation—Compensation Discussion & Analysis—Executive Summary” beginning on page 36.

Our Purpose, Vision and Values

Our work is guided by our purpose, our vision and our shared values.

Our purpose is helping people live their financial best.

Our vision is to be the trusted global leader in data, advanced analytics, and technology that creates innovative solutions and insights that help customers drive growth and move people forward.

Our new and refreshed values were rolled out in 2020 under the leadership of our CEO, working in collaboration with our senior leadership team. They define who we are and how we will act to fully realize and sustain our business strategy. They are a step forward to further align our behaviors and expectations with where our business is now—and where we are going. They are:

EQUIFAX INC | 2021 Proxy Statement	11

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Board Leadership and Composition

Board Leadership Structure

•	Our independent Board structure includes separate positions for our Chairman and CEO
•	Mark Feidler serves as Independent Chairman of the Board and Mark Begor serves as our CEO

Board Composition and Refreshment

Shareholder Engagement

47% conducted investor outreach meetings with shareholders representing 47% of our shares

•   Following our 2020 Annual Meeting, members of management, together with our Independent Chairman for certain conversations, conducted investor outreach meetings with shareholders representing approximately 47% of our shares

•   During these one-on-one meetings, we discussed a number of business and governance-related topics, including human capital management, board refreshment and skill sets, our response to the COVID-19 pandemic, executive compensation, and environmental, social and governance initiatives (see page 22 for an overview of our shareholder engagement program)

•   In particular, investors provided constructive feedback regarding our 2020 executive compensation program (see page 39 for a discussion of our shareholder engagement in the context of our compensation program)

www.equifax.com	EQUIFAX INC | 2021 Proxy Statement	12

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Our Director Nominees

Our Board recommends that you vote FOR each of the director nominees named below for terms that expire at the 2021 Annual Meeting. The following table provides summary information about each nominee, and you can find additional information under “Proposal 1, Election of Director Nominees” on page 17.

EQUIFAX INC | 2021 Proxy Statement	13

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CORPORATE GOVERNANCE HIGHLIGHTS

Independent Board	• 9 of our 10 director nominees are independent
Board Refreshment	• The Governance Committee has implemented a succession plan to identify highly- qualified and diverse director candidates taking into account scheduled retirements

•   Since 2017, the Board has appointed five new independent directors with expertise and skill sets in executive leadership, corporate strategy, cybersecurity, technology, data and analytics, risk management and corporate governance, while also enhancing the gender and racial diversity of the Board

•   The Board periodically engages an independent consultant to facilitate its annual Board and committee self-evaluation process

•   The Governance Committee will continue its ongoing succession planning in 2021 to identify additional highly-qualified and diverse director candidates

•   Upon election of the Board’s nominees at the 2021 Annual Meeting, the average director tenure will be 5.1 years

Board Diversity	• 30% of our director nominees are women and 10% of our director nominees are racially or ethnically diverse
Independent Board Chairman	• We have separated the roles of CEO and Chairman, with Mark Feidler serving as Independent Chairman of the Board
Annual Board Leadership Evaluation and Succession Planning	• The Board annually reviews the leadership structure to determine whether a combined Chairman and CEO role or separate roles is in the best interests of shareholders
• The Board annually evaluates the CEO’s performance and conducts a rigorous review and assessment of the succession planning process for the CEO and other top officers
Annual Director Election	• Each director is elected on an annual basis
Limits on Outside Board Service	• Lowered outside board limit in 2021, so outside directors are limited to service on three other public company boards; our CEO is limited to two other public company boards
Director and Executive Stock Ownership

•   Each independent director is required to own Equifax common stock with a market value of at least five times his or her annual cash retainer. New directors have five years to achieve the ownership requirements

•   Our CEO and our other senior executive officers are required to own Equifax common stock with a market value of at least six and three times their base salary, respectively, within five years of assuming their respective positions

Rigorous Trading Policy and Protocols

•   We have implemented risk escalation processes to support rapid escalation and internal notification of potentially significant events, such as a potential security incident, including the impact of such events on our decision of whether to halt trading under our insider trading policy

–  We also broadened the group of employees subject to pre-clearance to include employees below the senior leadership team level

–  These refinements made to our trading policy and risk escalation notification procedures are designed to ensure that those with decision-making authority on trading restrictions and pre-clearance requests have notice of any potential security incident

•   Our insider trading policy prohibits our directors, officers and employees from owning financial instruments or participating in investment strategies that hedge the economic risk of owning Equifax stock

•   We prohibit directors, officers and other employees from pledging Equifax securities as collateral for loans (including margin loans)

•   Our insider trading policy prohibits our CEO and other senior executives from purchasing or selling Equifax securities except pursuant to a Rule 10b5-1 trading plan

Proxy Access Bylaws	• Our Bylaws include a proxy access provision that allows shareholders meeting certain requirements to nominate directors and have such nominees included in the proxy statement
No “Poison Pill”	• We do not have a stockholder rights plan, or “poison pill,” in place
Board Oversight of Political Contributions and Lobbying Activities

•   Our Governance Committee has oversight authority regarding Company political activity (including corporate political expenditures) pursuant to our political engagement policy

•   We disclose aggregate annual political contributions made directly by the Company with corporate funds on our website

•   Our political engagement policy specifically addresses lobbying activities and our Governance Committee’s oversight of such activities

www.equifax.com	EQUIFAX INC | 2021 Proxy Statement	14

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Compensation Program Highlights

Executive Compensation Philosophy

•	The Compensation Committee is responsible for the Company’s executive compensation policies and plans.
•	The Committee works to ensure that incentives are performance-based and aligned with shareholders’ interests, while guarding against metrics or goals that create inappropriate or excessive risk reasonably likely to have an adverse effect on the Company.
•	The Committee has designed and regularly reviews our compensation program to ensure we are providing competitive pay opportunities to attract and retain executive talent.

2020 Compensation Decisions

For the 2020 fiscal year, the Committee thoughtfully evaluated the compensation program structure in light of the challenges raised by the COVID-19 pandemic, the ongoing evolution of our transformational business strategy and shareholder feedback, when making decisions regarding the program. After evaluation, the Compensation Committee took certain actions with respect to our short- and long-term incentive programs for 2020, as summarized below and described in further detail under “Analysis of 2020 Compensation Decisions” beginning on page 42:

Retained Cybersecurity Metric in Annual Incentive Plan (see page 45)

•   For the 2020 Annual Incentive Plan, the Committee retained a cybersecurity performance measure as one of the metrics to evaluate performance of all employees, including our NEOs

•   Achievement of the cybersecurity metric cannot increase the executive’s compensation, but failure to meet it will decrease the award

Added COVID-19 Objective under Annual Incentive Plan (see page 45)

•   In the second quarter of 2020, the Committee made an adjustment to require all AIP-eligible employees, including all of our NEOs, to add a new individual objective designed to meet the unique business challenges presented by the COVID-19 pandemic

•   This new, COVID-specific objective was incorporated as an addition to the non-financial goals that comprise 20% of the overall AIP opportunity

•   The Committee determined that, other than the addition of a COVID-specific objective as described above, no structural changes or adjustments to the metrics or goals of the program were necessary after evaluating the potential impacts of the COVID-19 pandemic, as the current program appropriately aligns pay and performance

Reduced Target Values while Retaining Premium-Priced Options in Long-Term Incentive Plan (see pages 49-51)

•   For the 2020 Long-Term Incentive Plan, the Committee:

–  significantly reduced target values for the long-term incentives as compared to the enhanced LTI opportunities provided in 2019

–  reverted to the general structure of the 2018 LTI program while retaining premium-priced options in lieu of traditional market-priced stock options, with exercise prices set at 110% and 120% of the fair market value of the stock

Compensation Best Practices

  Independent Compensation Committee advised by independent compensation consultant

  Strong emphasis on performance-based compensation, with 68% of the CEO’s total target pay performance-based and 86% of the CEO’s total target pay considered “at-risk”

  For our CEO, 84% of his variable, at-risk pay is comprised of long-term incentives; for our other NEOs, 70% of their variable, at-risk pay is comprised of long-term incentives

  Capped annual and long-term performance-based awards

  Adopted change in control severance plan for executive officers, which eliminated excise tax gross-ups and reduced payments in connection with a change in control

  Double-trigger change in control cash severance benefits and vesting of equity awards

  No income tax gross-ups other than for certain relocation or foreign tax expenses

  Enhanced compensation clawback policy with financial and reputational harm standard, including in supervisory capacity

  Meaningful share ownership requirements for senior officers

  Anti-hedging and -pledging policy for directors, officers and other employees

  Implemented policy prohibiting CEO and other senior executives from purchasing or selling Equifax securities except pursuant to a Rule 10b5-1 trading plan

  No re-pricing of underwater stock options

EQUIFAX INC | 2021 Proxy Statement	15

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ESG @ Equifax

We believe that focusing on environmental, social and governance (“ESG”) priorities will better position our Company for long-term sustainability and, in turn, build shareholder value. Our investors have encouraged us to prioritize ESG initiatives and disclosure and, in 2020, we made significant progress with respect to our ESG disclosures by organizing our ESG priorities in a new section of our corporate website that includes a detailed discussion of each priority. Each of the topics addressed on the website reflects an important area of focus for our Company. Disclosure of all of our ESG priorities and related initiatives can be found on our website at www.equifax.com/about-equifax/environmental-social-governance. We will continue to update shareholders and other stakeholders on our ESG initiatives through regular updates to the website.

Below are highlights on our progress with respect to four of our ESG priorities:

Consumer Impact	One leading example of embedding ESG within our business is the positive role our Company plays in the lives of consumers, which aligns with our purpose of “helping people live their financial best.” According to the Consumer Financial Protection Bureau, approximately 45 million Americans operate outside the formal financial system and do not have credit records that can be scored to enable access to lower cost loans. Our unique and differentiated data assets—such as utility and phone payments in our exclusively managed data—reach approximately 30 million people who do not have traditional credit files. We help bring these Americans into the formal credit system, increase their access to credit and lower their credit costs.
Our People	Equifax is committed to inclusion and diversity. The slate of nominees for election at our 2021 Annual Meeting includes three female directors, one of whom is racially diverse. In response to discussions with many of our investors, this proxy statement includes new disclosures regarding the racial and ethnic composition of our Board. At the executive management level, all eight individuals who have been added to the senior leadership team since 2019 are diverse in terms of gender, race or ethnicity. Notably, three of our four business unit leaders are diverse. Among other initiatives within our Company, we have accelerated the focus on our employee affinity networks, including our Black Organization for Leveraging Differences (BOLD), launched in 2020, and our Equifax Pride Network. We have implemented unconscious bias training for all leaders and imposed a new requirement that a diverse slate of candidates must be considered for higher level management roles. In 2020, our CEO hosted a global town hall attended by more than 3,200 employees in order to promote an ongoing dialogue about race. See “Human Capital Management” on pages 28-29 of this Proxy Statement for more information about our employee-focused initiatives.
Environment and Energy	We are responding in new ways to increased investor requests regarding environmental impact and greenhouse gas emissions disclosure. Since 2018, we have invested an incremental $1.5 billion in transformational cloud technology. Through this bold strategic investment, we are moving our technology infrastructure and data assets to the cloud, which will have a positive environmental impact by leveraging the environmental efficiency of our cloud service provider to reduce our impact on greenhouse gas emissions. During 2020, we decommissioned six data centers, over 6,800 legacy assets and 1,098 legacy applications. In addition to the initiatives already shared on our website, we have committed to disclosing our corporate greenhouse gas emissions by the end of 2021 and look forward to sharing our strategies to continue to reduce our environmental impact.
Security	We have discussed security issues with our investors for several years because it is a significant business priority and we are committed to being an industry leader. Our corporate culture prioritizes security and we have enhanced our security controls and completed rigorous certifications of our security program. We believe in transparency and sharing with our partners, customers and competitors around security. The information shared in the new ESG section of our website describes the pillars of our security program, which are culture, controls, compliance and customers. We expanded our commitment to share our learnings with our customers and peers, and in 2020, hosted Equifax’s inaugural Customer Security Summit, detailing our progress on our security transformation and discussing our advancements in supply chain security with teams that conduct third party audits on Equifax. Among other external recognition, we were named a 2020 CSO50 award winner for our security transformation, in recognition of our thought leadership in security as judged by security executives, industry experts and academics.

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Proposal 1 Election of Director Nominees

All members of our Board are elected to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. The 10 nominees for election listed below have consented to being named in this Proxy Statement and to serve if elected. All director nominees attended 75% or more of the aggregate of the meetings of the Board and of the committees of the Board on which such directors served during 2020. All of the director nominees then serving attended the 2020 Annual Meeting.

Our director nominees have a variety of backgrounds, which reflects the Board’s continuing objective to achieve a diversity of perspective, experience, gender, age, race and ethnicity. As more fully discussed below under “Director Membership Criteria,” director nominees are considered on the basis of a range of criteria, including their business knowledge and background, reputation and global business perspective. They must also have demonstrated experience and ability that is relevant to the Board’s oversight role with respect to Company business and affairs. Biographical information for each of the nominees is set forth below beginning on page 18.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF OUR DIRECTOR NOMINEES.

Process for Identifying Director Nominees

Director Membership Criteria

When the need to fill a new Board seat or vacancy arises, the Governance Committee proceeds in the manner it deems appropriate to identify a qualified candidate or candidates. Candidates may be identified through the engagement of an outside search firm, recommendations from independent directors, the Chairman of the Board, management or other advisors to the Company, and recommendations by shareholders. The Governance Committee Chair and Chairman of the Board are provided with copies of the resumes for any potential candidates so identified and review them as appropriate with the Governance Committee, our CEO and the full Board.

Our Governance Committee determines the selection criteria and qualifications for director nominees. As set forth in our Governance Guidelines, these criteria include, among other things, a director candidate’s integrity and ethical standards, independence from management, the ability to provide sound and informed judgment, a history of achievement that reflects superior standards and willingness to commit sufficient time. Cybersecurity is one of the skills that the Governance Committee specifically considers in its assessment of Board membership criteria. With respect to the last three additions to the Board, the Governance Committee was also very focused on expertise in corporate strategy development, risk management, data and analytics, information technology and corporate governance. The Governance Committee and the Board also consider whether the candidate is independent under the standards described under “Director Independence” on page 26 and whether the candidate is financially literate.

Although the Committee does not have a formal diversity policy for Board membership, it considers whether a director nominee contributes or will contribute to the Board in a way that can enhance the perspective and experience of the Board as a whole through, among other things, diversity in gender, age, race, ethnicity and professional experience. When current Board members are considered for nomination for re-election, the Committee also takes into consideration their prior Board contributions, performance and meeting attendance records. The effectiveness of the Board’s skills, expertise and background, including its diversity, is also considered as part of the Board’s annual self-assessment.

Directors are limited to service on three other public company boards, not including our Board. Audit Committee members may not serve on the audit committee of more than three public companies absent a Board determination that such service will not impair the ability of such member to serve effectively on the Company’s Audit Committee. In addition, when our CEO is a member of our Board, he or she may not serve on more than two other public company boards.

See “Questions and Answers about the Annual Meeting” beginning on page 83 for information on the procedures for shareholders to recommend director nominees for consideration by the Governance Committee.

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Board Skills Matrix

The Board skills matrix below represents some of the key skills that our Board has identified as particularly valuable to the effective oversight of the Company and the execution of our strategy. This matrix highlights the depth and breadth of the skills of our directors standing for election.

Experience, Expertise or Attribute	Begor	Feidler	Hough	Marcus	McGregor	McKinley	Selander	Smith	Tillman	Wilson
Accounting		●	●	●				●
Consumer Marketing	●	●		●			●			●
Corporate Governance		●	●	●	●		●		●
Cybersecurity					●	●			●
Data & Analytics					●	●				●
Equifax Industry Knowledge	●	●		●		●	●			●
Executive Leadership & Business Operations	●	●	●	●	●	●	●	●	●	●
CEO Experience	●			●	●	●	●	●
CFO Experience	●			●				●
International Business	●	●	●		●	●	●	●	●	●
Legal/Regulatory		●		●					●
Mergers & Acquisitions	●	●	●	●	●	●	●	●	●
Risk Management	●	●	●	●	●	●	●		●	●
Strategy Development	●	●	●	●	●	●	●	●	●	●
Technology					●	●		●		●

Our Director Nominees

Mark W. Begor	Chief Executive Officer
Director since 2018 Age 62

Mr. Begor has served as our Chief Executive Officer and as a director since April 2018. Prior to joining Equifax, Mr. Begor was a Managing Director in the Industrial and Business Services group at Warburg Pincus, a global private equity investment firm, since June 2016. Prior to Warburg Pincus, Mr. Begor spent 35 years at General Electric Company (“GE”), a global industrial and financial services company, in a variety of operating and financial roles. During his career at GE, Mr. Begor served in a variety of roles leading multibillion dollar units of the company, including President and CEO of GE Energy Management from 2014 to 2016, President and CEO of GE Capital Real Estate from 2011 to 2014, and President and CEO of GE Capital Retail Finance (Synchrony Financial) from 2002 to 2011. Mr. Begor served on the Fair Isaac Corporation (FICO) board of directors from 2016 to 2018.

Other Public Directorships

● NCR Corporation (Lead Independent Director)

Overview of Board Qualifications

The Board believes that it is important to have the Company’s Chief Executive Officer also serve as a director. The Board values Mr. Begor’s broad depth of leadership experience, including 35 years at General Electric, and his proven track record of growing and strengthening businesses.

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Mark L. Feidler	Independent Chairman of the Board
Director since 2007 Age 64 INDEPENDENT Committees: ● Governance ● Compensation (Chair)

Founding Partner of MSouth Equity Partners, a private equity firm based in Atlanta, since February 2007. Mr. Feidler was President and Chief Operating Officer and a director of BellSouth Corporation, a telecommunications company, from 2005 until January 2007. Mr. Feidler served as its Chief Staff Officer during 2004. From 2001 through 2003, Mr. Feidler was Chief Operating Officer of Cingular Wireless and served on the Board of Directors of Cingular from 2005 until January 2007.

Other Public Directorships

● New York Life Insurance Company

Overview of Board Qualifications

Mr. Feidler has extensive operating, financial, legal and regulatory experience through his prior position with a major regional telecommunications company, as well as expertise in private equity investments and acquisitions. This background is relevant to us as we market our products to companies in telecommunications and other vertical markets, while his private equity experience is relevant to our new product development, marketing and acquisition strategies. His public company operating experience and background in financial, accounting, technology and risk management are important resources for our Board.

G. Thomas Hough
Director since 2016 Age 66 INDEPENDENT Committees: ● Audit (Chair)

Retired Americas Vice Chair of Ernst & Young LLP, an international public accounting firm. He was Vice Chair of Assurance Services of Ernst & Young from 2009 to July 2014, and Americas Vice Chair until his retirement in September 2014. Mr. Hough joined Ernst & Young in 1978 and became a partner in 1987. During his career at Ernst & Young, he led various teams across the firm, including serving as Vice Chair and Southeast Area Managing Partner from 2000 to 2009 and Vice Chair of Human Resources from 1996 to 2000.

Other Public Directorships

● Federated Hermes Fund Family

● Haverty Furniture Companies, Inc.

Overview of Board Qualifications

Mr. Hough brings invaluable experience in audit, accounting, finance and corporate governance. His background in financial accounting and risk management, including leadership experience at a major international accounting firm, is of particular importance to our Board.

Robert D. Marcus
Director since 2013 Age 55 INDEPENDENT Committees: ● Compensation (Chair) ● Governance

Former Chairman and Chief Executive Officer of Time Warner Cable Inc., a provider of video, high-speed data and voice services, from January 2014 until the company was acquired by Charter Communications in May 2016. He was named a director of Time Warner Cable Inc. in July 2013 and served as President and Chief Operating Officer from 2010 to 2013. Prior thereto, he was Senior Executive Vice President and Chief Financial Officer from January 2008 and Senior Executive Vice President from August 2005. Mr. Marcus joined Time Warner Cable Inc. from Time Warner Inc. where he held various senior positions from 1998. From 1990 to 1997, he practiced law at Paul, Weiss, Rifkind, Wharton & Garrison.

Other Public Directorships

● Ocean Outdoor Limited

Overview of Board Qualifications

Mr. Marcus has extensive operating, financial, legal and regulatory experience through his position as Chairman and CEO of Time Warner Cable, as well as expertise in mergers and acquisitions. This background is relevant to us as we market our products to data and telecommunications companies and other vertical markets. His public company operating and finance experience and background in legal and regulatory matters are an important resource for our Board.

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Scott A. McGregor
Director since 2017 Age 64 INDEPENDENT Committees: ● Audit ● Technology

Former President, Chief Executive Officer and Director of Broadcom Corporation, a world leader in wireless connectivity, broadband and networking infrastructure. Mr. McGregor served in those positions from 2005 until the company was acquired by Avago in 2016. From 2016 to 2017, Mr. McGregor served on the board of directors of Xactly Corporation. Mr. McGregor served on the board of directors of Ingram Micro, Inc. from 2010 to 2016. From 2001 to 2005, Mr. McGregor served as President and Chief Executive Officer of the Philips Semiconductors division of Royal Philips Electronics. Prior thereto, Mr. McGregor was head of Philips Semiconductors’ Emerging Business unit from 1998.

Other Public Directorships

● Applied Materials, Inc.

● Luminar Technologies, Inc.

Overview of Board Qualifications

Mr. McGregor has extensive executive management, cybersecurity, information technology and risk management experience gained in over ten years as President and Chief Executive Officer of Broadcom and in senior positions at Royal Philips Electronics. This experience is particularly important to us as we seek to leverage our cloud data and technology transformation for growth and maintain our intense focus on data security.

John A. McKinley
Director since 2008 Age 63 INDEPENDENT Committees: ● Audit ● Technology (Chair)	Founder of Great Falls Ventures, a venture capital firm based in Washington, D.C., since April 2007. He was Chief Technology Officer of News Corporation from July 2010 to September 2012. He was President, AOL Technologies and Chief Technology Officer from 2003 to 2005 and President, AOL Digital Services from 2004 to 2006. Prior thereto, he served as Executive President, Head of Global Technology and Services and Chief Technology Officer for Merrill Lynch & Co., Inc., from 1998 to 2003; Chief Information and Technology Officer for GE Capital Corporation from 1995 to 1998; and Partner, Financial Services Technology Practice, for Ernst & Young International from 1982 to 1995.

Overview of Board Qualifications

The Board highly values Mr. McKinley’s extensive background in managing complex global technology operations as chief technology officer at a number of leading global companies. This experience is particularly important as we seek to leverage our cloud data and technology transformation to accelerate innovation and new products. These skills are also highly relevant to the Board’s oversight of risks and opportunities in our technology operations, including data and cybersecurity, risk management and capital investments. The Board also values his technology and industry experience gained from his twelve years as a partner in Ernst & Young’s financial services technology practice, as well as his entrepreneurial insights.

Robert W. Selander
Director since 2018 Age 70 INDEPENDENT Committees: ● Compensation ● Technology

Former President and Chief Executive Officer of Mastercard Incorporated and Mastercard International from 1997 to 2010. He joined Mastercard International Inc. in 1994, where he served as President of Mastercard’s Europe, Middle East, Africa and Canada regions until his appointment as President and Chief Executive Officer. Prior to Mastercard, he spent 20 years with Citicorp/Citibank, N.A., where he held several leadership positions including managing parts of Citibank’s Consumer Financial Services business in the United States, Brazil, Puerto Rico and the United Kingdom.

Other Public Directorships

● HealthEquity, Inc. (Independent Chairman)

Overview of Board Qualifications

Mr. Selander has extensive global business, leadership and financial services experience gained in over 13 years as President and Chief Executive Officer of Mastercard Incorporated and Mastercard International and in senior positions at Citibank. Mr. Selander also has substantial board of director experience having served as a director of Mastercard Incorporated, Mastercard International, the Hartford Financial Services Group, Inc., The Western Union Company and HealthEquity, Inc.

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Melissa D. Smith
Director since 2020 Age 52 INDEPENDENT Committees: ● Governance

Chair and Chief Executive Officer of WEX Inc., a global payment processing and information services provider. Ms. Smith has served as Chief Executive Officer since 2014 and Board Chair since 2019. She joined WEX in 1997 and held several senior leadership positions across different aspects of the business prior to her appointment as Chief Executive Officer, including serving as Chief Financial Officer for ten years. Before joining WEX, Ms. Smith held the role of senior auditor at Ernst & Young LLP.

Other Public Directorships

● WEX Inc.

Overview of Board Qualifications

The Board believes Ms. Smith’s strategic vision and broad-based executive leadership experience in the financial technology solutions industry will benefit Equifax as we continue investing in our cloud technology transformation to drive new product innovation and growth. Ms. Smith also brings a history of involvement in extensive nonprofit work, including serving as a trustee of Maine Health and as a former board member for the Center for Grieving Children.

Audrey Boone Tillman
Director since 2021 Age 56 INDEPENDENT	Executive Vice President and General Counsel of Aflac Incorporated, the largest U.S. provider of supplemental insurance, since 2014. Ms. Tillman joined Aflac in 1996 and has held positions of increasing significance, including serving as Senior Vice President of Human Resources. Prior to joining Aflac, she was an associate with Smith, Helms, Mulliss and Moore and an associate professor at the North Carolina Central University School of Law. Ms. Tillman has received numerous awards and accolades during her career. Most recently, she was named to Black Enterprise magazine’s Most Powerful Women in Business list for the third consecutive year and Women’s Inc.’s Top Corporate Counsel list in 2019. In 2020, she was awarded the Meritorious Public Service Medal by the Department of the United States Army.

Overview of Board Qualifications

Ms. Tillman has a broad legal and business background, involvement in business strategy and operations, as well as a depth of experience in human resources, compliance and government relations. The Board believes she is a strong business leader who brings deep knowledge in corporate governance, gained over decades of significant experience in the legal and human resources fields. Ms. Tillman is also involved in many local initiatives to improve the community in and around the Columbus, Georgia area.

Heather H. Wilson
Director since 2019 Age 49 INDEPENDENT Committees: ● Audit ● Technology	Former Chief Data Scientist of L Brands, Inc., an American fashion retailer. She served in that position from 2016 to 2020. From 2012 to 2016, Ms. Wilson served as chief data officer at American International Group, Inc. (AIG). From 2010 to 2012, she was chief data officer of Citigroup and Global Head of Decision Sciences. Prior thereto, Ms. Wilson was global head of innovation and advanced technology at Kaiser Permanente from 2007 to 2010.

Overview of Board Qualifications

The Board highly values Ms. Wilson’s technology experience, executive leadership and expertise in analytics, data science and artificial intelligence. Her technological insight, particularly her deep knowledge of data science and its impact on business transformation across several industries, is of tremendous value to our company, our Board and our customers as we seek to leverage our cloud data and technology transformation to implement our business imperatives. Ms. Wilson has also been a steady supporter of diversity, launching the Kaiser Permanente Women in Technology group, serving as an executive member of Citi4Women at Citigroup, founding the Global Women in Technology at AIG and acting as executive sponsor of Girls Who Code.

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Board Leadership & Corporate Governance

Corporate Governance Overview

Our Board of Directors and management team are committed to achieving and maintaining high standards of corporate governance, ethics and integrity. We conduct our business in a manner that is socially responsible, value-based and in compliance with the law. We periodically review our governance policies and practices against evolving standards and make changes as appropriate. We also value the perspectives of our shareholders and other stakeholders, including our employees and the communities in which we operate.

The following sections summarize our corporate governance policies and practices including our Board leadership structure, our criteria for director selection and the responsibilities and activities of our Board and its committees. Our corporate governance documents, including our Corporate Governance Guidelines (“Governance Guidelines”), our Board committee charters and our Code of Ethics and Business Conduct applicable to directors, officers and employees, are available at www.equifax.com/about-equifax/corporate-governance, or in print upon request to Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000. The Code of Ethics and Business Conduct provides our policies and expectations on a number of topics, including our commitment to good citizenship, providing transparency in our public disclosures, prohibiting insider trading, avoiding conflicts of interest, honoring the confidentiality of sensitive information, preservation and use of Company assets, compliance with all laws and operating with integrity.

See “Corporate Governance Highlights” on page 14 for a summary of our key governance practices.

Shareholder Engagement

Investor engagement over the last several years has prompted review of and changes to our governance practices, and our Board remains committed to continuous improvement. Those conversations provided valuable insight that has informed the Board’s decision-making on several of the improvements to our corporate governance and compensation programs described in this Proxy Statement.

Since May 2020 We directly contacted investors representing 73% of our shares We met with investors representing 47% of our shares

  How we engaged with investors

•   We engaged with our investors through one-on-one meetings during the off season (September 2020 to February 2021)

•   Our Independent Chairman joined for certain conversations

•   We regularly report our investors’ views to our Board of Directors and relevant Board Committees

  Topics discussed with our investors

•   Investors described their priorities and provided constructive feedback on many topics, including:

–  Board refreshment and the skill sets we prioritize in director candidates

–  Importance of diversity from a Board and workforce perspective

–  Our response to the COVID-19 pandemic

–  Executive compensation (see page 39 for further details)

•   Investors also expressed support for the presentation of our ESG priorities on our new website and the progress made regarding ESG initiatives, while also highlighting opportunities for enhanced disclosure and providing input regarding our ESG strategy

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Board Leadership Structure

The Board annually reviews its leadership structure and our governance documents provide the Board with the flexibility to select the appropriate leadership structure for us at any given time. In prior years, the roles of Chairman and CEO were combined. However, in the third quarter of 2017, the Board determined to adjust its leadership structure to separate the roles of Chairman and CEO. Mark Feidler, who had previously served as a leader for the independent directors in his role as Presiding Director, was elected to the role of Independent Chairman. In selecting Mr. Feidler to serve as Independent Chairman, the then-serving independent directors considered, among other things, his effective leadership when serving in the role of Presiding Director and his ability to commit sufficient time to the additional workload and increased meeting attendance as important qualifications.

The Board has determined that having separate Chairman and CEO roles is in the best interest of the Company and its shareholders at this time. This structure provides for direct independent oversight of management and clearly delineates the role of the Board as a source of insight and oversight for management. The Board believes this leadership structure, which also includes a majority independent Board and fully independent Board committees, best serves the objectives of the Board’s independent oversight of the Company’s business and affairs at this time.

INDEPENDENT CHAIRMAN OF THE BOARD Mark Feidler

The role and responsibilities of Independent Chairman include:

•   Calling meetings of the full Board or of the non-management directors

•   Establishing the agenda for each Board meeting, in coordination with the CEO

•   Presiding at all meetings of the Board

•   Advising the CEO of decisions reached and suggestions made at the executive sessions of the non-management directors

•   Facilitating communication between the directors and with the CEO

•   Meeting directly with management and other employees of the Company

•   Calling special meetings of shareholders

•   Presiding at meetings of shareholders

•   Being available for consultation and direct communication with shareholders

Annual Self-Evaluations

Our Board continually seeks to improve its performance. We have a rigorous annual Board and committee self-evaluation process, which presents the opportunity to examine the Board’s effectiveness and practices and identify areas for improvement. Our Governance Committee annually reviews and recommends the specific format to use for that year’s Board evaluation.

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Board Evaluation Process for 2020-2021

The Board periodically engages an outside consultant to facilitate its annual Board and committee self-evaluation process, as it did most recently in connection with the 2017-2018 review cycle. This year, based upon the recommendation of the Governance Committee, the Board determined it was appropriate to implement the standard process for the 2020-2021 evaluation process. Under the standard process, each director completed written Board and committee evaluation questionnaires. The questionnaire responses were then aggregated by the Office of Corporate Secretary without individual attribution and reviewed by the Independent Chairman as well as the committee chairs. The Independent Chairman then participated in one-on-one discussions with each of the other directors, during which they discussed the response summaries. The Independent Chairman reviewed the evaluation results with the full Board of Directors in February 2021. Following review, the Board and its committees identified various opportunities to strengthen the effectiveness of the Board’s practices, structures, competencies and communications. For example, in response to feedback discussed as part of the overall evaluation process, the Governance Committee made a change to the Board of Directors self-evaluation questionnaire to provide an additional, formal channel for the full Board to suggest topics for future Board-level education programming.

Committees of the Board of Directors

The Board has four standing committees, all of which are comprised of independent directors as defined in the New York Stock Exchange (“NYSE”) rules. The Board appoints committees to help carry out its duties and work on key issues in greater detail than is generally possible at Board meetings. Committees regularly review the results of their meetings with the Board. In 2020, the full Board held eight meetings and the standing committees held a total of 19 meetings.

Committee Composition

		Committee Memberships
Name	Independent	Audit	Compensation	Governance	Technology
Mark W. Begor
Mark L. Feidler
G. Thomas Hough
Robert D. Marcus
Siri S. Marshall(1)
Scott A. McGregor
John A. McKinley
Robert W. Selander
Melissa D. Smith
Audrey Boone Tillman(2)
Heather H. Wilson
Meetings held in 2020		5	4	6	4

= Independent Chairman
= Audit Committee Financial Expert
= Committee Chair

(1)	Ms. Marshall will serve on the committees indicated through the 2021 Annual Meeting, but is not standing for re-election.
(2)	Ms. Tillman was appointed to the Board on February 3, 2021 and has not yet been appointed to serve on a committee.

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Committee Responsibilities

Each committee operates pursuant to a written charter which is available on the Company’s website at www.equifax.com/ about-equifax/corporate-governance. The following summarizes the oversight responsibilities of each committee:

Audit Committee	• Direct authority to appoint, oversee, compensate and discharge our independent auditors
• Reviews and pre-approves the services provided by our independent auditors and reviews the independence of that firm
• Reviews our audited and unaudited financial statements, earnings press releases and financial information and discusses the same with our independent auditors and management
• Reviews the integrity of our financial reporting process and the adequacy and effectiveness of our financial and information technology controls
• Oversees our regulatory compliance program and administers our Code of Ethics and Business Conduct
• Reviews our policies related to enterprise risk assessment and risk management
• Oversees our internal audit function
• Meets separately with the internal and external auditors to ensure full and frank communications with the Committee
• In coordination with the Technology Committee, oversees risk management with respect to cybersecurity
Compensation Committee	• Approves and oversees our executive compensation programs and policies
• Determines executive officer compensation and approves employee benefit and compensation plans
• Considers the results of shareholder advisory votes on executive compensation matters and determines whether any changes may be warranted as a result
• Oversees an annual risk assessment of our compensation programs
• Monitors the effectiveness and funded status of our retirement and 401(k) plans
• Advises management and the Board on succession planning and other significant human resources matters
• Establishes and reviews compliance with the Company’s stock ownership guidelines
• Reviews and approves the creation or revision of any clawback policy
• Reviews the CD&A and other proxy statement disclosures related to executive compensation, and determines whether to recommend to the Board the inclusion of the CD&A in the proxy statement
Governance Committee	• Reviews director nominees and director independence
• Reviews Board and committee organization, membership and function
• Oversees an annual review of the effectiveness of the Board and its committees
• Monitors compliance with our Governance Guidelines and other corporate governance matters
• Exercises oversight of our director compensation program and makes recommendations on such compensation for approval by the Board
• Reviews and discusses with management the Company’s responses to shareholder proposals or determines another committee of the Board appropriately responsible for reviewing a particular proposal
• Oversees our strategy with respect to ESG priorities and coordinates with other Board committees regarding substantive initiatives related to such priorities
• Oversees the director orientation and continuing education activities of the Board
• Oversees the Company’s Political Engagement Policy
Technology Committee	• In coordination with the Audit Committee, oversees risk management with respect to cybersecurity
• Oversees our technology strategy and significant technology investments
• Reviews with management our technology investments and infrastructure associated with risk management, including policies relating to information security, disaster recovery and business continuity
• Receives regular reports directly from our Chief Information Security Officer (“CISO”), our Chief Technology Officer (“CTO”) and the internal audit department, including in executive session without other members of management present
• Oversees engagement of outside advisors to review the Company’s cybersecurity program

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Director Independence

Our Governance Guidelines provide that a substantial majority of our Board should be independent. Our Guidelines for Determining the Independence of Directors, which is an appendix to our Governance Guidelines and may be accessed on our website at www.equifax.com/about-equifax/corporate-governance, meet or exceed the requirements of SEC rules and regulations and the NYSE listing standards.

The Board has affirmatively determined that all director nominees (other than our CEO, Mr. Begor) are independent under the applicable NYSE listing standards, SEC rules and our Guidelines for Determining the Independence of Directors. In making these determinations, the Board considered the types and amounts of the commercial dealings between the Company and the companies and organizations with which the directors are affiliated. The Board views the independence analysis as an ongoing consideration and will continue to monitor these relationships.

Each director is an equal participant in decisions made by the full Board. All of our standing Committees are comprised solely of independent directors.

Board Refreshment and Succession Planning

Board Refreshment

The Governance Committee regularly assesses the requirements of the Board and makes recommendations regarding its size, composition and structure. The Governance Committee is focused on how the experience and skill set of each individual director complements those of fellow directors to create a balanced Board with diverse viewpoints, skills and expertise and reflecting a diversity of experience, gender, race, ethnicity and age. As part of its ongoing strategic review regarding Board refreshment, the Governance Committee seeks to anticipate future needs for expertise in corporate strategy, global business operations, mergers and acquisitions, security, technology and regulatory compliance, while also enhancing the diversity on our Board. Among other things, the Governance Committee considers committee composition and chair rotation as part of its overall succession planning process.

The Governance Committee and the Board actively seek new director candidates that can provide valuable guidance as we continue to focus on strengthening our core technology and security competencies and executing on our EFX2023 strategy. The Board believes that the additions of Heather Wilson in 2019, Melissa Smith in 2020 and Audrey Boone Tillman in 2021 provide our Board with additional broad-based executive leadership experience, as well as enhanced expertise in risk management, data and analytics, information technology and corporate governance.

The Board will continue to seek out highly-qualified director candidates as part of the Board succession plan to enhance the experience and diversity of our Board to align with our overall strategy.

Board Tenure and Succession Planning

Pursuant to our Bylaws and Governance Guidelines, we have a mandatory retirement age of 72, after which a director will not be elected or re-elected unless the Governance Committee and Board determine that the continued service of the director on the Board would be of benefit to the Company. Siri Marshall will reach the mandatory retirement age prior to our 2021 Annual Meeting and thus not stand for re-election. In order to effect a smooth transition and ensure adequate skill sets and expertise on the Board following Ms. Marshall’s departure, the Committee conducted an extensive director search process, with the assistance of an executive search firm, which ultimately led to the appointment of Audrey Boone Tillman in February 2021. With Ms. Tillman’s appointment, the Board sought to ensure that expertise in legal, regulatory and corporate governance matters are retained in view of Ms. Marshall’s scheduled retirement.

Since 2017, we have decreased the average tenure of our director nominees from 9.0 years to 5.1 years. The following chart shows the tenure of our director nominees, which is well distributed to create a balanced Board, with five new independent directors joining the Board since 2017.

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Committee Tenure and Refreshment

The Governance Committee is responsible for reviewing the composition of the committees of the Board. In its review of committee composition, the Governance Committee considers the responses collected during the Board and committee annual self-evaluations, as well as the past experience and relevant skills of each director. The Governance Committee and the Board annually consider the composition of the committees of the Board to ensure each committee has the appropriate relevant mix of skills and experience. The Technology Committee, in particular, has experienced significant refreshment over the past few years.

Director Orientation and Continuing Education

Upon joining our Board, directors participate in an orientation program regarding our Company, including business operations, strategy, regulatory compliance, cybersecurity, governance and company policies. Under the Governance Committee’s oversight, we enhanced our director orientation program in 2019 to include additional direct participation by incumbent directors. In accordance with our orientation program, an incumbent member of our Board is designated to participate in the orientation process and conduct a one-on-one session with each new director. In addition to the onboarding process, members of senior management regularly present reports at Board meetings and review the operating plan and strategy of each of our business units and the Company as a whole, as well as provide periodic training sessions regarding regulatory compliance, cybersecurity, crisis management planning and governance issues. The Board also conducts periodic visits to our key facilities and Board members participate in crisis management simulations and/or training with management. Board members also may attend outside director continuing education programs at Company expense to assist them in keeping pace with developments in corporate governance and other critical issues relating to the operations of public company boards.

Management Succession Planning and Talent Development Process

Our Board is accountable for the development, implementation and continual review of a succession plan for the CEO and other executive officers. As part of its responsibilities under its charter, the Compensation Committee oversees the succession planning process for the CEO and the senior leadership team. The process ensures that critical business capabilities are safeguarded, executive development is prioritized and strategic talent is leveraged to focus on current and new business imperatives. On February 4, 2021, we entered into a letter agreement with our CEO that amends certain terms of his original Employment Agreement. The letter agreement provides for a five-year term of employment, ending on December 31, 2025. This change in conjunction with those described under “CEO Employment Agreement” on pages 53-54 is intended to ensure Mr. Begor’s continued leadership and to further align realized pay with long-term shareholder value and the continued success of our business strategy. The Compensation Committee monitors each of the CEO’s direct reports for high potential internal CEO succession candidates, all of whom have ongoing exposure to the Board and are reviewed annually with the Board by the CEO and the Chief Human Resources Officer. The Compensation Committee and the Board also review the foregoing in executive session on a regular basis.

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Human Capital Management

Our People

At Equifax, we believe knowledge drives progress. We blend unique data, analytics and technology to create insights that power decisions and enable people to live their financial best. This is brought to life by our 11,400 employees in 22 countries around the world who are passionately focused on our customers and consumers. In 2020, we promoted approximately 1,100 talented employees and hired 2,300 new team members as we continue to grow and transform our businesses around the world.

Our Values and Culture

We are focused on nurturing our people through meaningful opportunities for career advancement, learning and development, supporting our next generation of leaders, an inclusive and diverse work environment, and regular employee engagement and recognition.

Our team shares a culture that informs how we see ourselves and our view of the world. Our work is guided by our purpose and our shared values. In 2020, we launched our refreshed values, contemporizing who we are, how we work and how we will act to fully realize and sustain our cloud data and technology transformation. Combined with our purpose, our values guide how we work together every day and form our relationships with customers, partners and shareholders. They are:

Inclusion and Diversity

Valuing diversity is at the heart of our shared values. We believe that increasing inclusion and diversity leads to better innovation, higher engagement levels and ultimately better business outcomes. We further believe that our employee base should reflect our customers and the communities where we live and work.

We continue to make visible, positive strides in support of our inclusion and diversity strategy and in adding and engaging diversity within our global teams. In 2020, we established our first Chief Talent and Diversity Officer role. This key leadership position reports directly to our Chief Human Resources Officer and is responsible for activating our talent strategy with a substantial focus on furthering a diverse workforce and inclusive culture. We are advancing this strategy through expanding our employee affinity networks around the world, hosting ongoing open dialogues to enhance understanding and mutual listening, targeted I&D training, cultural heritage celebrations, and linkages to community and financial inclusion initiatives. Further, consistent with our commitment to diversity, we have implemented diverse candidate slate requirements for higher level management roles.

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Women comprise 30% of our Board nominees, and 10% are racially or ethnically diverse. Within our senior leadership team, 41% are women and 47% are leaders of diverse racial or ethnic backgrounds. In addition, three of our four business unit leaders are women or have diverse racial or ethnic backgrounds.

Workforce Health and Safety

In 2020, the COVID-19 pandemic had a significant impact on our people. The safety and wellbeing of our employees remains paramount, and we have taken extensive actions to care for our team members around the world, including:

•	ensured that no employees lost their roles or experienced furloughs due to COVID by actively shifting employees to other roles to protect full employment;
•	transitioned all non-essential employees to work from home early in the pandemic while extending and enhancing data security;
•	established rigorous social distancing, sanitization and restricted occupancy requirements for all worksites;
•	extended extra paid time off when person or family member under their care contracted COVID;
•	provided all employees globally an extra day of paid time off to support mental health and well-being; and
•	provided nearly 4,000 employees around the world who are not bonus eligible a special employee appreciation bonus.

Disclosure regarding our human capital management initiatives and our other ESG priorities can be found on our website at www.equifax.com/about-equifax/environmental-social-governance. We will continue to update shareholders and other stakeholders on these initiatives through regular updates to the website.

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Board Oversight of Risk

Our Board oversees risk management at the Company. The Board exercises direct oversight of strategic risks to the Company and other risk areas not delegated to one of its committees.

The risk management roles and responsibilities of the Board and its committees are:

BOARD OF DIRECTORS
• Monitors our “tone at the top” and risk culture and oversees principal risks facing the Company
• On an annual basis, the Board performs an enterprise risk assessment with management to review the principal risks and monitors the steps management is taking to map and mitigate these risks
– The Board then sets the general level of risk appropriate for the Company through business strategy reviews
– Risks are assessed throughout the business, focusing on (i) financial, operational and strategic risks, and (ii) ethical, legal, privacy, data security (including cybersecurity), regulatory and other compliance risks

Audit and Technology Committees Coordinate on Cybersecurity Risk Oversight

As described above, the Audit Committee and Technology Committee coordinate on risk management oversight with respect to cybersecurity, including through quarterly joint committee meetings that cover the following topics:

•	Regular reports from the internal audit department regarding the security and technology portions of the internal audit plan
•	Regular reports from our CISO and CTO regarding the cybersecurity control environment, including remediation updates, compensating controls analyses and other recurring items
•	Regular reports from our SVP for Enterprise Risk and Compliance regarding our risk and compliance program, including our compliance with obligations under agreements to settle litigation matters and certain federal and state government investigations arising out of the 2017 cybersecurity incident
•	Periodic updates from the Chief Privacy and Data Governance Officer regarding developments related to our global privacy program

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How We Manage Risk

We have a comprehensive enterprise risk management (“ERM”) program focused on the application of controls over the following risk types:

•	operational	•	reputational	•	data security
•	financial	•	technology	•	strategic
•	legal and regulatory compliance	•	privacy	•	other risks that could adversely affect our business

We have implemented an ERM framework based on the “three lines of defense” model for establishing effective checks and balances, which is used by leading financial institutions.

LINES OF DEFENSE

1.	2.	3.
OPERATIONAL	RISK &	INTERNAL
	COMPLIANCE	AUDIT DEPARTMENT

The first line of defense, the operational line, is the business unit or corporate support unit, such as IT, data security, finance and human resources. Business unit and corporate support unit leaders are directly responsible for managing risks and controls in their operations.	The second line of defense provides risk and regulatory compliance oversight, and is primarily comprised of the Enterprise Risk and Compliance Office (“ERC”). Our ERC has a direct reporting line to the Board and is responsible for establishing frameworks, policies and standards, performing independent risk-based monitoring and testing, and independently identifying and assessing material risks, including IT and data security risks.	The third line of defense, the internal audit department, as supplemented by third party support, audits the effectiveness of the oversight of the second line of defense and performs direct audits of the first line of defense. Internal audit is responsible for providing the Audit and Technology Committees and senior management with an independent assessment and assurance regarding the design and effectiveness of the risk management framework.

The execution of our ERM program is supervised by our ERC, with each business unit and corporate support unit having primary responsibility for assessing and mitigating risks within its respective areas of responsibility. Our SVP for Enterprise Risk and Compliance leads the ERC organization and functions and meets regularly with the Board, the Audit Committee and the Technology Committee. A Risk Program Governance team develops, enhances, deploys and manages risk program elements.

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Related Person Transaction Policy

The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than 5% beneficial owners and their respective immediate family members (each, a “Related Person”), where the amount of the transaction is expected to exceed $120,000 in a single calendar year.

The policy provides that the Audit Committee reviews transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the Audit Committee determines whether the transaction is in the best interests of the Company. In making that determination, the Audit Committee takes into account the following, among other factors it deems appropriate:

•	the extent of the Related Person’s interest in the transaction;
•	whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances;
•	the benefits to the Company;
•	the availability of other sources for comparable products or services; and
•	the terms of the transaction.

The Governance Committee also determines the impact or potential impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer.

Certain Relationships and Related Person Transactions of Directors, Executive Officers and 5 Percent Shareholders

During 2020, the Company was not a participant in any transaction or series of transactions in which the amount involved did or may exceed $120,000 in which any Related Person had or will have a direct or indirect material interest, other than the compensation arrangements (including with respect to equity compensation) described in “Executive Compensation” beginning on page 35 and “Director Compensation” beginning on page 76.

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Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation

Summary

As we do each year, and as required by Section 14A of the Securities Exchange Act, we are seeking advisory shareholder approval of the compensation of our named executive officers (“NEOs”) as disclosed in the section of this Proxy Statement titled “Executive Compensation” beginning on page 35. This vote is commonly referred to as “say-on-pay.” Shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Equifax’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material).”

Our executive compensation program aligns closely with our performance and shareholder interests.

We provide competitive pay opportunities that reflect best practices and strong governance standards (See pages 40-42 for details)

•   Attracting, retaining and motivating the right talent is a high priority for us as we focus on executing the business initiatives that underpin our strategy.

•   In support, the Compensation Committee annually reviews our executive compensation program to ensure that it provides competitive pay opportunities, establishes appropriate performance targets based on our strategic and operating plans, and considers evolving market trends to ensure that the overall program aligns with the highest standards of best practices.

•   The Committee retains an independent compensation consultant to assist in aligning our program with our shareholders’ interests and current market practices, and to guard against programs that create any inappropriate or excessive risk likely to have a material adverse effect on the Company.

Our Compensation Committee conducted a thoughtful review and designed our 2020 compensation program to align with strategic initiatives and shareholder feedback (See pages 42-51 for details)

•   In designing the 2020 compensation program, the Committee conducted a thoughtful review and made decisions after taking into consideration the ongoing evolution of our transformational business strategy and feedback from our shareholders.

–  For the 2020 Annual Incentive Plan (AIP), the Committee:

•   retained a cybersecurity performance measure as one of the metrics to evaluate the performance of all employees, including our NEOs

•   achievement of the cybersecurity metric cannot increase the executive’s compensation, but failure to meet it will decrease the award

–  For the 2020 Long-Term Incentive Plan, the Committee:

•   significantly reduced target values for the long-term incentives as compared to the enhanced LTI opportunities provided in 2019

•   reverted to the general structure of the 2018 LTI program while retaining premium-priced options in lieu of traditional market-priced stock options, with exercise prices set at 110% and 120% of the fair market value of the stock

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Following the onset of the global pandemic and its review of our compensation program, the Committee added a COVID-19 leadership objective under the 2020 AIP but otherwise retained the existing performance metrics
(See pages 42-51 for details)

•   Following the onset of the COVID-19 pandemic in March 2020, the Committee carefully and continuously monitored our 2020 compensation program structure and evaluated the impact of the various issues raised by the pandemic.

•   After evaluation, in the second quarter of 2020, the Committee made an adjustment to require all AIP-eligible employees, including all of our NEOs, to add a performance objective designed to meet the unique business challenges presented by the pandemic.

–  This new, COVID-specific objective was incorporated as an addition to the non-financial goals that comprise 20% of the overall AIP opportunity.

•   The Committee determined that, other than the addition of the aforementioned COVID-specific AIP objective, no structural changes or adjustments to the metrics or goals of the program were necessary after evaluating the potential impacts of the pandemic, because the current program appropriately aligns pay and performance.

Our performance-based compensation program is designed to deliver payouts that align with performance (See pages 42-51 for details)

•   Awards to our NEOs under the 2020 AIP paid out at or near maximum, reflecting our exceptional financial and operational performance in 2020, which led to significant value creation for our shareholders, despite the challenges and uncertainty caused by COVID-19.

•   75% of the long-term incentives granted to our CEO and other NEOs in 2020 is performance-based and “at-risk”, meaning awards can result in no payout if threshold goals are not met or stock option exercise price is not exceeded.

Board Recommendation

Our Board believes that the information provided above and within the “Executive Compensation” section of this Proxy Statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with those of our shareholders and support long-term value creation.

Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of Equifax’s executive compensation program.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

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Executive Compensation

Compensation Discussion and Analysis

To assist shareholders in finding important information, this Compensation Discussion and Analysis (CD&A) section is organized as follows:

This CD&A discusses the compensation decisions for the NEOs listed in the Summary Compensation Table on page 58 of this Proxy Statement. The NEOs are:

NEO	Position in 2020	Years in Position at End of 2020 (rounded)
Mark W. Begor	Chief Executive Officer	3
John W. Gamble, Jr.	Corporate Vice President and Chief Financial Officer	7
Rodolfo O. Ploder	President, Workforce Solutions	5
Bryson R. Koehler	Chief Technology Officer	3
Sid Singh	President, U.S. Information Solutions	2

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Executive Summary

2020 Financial Highlights

$4.1B	$6.97	39.0%	$189.5M
Revenue, an increase of 17.7% from 2019	Adjusted EPS*, an increase of 22% from 2019	One-year total shareholder return	Dividends paid to shareholders, consistent with 2019 levels
*	Adjusted EPS is a non-GAAP financial measure. Reconciliation of the Company’s non-GAAP financial measures to the corresponding GAAP financial measures can be found in Annex A to this Proxy Statement.

2020 Strategic and Operational Highlights

The foundation of our exceptional 2020 performance began in 2018 when we launched EFX2020, a three-year cloud technology, data and security transformation strategy to rebuild our organization from the ground up. In 2020, the last in our three-year plan, we completed the execution of each of our EFX2020 strategic imperatives: (i) operate as one Equifax team; (ii) drive growth; (iii) transform to cloud-native technology; (iv) instill a culture of customer centricity; (v) deliver market-leading data and analytics; (vi) invest to be the most consumer-friendly credit reporting agency; and (vii) become an industry leader in security. Our cloud data and technology transformation has repositioned Equifax as a global data, analytics and technology leader with industry-leading security.

A summary of our significant 2020 accomplishments is set forth below:

Strategic Priority	2020 Accomplishments
GROWTH

•  Achieved 17.7% consolidated revenue growth in 2020, with 23% revenue growth in 4Q20

•  Workforce Solutions business reached 51% year-over-year revenue growth and over $1.4 billion in annual revenue

•  U.S. Information Solutions business grew adjusted revenue by 14.3% and delivered $1.5 billion in annual revenue*

•  International business achieved annual revenue of $862 million and saw strong recovery in 4Q20, despite the significant negative impact of COVID-related lockdowns and economic impacts

•  Global Consumer Solutions business continued its recovery with annual revenue of $345 million and 2% growth in our direct to consumer business, despite COVID-driven declines in our U.S. lead generation partner revenue

•  Completed five acquisitions and investments and announced the acquisition of Kount, which will enhance our role in the $20 billion identity and fraud market

•  Delivered 134 new products, with the majority built using our new cloud capabilities

CLOUD-NATIVE TECHNOLOGY

•  Made significant progress toward implementation of the Equifax Cloud, while delivering enhanced stability, speed, agility, new products and cost efficiencies

•  Migrated over 50 billion records, 47,000 customers and over 1 million contributors to the Equifax Cloud

•  Decommissioned 1,098 applications and rebuilt 710 more

•  Made significant progress on the migration of our key U.S. credit database (ACRO) to the data fabric

•  Closed 6 legacy data centers

•  Launched first set of customers on Luminate Workbench, our cloud-native global fraud and investigation platform

•  Continued to make significant progress in developing cloud-based expertise within our workforce

CULTURE OF CUSTOMER CENTRICITY

•  Quickly responded to customer uncertainty in the COVID-19 environment by delivering over 180 webinars and launching 19 COVID-specific products

•  Designed solutions in real-time to help businesses transform economic uncertainty into a better understanding of risk, which enabled them to make more confident decisions and help consumers when they needed it most

•  Created a new role on our senior leadership team to focus on product and hired Cecilia Mao as our Chief Product Officer, responsible for accelerated development of products and agile use of platforms across the enterprise

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MARKET-LEADING D&A

•  Hosted Ignite Live, a free, virtual event to help businesses operate with confidence in an era of uncertainty

•  Provided lenders, governments and consumers with more frequent and insightful data and analysis regarding the financial profile of consumers and small businesses throughout the COVID pandemic

•  Continued to build our market-leading decisioning technologies and received 21 new patents, including two additional patents on our award-winning NeuroDecision technology

•  Expanded role of our existing Chief Data & Analytics Officer to enhance the focus on innovation

CONSUMER FRIENDLY CRA

•  During the economic downturn of 2020, we focused on our commitment to “helping people live their financial best” and, with the initiatives described below, brought our purpose to life to help consumers who were negatively impacted during the pandemic and quarantine

•  Provided U.S. consumers weekly free credit reports to better support them as they applied for loans and managed their finances

•  Launched our COVID+ Credit Financial Resources Center, offering free monthly credit scores, along with guidance for consumers on how to manage their money during the pandemic

•  Worked to help expand consumer access to credit by adding data assets from alternative sources, such as rent, telecommunications and utility

INDUSTRY LEADER IN SECURITY

•  Completed final year of our three-year transformation toward becoming an industry leader in security

•  Activated leading crisis management processes to implement COVID-19 safety and security protocols while maintaining effective operations

•  Deployed a new employee security scorecard globally, measuring and reinforcing key security behaviors around training and phishing and conducted annual security training for all employees and our Board

•  Aligned our controls with the National Institute of Standards and Technology (NIST) Cybersecurity Framework and new NIST Privacy Framework

•  Expanded our cloud assurance tools, increasing visibility into our cloud security posture and driving productive collaboration

•  Hosted our inaugural Customer Security Summit, demonstrating our commitment to transparency and forward-looking emphasis on supply chain security

•  Continued to improve our security program maturity as measured by independent third parties, which directly correspond to the cybersecurity performance measure included in our 2020 Annual Incentive Plan

ONE EQUIFAX TEAM

•  Took actions to promote the safety and wellbeing of our employees in response to COVID-19:

–  Ensured no employees lost their roles or experienced furloughs due to COVID by actively shifting employees to other roles to protect full employment

–  Transitioned all non-essential employees to work from home early in the pandemic

–  Established rigorous social distancing, sanitization and restricted occupancy requirements for all worksites

–  Extended extra paid time off when person or family member under their care contracted COVID

–  Provided all employees an extra day of paid time off to support mental health and well-being

–  Provided nearly 4,000 non-bonus eligible employees with a special appreciation bonus

•  Expanded inclusion and diversity (I&D) initiatives:

–  Made four new hires or promotions in senior leadership team roles filled by diverse candidates

–  Established first Chief Talent and Diversity Officer position reporting directly to our CHRO

–  Deepened commitment to employee affinity networks, ongoing I&D-focused training and cultural heritage celebrations

•  Made over 2,300 new hires and approximately 1,100 promotions

•  The Equifax Foundation committed over $1.9 million in charitable contributions, with over $840,000 in employee and director matching gifts

*	Adjusted revenue is a non-GAAP financial measure. Reconciliation of the Company’s non-GAAP financial measures to the corresponding GAAP financial measures can be found in Annex A to this Proxy Statement.

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Our Incentive Programs Align Payouts with Financial Performance and Non-Financial Goals

Our 2020 compensation program metrics established in the first quarter of 2020 were:

ANNUAL INCENTIVE PLAN (AIP) OPPORTUNITY

Based on the Company’s attainment of objective, pre-established financial, individual and security program performance goals.

Key Financial Performance Metrics

•   Corporate Operating Revenue from continuing operations increased 17.7% to $4.14 billion(1)

•   Corporate Adjusted EPS from continuing operations increased 22.4% to $6.99(1)

Key Non-Financial Goals Individual goals were largely derived from our EFX2020 strategic priorities, plus a COVID-19 leadership goal added in the second quarter of 2020:
• Drive growth • Cloud-native technology • Culture of customer centricity • Market-leading D&A • Consumer-friendly CRA • Industry leader in security • One Equifax team • COVID-19 leadership

Cybersecurity Performance Measure

•   The cybersecurity metric used in our 2020 AIP is the same measure used to assess the strength of our security program

•   Achievement of the cybersecurity metric cannot increase an executive’s compensation, but failure to meet it will decrease the award by up to 25%

LONG-TERM INCENTIVE (LTI) PLAN OPPORTUNITY

Rewards stock performance on both an absolute basis and relative to companies in the S&P 500.

Key Financial Performance Metrics

For performance shares, three-year cumulative TSR relative to companies in the S&P 500 (of which we are a member) provides a broad index for comparison and alignment with shareholder investment choices.

•   In the event our cumulative TSR is negative over the three-year performance period, the payout is capped at 100% of the target shares, irrespective of our TSR percentile rank

(1)	Corporate Operating Revenue and Corporate Adjusted EPS, as used for the corporate-level financial goals under the AIP, are non-GAAP measures. Corporate Operating Revenue is Operating Revenue adjusted to be stated in constant dollars at our budgeted 2020 foreign exchange rates. Corporate Adjusted EPS is Adjusted EPS as shown in Annex A to this Proxy Statement and then further adjusted to be stated in constant dollars at our budgeted 2020 foreign exchange rates. Because of these adjustments to Operating Revenue and Adjusted EPS, the actual Corporate Operating Revenue and Corporate Adjusted EPS used for incentive management purposes are not the same as Operating Revenue and Adjusted EPS reported under our 2020 Performance Highlights above.
(2)	Certain of our NEOs had roles for 2020 for which their AIP outcome was tied to specific business unit-level financial goals, as described in further detail under “Analysis of 2020 Compensation Decisions” beginning on page 42.

Say-on-Pay Voting Results in 2020

In evaluating our executive compensation program, one factor our Compensation Committee considers is the results of the most recent annual shareholder advisory vote on executive compensation or “say-on-pay” vote. At our 2020 Annual Meeting, approximately 91% of the votes cast approved our executive compensation program. Following our 2020 Annual Meeting, the Committee continued to review our compensation program and practices and how they align with our core compensation philosophy, recognized market best practices and our strategic priorities. The Committee continues to take steps to ensure that pay opportunities are performance-based, with a mix of fixed and at-risk variable pay that ensures alignment between management and shareholder interests.

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Shareholder Engagement on Executive Compensation

As part of our ongoing Board-directed shareholder engagement program, feedback received from shareholders on our executive compensation program is shared with the full Board and the Compensation Committee. The Committee considers this feedback in its review of our compensation program, as well as compensation plan and benchmarking advice from its independent compensation consultant.

Following the 2020 Annual Meeting, members of management, together with Independent Chairman Mark Feidler for certain conversations, conducted investor outreach meetings with investors representing approximately 47% of our shares. During these meetings, shareholders described their priorities and provided constructive feedback to our management team regarding various topics, including our 2020 executive compensation program. Our shareholders expressed support for our core compensation program, including the use of performance-based equity award structures to drive alignment of the interests of our NEOs and shareholders. Our shareholders also expressed support for the elimination in 2020 of the enhanced LTI opportunities provided in 2019 and the discontinuation of adjustments to exclude costs related to the 2017 cybersecurity incident when calculating Adjusted EPS beginning in 2021.

Based on shareholder recommendations, we continue to enhance our proxy disclosures regarding changes to executive compensation programs. The Company will continue to maintain an active dialogue with shareholders and continue to evaluate and integrate feedback into Board discussions, including topics such as metrics that are used to determine the NEOs’ short- and long-term incentive compensation.

Compensation Program Highlights

Executive Compensation Philosophy

•	The Compensation Committee is responsible for the Company’s executive compensation policies and plans.
•	The Committee works to ensure that incentives are performance-based and aligned with shareholders’ interests, while guarding against metrics or goals that create inappropriate or excessive risk reasonably likely to have an adverse effect on the Company.
•	The Committee has designed and regularly reviews our compensation program to ensure we are providing competitive pay opportunities to attract and retain executive talent.

2020 Target Pay Mix

As illustrated in the chart below, the Company emphasizes long-term equity awards and annual performance-based cash incentives so that a majority of each executive’s total compensation opportunity is linked directly to the Company’s stock price or otherwise tied to performance. For 2020, 86% of total direct compensation for our CEO and an average of 73% for the other NEOs was in the form of variable, at-risk pay, and 75% of long-term incentive awards for our CEO and our other NEOs was in the form of performance-based compensation (performance shares and premium-priced stock options).

*	Percentages calculated based upon actual base salary, target annual incentive and the target grant date value of long-term incentive awards.

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Compensation Best Practices

  Independent Compensation Committee advised by independent compensation consultant

  Strong emphasis on performance-based compensation, with 68% of the CEO’s total target pay performance-based and 86% of the CEO’s total target pay considered “at-risk”

  For our CEO, 84% of his variable, at-risk pay is comprised of long-term incentives; for our other NEOs, 70% of their variable, at-risk pay is comprised of long-term incentives

  Capped annual and long-term performance-based awards

  Adopted change in control severance plan for executive officers, which eliminated excise tax gross-ups and reduced payments in connection with a change in control

  Double-trigger change in control cash severance benefits and vesting of equity awards

  No income tax gross-ups other than for certain relocation or foreign tax expenses

  Enhanced compensation clawback policy with financial and reputational harm standard, including in supervisory capacity

  Meaningful share ownership requirements for senior officers

  Anti-hedging and -pledging policy for directors, officers and other employees

  Implemented policy prohibiting CEO and other senior executives from purchasing or selling Equifax securities except pursuant to a Rule 10b5-1 trading plan

  No re-pricing of underwater stock options

How We Determine the Total Amount of Compensation

Compensation Elements and Objectives

Element	Objectives
Base Salary	• Provides competitive pay to attract and retain experienced and successful executives
Annual Incentive Plan (AIP)

•   Encourages and rewards valuable contributions to our annual financial and operational performance objectives

•   Designed to reward high performance and achievement of financial, individual and security program goals by key employees, including our NEOs

Long-Term Incentive Plan (LTI)

•   Rewards stock performance on both an absolute basis and relative to companies in the S&P 500

–  Total shareholder return ("TSR") performance shares provide a comprehensive and relevant comparison for our share price performance as a member of the S&P 500 and also align with shareholder interests, as higher cumulative TSR results in higher returns for shareholders

–  Premium-priced stock options tighten the link between our LTI compensation and creation of shareholder value by ensuring that executives receive gains only after a preferred return is first delivered to investors

–  Restricted stock units ("RSUs") are time-vested and primarily encourage retention and alignment with long-term shareholder interests

Retirement Benefits	• Provide post-retirement security and reward continued service
Limited Perquisites	• For a discussion of the business objectives for providing limited perquisites, and the details of perquisites provided, see page 53
Change in Control Protection	• For a discussion of the business objectives for providing change in control protection, and the details of change in control protection provided, see pages 54-55 and pages 73-74

Compensation Design Process

Role of the Compensation Committee and Management in Determining Executive Compensation

The Compensation Committee reviews and makes decisions about executive compensation, including the amount of base salary, short-term incentives and long-term incentives awarded to our NEOs. Our CEO and other executives may assist the Committee from time to time in its evaluation of compensation elements or program design or by providing mathematical calculations, historical information, year-over-year comparisons and assessments of performance and potential. In addition, for the 2020 Annual Incentive Plan, the Committee considered recommendations from members of management concerning the financial performance measures, the performance metric related to cybersecurity and the addition of an objective designed to meet the unique business challenges presented by the COVID-19 pandemic. The Compensation Committee also considers recommendations from its independent compensation consultant and

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competitive data and makes decisions on executive compensation based on its assessment of individual performance and achievement of goals by both the individual and the Company.

The CEO’s performance is reviewed by the Compensation Committee with input from the other non-management members of the Board. The CEO annually reviews the performance of each executive officer who reports to him, including the NEOs. The conclusions reached and recommendations made based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee for approval and to the Board for review. Members of management play various additional roles in this process:

•	The CEO makes recommendations to the Committee regarding the design of performance measures for our annual incentive plan and the design of our equity incentive program, as well as salary merit increases and compensation packages for the executive officers (other than himself) based on his evaluation of the performance of the executives who report to him.
•	The Chief Human Resources Officer provides the Committee with details of the operation of our various compensation plans, including the design of performance measures for our annual incentive plan and the design of our equity incentive program. The CHRO also facilitates a robust performance evaluation process and succession planning discussions.
•	The Chief Financial Officer provides information and analysis relevant to the establishment of performance targets for our annual incentive plan as well as any other performance-based awards and presents information regarding the attainment of corporate and business unit financial goals for the preceding year.
•	The Chief Legal Officer attends meetings of the Committee to provide input on legal issues, to communicate governance-focused investor perspectives based on shareholder engagement efforts, and to respond to questions about corporate governance and executive compensation.

The Compensation Committee considers the information and recommendations it receives and exercises discretion in modifying any recommended adjustments or awards to executives based on considerations it deems appropriate. Although members of our management team participate in the executive compensation process, the Compensation Committee meets regularly in executive session without any members of the management team present. The Compensation Committee makes the final determination of the executive compensation package provided to each of our NEOs.

Compensation Consultant Services and Independence

The Compensation Committee has the authority to engage advisors to assist it in fulfilling its responsibilities. The Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”), a nationally-recognized executive compensation consulting firm, to provide advice with respect to 2020 compensation for our NEOs and other officers. FW Cook performs services solely on behalf of the Committee and does not provide any other services to the Company. Management had no role in selecting the Committee’s compensation consultant and has no separate relationship with FW Cook. The Committee has assessed the independence of FW Cook pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent FW Cook from independently representing the Committee. In 2020, FW Cook assisted the Committee in determining appropriate levels of compensation for the CEO and other executive officers for 2020, advising on the construct of variable incentives and assisting the Committee in evaluating performance goals.

Benchmarking Use of a Peer Group

Peer Group Used for Compensation Purposes

The Compensation Committee considers market pay practices and the Company's relative size and performance versus peers when setting target pay opportunities for executives, in addition to evaluations of individual performance. The Committee uses benchmarking as one of several inputs for decision-making with respect to setting competitive executive pay levels.

For 2020, the Company conducted a detailed market review of executive pay to evaluate each element of pay competitiveness, reviewed the pay practices of its peers and the broader market, and compared performance against market data as described below. This analysis was discussed and reviewed by the Compensation Committee with its independent compensation consultant. Two primary types of market data were used to compile this analysis:

•	Relevant industry data, focusing on data from those companies similar in size to the Company, was drawn from the Willis Towers Watson High Tech Executive Compensation Survey Database. The Compensation Committee utilizes this broad-based, third-party survey data to gain a general understanding of the current compensation practices and trends in the market. Competitive market practice is only one of several factors considered by the Compensation Committee when approving the elements and amounts of compensation awarded to senior executives.

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•	Peer group proxy data is used in benchmarking CEO pay and executive pay programs. For purposes of the 2020 compensation program, data was drawn from available proxy statements and public reports for the following 17 publicly-held companies:

Alliance Data Systems Corp.	First Data Corporation*	Paychex, Inc.
Black Knight, Inc.	Fiserv, Inc.	Total System Services, Inc.*
Broadridge Financial Solutions, Inc.	Gartner, Inc.	TransUnion
CoreLogic, Inc.	Global Payments, Inc.	Verisk Analytics, Inc.
FactSet Research Systems, Inc.	Jack Henry & Associates, Inc.	Worldpay, Inc.*
Fidelity National Information Services	Moody’s Corporation

*	Entity acquired in 2019 in connection with industry consolidation.

These companies were chosen for the Company's peer group because they are similarly-sized companies providing data and analytics-based business solutions through technology and are representative of the labor market in which we compete for executive talent. The revenues of the companies in this peer group generally range from 1/3x to 3x the Company's revenue.

In September 2020, following annual review and based on the recommendations of its independent compensation consultant, the Committee revised its peer group for 2021 and thereafter to remove First Data Corporation, Total System Services, Inc. and Worldpay, Inc. due to industry consolidation and to add Fair Isaac Corporation (“FICO”). FICO was chosen as a similar business of reasonably similar scale and complexity.

Peer Group for Performance Shares

The 2020 peer group described above was deemed appropriate for compensation purposes, but the stock performance of those companies does not necessarily adjust based on the same economic factors as ours. For that reason, the Compensation Committee believes that a broader peer group is more appropriate for evaluating TSR performance for performance shares issued under our LTI program. Therefore, the Committee uses the companies in the S&P 500 Index (of which we are a member) as the comparative group for that purpose.

Use of “Tally Sheets”

On a regular basis, the Compensation Committee reviews “tally sheets” relating to compensation of the NEOs. The tally sheets quantify the total compensation package, the impact of stock price change on the value of existing long-term incentives, the wealth created from prior equity grants and amounts payable upon hypothetical employment change events. The summaries allow the Committee to assess the cumulative impact of its past compensation decisions and to evaluate retention risk. Tally sheet review in 2020 did not lead to any specific compensation program changes.

Other Factors Considered in Setting Pay Opportunities for NEOs

The CEO and the Compensation Committee consider a number of factors in addition to the market data in determining individual pay amounts (base salaries, payout of the individual performance portion of short-term incentive and annual equity grants). Such factors include an individual’s general level of performance, the individual’s demonstrated success in meeting or exceeding business objectives and creating shareholder value, job market conditions, our operating environment and business challenges, the individual’s importance to our business, succession planning considerations and the individual’s pay in the context of others at the Company. The application of discretion based on such factors may result in pay opportunities that are different from market as determined above. The Committee has not adopted a policy with regard to the relationship of compensation among the CEO and the other NEOs or other employees and exercises its discretion in determining actual and relative compensation levels. Overall compensation opportunities reflect our executives’ positions, responsibilities and tenure.

Analysis of 2020 Compensation Decisions

Context for 2020 Compensation Decisions

At our 2019 Annual Meeting, approximately 86% of the votes cast approved our executive compensation program. During our subsequent off-season engagement (September 2019 to February 2020), shareholders representing approximately 60% of

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our outstanding shares described their priorities and provided constructive feedback to our management team regarding our executive compensation program. Our shareholders expressed support for our core compensation program, including the use of performance-based equity award structures to drive alignment of the interests of our executives and shareholders.

In February 2020, in response to shareholder feedback and the Committee’s review of our executive compensation program, the Committee sought to ensure that the 2020 compensation program reflected key business priorities and the Company-wide focus on data security, while also ensuring that the Company could attract and retain talented employees in order to create value for shareholders and provide appropriate incentives for executives managing those data security efforts. Among other things, the Committee retained a cybersecurity performance measure as a metric under the 2020 AIP. For the 2020 LTI program, the Committee significantly reduced target values for the long-term incentives as compared to the enhanced LTI opportunities provided in 2019 and reverted to the general structure of the 2018 LTI program while retaining premium-priced options in lieu of traditional market-priced stock options. The 2020 compensation program is described in detail below.

2020 Annual Cash Incentive Structures and Outcomes

Summary

Annual cash incentive awards are designed to reward the achievement of near-term business goals. In addition to financial metrics, annual incentive awards are based on an assessment of individual contributions toward the achievement of business and strategic goals. For 2020, the Compensation Committee retained a cybersecurity performance measure as one of the metrics under the AIP.

When setting the range of performance goals for Corporate Adjusted EPS and Corporate Operating Revenue at the outset of the fiscal year, the Compensation Committee considers our financial results from the prior year and our annual operating budget for the coming year. The Committee also considers the history of goal attainment in prior years, economic and industry conditions, industry sector performance and the views of our shareholders.

The 2020 corporate financial performance goals for the NEOs with Company-wide responsibilities were based on Corporate Adjusted EPS (used to measure profitability) and Corporate Operating Revenue (used to measure top line business growth). We refer to this as the Corporate Plan. The financial goals for business unit leaders were focused primarily on relevant business unit revenue and operating income performance (used to measure business unit growth and profitability), as well as Corporate Adjusted EPS (to emphasize profitability of the Company as a whole). We refer to these as Business Unit Plans.

In the second quarter of 2020, following consideration of the challenges raised by the COVID-19 pandemic and potential impact on the compensation program, the Committee made an adjustment to the 2020 AIP to require all AIP-eligible employees, including our NEOs, to establish an additional individual objective designed to meet the unique business challenges presented by the pandemic. This new, COVID-specific objective was incorporated as an addition to the non-financial goals that comprise 20% of the overall AIP opportunity. The Committee otherwise determined that the targets set at the beginning of 2020 remained appropriate despite being set prior to knowing the full impact of the pandemic.

Establishment of Corporate-Level Financial Goals

The Compensation Committee established corporate-level financial goals required to earn a cash incentive award for 2020 in a manner that was designed, within reasonable limits, to encourage achievement that exceeds target goals and penalize underachievement. The financial goals under our compensation program are established with reference to our annual operating budget, which is approved by the Board. We set challenging but achievable goals, including maximum payout opportunities requiring exceptional performance, for the Company and our executives in order to drive the achievement of our short- and long-term objectives. As noted above, our 2020 AIP financial goals were established prior to the global outbreak of the COVID-19 pandemic.

In setting the levels for each corporate-level financial goal under the 2020 AIP, the Compensation Committee considered the Board’s review and approval of our 2020 operating budget, our 2020 financial outlook and our EFX2020 strategy, taking into account the initiatives to be implemented in 2020. In particular, the Compensation Committee considered:

•	the significant increase in budgeted normal course security and technology expenses in 2020 compared to 2019;
•	the projected year-over-year impact of foreign exchange rates in 2020;
•	anticipated business unit growth trends for 2020; and
•	the impact of redundant system cost in 2020 compared to 2019 related to higher (i) depreciation and amortization and (ii) cloud expense due to technology-related investments.

The 2020 target levels for Corporate Operating Revenue and Corporate Adjusted EPS were set above 2019 actual results. The Compensation Committee believes these levels are sufficiently challenging to motivate executives to achieve performance that supports long-term shareholder value.

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The 2020 corporate-level financial goals under the AIP were as follows:

Performance Measure(1)	Weight (%)	Threshold (25% payout)	Target (100% payout)	Maximum (200% payout)
Corporate Adjusted EPS	65	$5.20	$5.75 (10.6% above Threshold)(2)	$5.96 (14.6% above Threshold)(3)
Corporate Operating Revenue	15	$3.465 billion	$3.724 billion (7.5% above Threshold)(2)	$3.855 billion (11.3% above Threshold)(3)

(1)	Corporate Operating Revenue and Corporate Adjusted EPS, as used for the corporate-level financial goals under the AIP, are non-GAAP measures. Corporate Operating Revenue is Operating Revenue adjusted to be stated in constant dollars at our budgeted 2020 foreign exchange rates. Corporate Adjusted EPS is Adjusted EPS as shown in Annex A to this Proxy Statement and then further adjusted to be stated in constant dollars at our budgeted 2020 foreign exchange rates. Because of these adjustments to Operating Revenue and Adjusted EPS, the actual Corporate Operating Revenue and Corporate Adjusted EPS used for incentive management purposes are not the same as Operating Revenue and Adjusted EPS reported under our 2020 Performance Highlights above.
(2)	Based on our publicly-disclosed strategic goals, long-term financial objectives and performance expectations for 2020.
(3)	Set based on our most challenging “stretch” goals for 2020.

Payouts for achievement between threshold and target, and between target and maximum, are determined based upon straight line interpolation. Pursuant to the terms of the AIP, awards are subject to the Committee’s authority to reduce awards through the exercise of its negative discretion and an individual award limit of $5 million.

Establishment of Business Unit-Level Financial Goals

The Compensation Committee established a Business Unit Plan for the USIS, Workforce Solutions, Global Consumer Solutions and International business units. The Compensation Committee established business unit-level financial goals required to earn a cash incentive award for 2020 in a manner designed, within reasonable limits, to encourage achievement that exceeds target goals and penalizes underachievement. Each Business Unit Plan included a corporate-level financial goal (Corporate Adjusted EPS) at a 30% weighting.

In 2020, Mr. Ploder participated in the Business Unit Plan for the Workforce Solutions business unit and Mr. Singh participated in the Business Unit Plan for the USIS business unit.

The 2020 business unit objectives for Messrs. Ploder and Singh are set forth below. The 2020 target levels for each of these business unit objectives were set above 2019 actual results.

EWS Plan—Performance Measures	Weight (%)	Threshold (25% payout)	Target (100% payout)	Maximum (200% payout)
Corporate Adjusted EPS	30	$5.20	$5.75	$5.96
EWS Operating Revenue	30	$949.7 million	$1.035 billion	$1.071 billion
EWS Operating Income	20	$407.2 million	$452.8 million	$480.3 million

USIS Plan—Performance Measures	Weight (%)	Threshold (25% payout)	Target (100% payout)	Maximum (200% payout)
Corporate Adjusted EPS	30	$5.20	$5.75	$5.96
USIS Operating Revenue	30	$1.268 billion	$1.355 billion	$1.403 billion
USIS Operating Income	20	$468.3 million	$514.5 million	$550.2 million

Evaluation of Individual NEO Performance

Individual objectives for our NEOs and other members of the senior leadership team are typically developed in the first quarter of each year, in connection with the preparation of the Company’s business plan and overall strategy. Individual AIP objectives are specific to each NEO but also intended to support our enterprise-wide initiatives. The 2020 performance objectives for each of our NEOs, which were established in the first quarter of 2020, are set forth on pages 46-48 and reflect our focus on the following:

•	execution on our EFX2020 cloud technology, data and security transformation strategy;
•	strategic growth through new product innovation, technology and analytical services, product synergies, acquisitions that provide greater geographic diversity and expansion of data sources;

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•	development of scalable processes, leveraging applications and managing expenses to ensure expense growth does not exceed revenue growth; and
•	non-financial goals that are important to the Company’s success, including objectives related to data security and enterprise risk management, as well as people-related objectives such as talent management and demonstrating leadership through behavior consistent with Company values.

In the second quarter of 2020, following consideration of the challenges raised by the COVID-19 pandemic and potential impact on the compensation program, the Committee made an adjustment to the 2020 AIP to require all AIP-eligible employees, including our NEOs, to establish an additional individual objective designed to meet the unique business challenges presented by the pandemic. This new, COVID-specific objective was incorporated as an addition to the non-financial goals that comprise 20% of the overall AIP opportunity. The COVID-specific goal established for each of our NEOs is set forth on pages 46-48. The Committee determined that, other than the addition of the aforementioned COVID-specific AIP objective, no structural changes or adjustments to the metrics or goals of the compensation program were necessary after evaluating the potential impacts of the pandemic, because the current program appropriately aligns pay and performance.

Following the end of each year, the CEO evaluates the performance of the other NEOs, taking into account performance for the just-completed year versus predefined commitments for such year, as well as any unforeseen financial, operational and strategic issues and any other relevant information. These performance evaluations are subject to the review of the Compensation Committee, which also evaluates the performance of the CEO in a similar manner, with input from the full Board. For 2020, the plan structure set individual performance rating categories and award opportunities at needs improvement (no individual performance award), achieves expectations (award at 100% of Target), exceeds expectations (award at 150% of Target) and distinguished (award at 200% of Target).

Cybersecurity Performance Measure

In 2020, the Compensation Committee retained a cybersecurity performance measure as one of the metrics under the AIP. The Committee believes that a cybersecurity performance measure that impacts compensation supports the Company’s goal of leading our industry in data security. Performance relating to the cybersecurity metric could not increase, but it could decrease, the actual amount payable under the 2020 AIP. The extent of this reduction could range between 0% to 25% of the total AIP amount otherwise payable.

The Compensation Committee, in consultation with the Technology Committee, established this objective cybersecurity performance measure to assess the Company’s progress in improving its security program. The Company’s security program is measured against goals established with respect to the National Institute of Standards and Technology (“NIST”) Cybersecurity Framework, which is a voluntary framework consisting of standards, guidelines and best practices to manage cybersecurity-related risk. The NIST framework guides organizations in managing and reducing their cybersecurity risks across five identified functions of a holistic cybersecurity program: identify, protect, detect, respond and recover.

The Compensation Committee, based on the recommendation of the Technology Committee, established a threshold and target level of achievement for the 2020 AIP cybersecurity performance measure based on the NIST framework. These levels measure the progress the Company has made in enhancing its cybersecurity program. The target level is intended to be challenging yet reasonably achievable. A third-party consulting firm assisted the Technology Committee in measuring the Company’s progress for 2020 for purposes of evaluating the effectiveness of the Company’s overall security program.

For 2020, the Company’s performance for the cybersecurity measure was above target. As a result, the AIP amounts otherwise payable to the NEOs were not reduced.

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Summary of 2020 Annual Cash Incentive Awards

In February 2021, the Compensation Committee reviewed each NEO’s performance against the pre-established 2020 performance goals as approved by the Committee. Awards could range from 0% of the executive’s award goal (for performance below the threshold level) to 200% of the individual’s award target (for performance at or above the maximum level). Awards paid to our NEOs under the 2020 AIP were determined based upon achievement measured against specified financial goals (80% weighting) and individual objectives (20% weighting). As described above, the Company’s performance for the cybersecurity measure was above target and AIP amounts otherwise payable were not reduced. The target and maximum incentives, along with a summary of the actual 2020 awards earned by the NEOs, are set forth in the table below. A detailed description of how each NEO’s 2020 incentive award was achieved follows the table.

Named Executive Officer	Base Salary ($)(1)	Target Incentive (as Percentage of Salary) (%)	Target Incentive ($)	Maximum Incentive ($)(2)	Achievement (as Percentage of Salary) (%)	Earned 2020 Incentive as Percentage of Target (%)	2020 Incentive ($)
M. Begor	1,557,692	100	1,557,692	3,115,385	200	200	3,115,385
J. Gamble	711,424	85	604,710	1,209,421	170	200	1,209,421
R. Ploder	597,116	80	477,692	955,385	160	200	955,385
B. Koehler	675,481	75	506,611	1,013,221	150	200	1,013,221
S. Singh	592,308	80	473,846	947,693	157	196	930,418

(1)	Amounts for 2020 reflect an additional 27th pay period, applicable to all employees, due to the leap year calendar.
(2)	The maximum incentive for each is 200% of Target.

Determination of each NEO’s Performance and Annual Cash Incentive

Mark Begor I Chief Executive Officer

Objectives	Target Level	Actual Results	Actual as a % of Target	2020 Incentive
Corporate Adjusted EPS	$5.75	$6.99	200	$2,025,000
Corporate Operating Revenue	$3.724 billion	$4.142 billion	200	$467,308
Individual Objectives	$311,538	Distinguished	200	$623,077

Mr. Begor achieved a rating of “Distinguished” based on his achievements on objectives for 2020. These achievements included:

•	Leading the Company to achieve unprecedented revenue growth, delivering $4.1 billion of revenue in 2020 and outperforming the market.
•	Completing each of the strategic imperatives under our EFX2020 cloud data, technology and security transformation, including driving significant progress with respect to U.S. data migrations, releasing new cloud-native solutions and positioning the Company for significant progress in 2021.
•	Accelerating new product development and the deployment of global platforms by releasing 44% more new products in 2020 as compared to 2019 and recruiting strong new talent in product-focused roles, including a new Chief Product Officer.
•	Recruiting several new members of our leadership team in key functions that are critical to lead the Company into a new period of growth.
•	Leading efforts to evolve our culture of inclusion and diversity through establishing employee networks, instilling a clear focus on diverse talent acquisition, retention and engagement, encouraging open dialogues and courageous conversations and requiring unconscious bias training for all leaders.
•	Developing and executing on our mergers and acquisitions strategy, including recruiting and hiring our new Senior Vice President of Corporate Development and increasing our acquisition activity to build growth.
•	Overseeing the resolution in the first quarter of 2020 of the remaining U.S. litigation and regulatory investigations arising from the 2017 cybersecurity incident.
•	Driving the completion of our three-year security transformation to become an industry leader in security.
•	(COVID-19) Leading the Company’s strong response to the challenges presented by COVID-19, with a focus on employee health and safety, data protection and security, employee engagement and recognition, consumer support and development of customer insights.

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John Gamble I Corporate Vice President and Chief Financial Officer

Objectives	Target Level	Actual Results	Actual as a % of Target	2020 Incentive
Corporate Adjusted EPS	$5.75	$6.99	200	$786,124
Corporate Operating Revenue	$3.724 billion	$4.142 billion	200	$181,413
Individual Objectives	$120,942	Distinguished	200	$241,884

Mr. Gamble achieved a rating of “Distinguished” based on his achievements on objectives for 2020. These achievements included:

•	Developing and effectively managing our 2020 enterprise budget and resource realignment efforts in support of our EFX2020 strategic imperatives and long-term growth objectives.
•	Enhancing financial reporting and financial controls capabilities, including development of corporate and business unit “dashboard” reporting to provide expanded insights to support enterprise growth.
•	Providing strong support for mergers, acquisitions and other organic growth initiatives.
•	Further developing talent within the global finance organization, including increasing diversity and focusing on entry level talent development.
•	(COVID-19) Renegotiating our revolving credit facility and overseeing a successful $1 billion public debt offering in the second quarter of 2020 in order to increase liquidity and provide additional financial flexibility. Leading financial re-baselining, oversight, profitability and investment strategies in relation to COVID-19.

Rudy Ploder I President, Workforce Solutions

Objectives	Target Level	Actual Results	Actual as a % of Target	2020 Incentive
Corporate Adjusted EPS	$5.75	$6.99	200	$286,615
EWS Operating Revenue	$1.035 billion	$1.438 billion	200	$286,615
EWS Operating Income	$453 million	$730 million	200	$191,077
Individual Objectives	$95,538	Distinguished	200	$191,077

Mr. Ploder achieved a rating of “Distinguished” based on his achievements on objectives for 2020. These achievements included:

•	Leading Workforce Solutions to deliver exceptional financial results, with 51% year-over-year revenue growth in 2020 and 62% revenue growth in the fourth quarter of 2020.
•	Delivering on a multi-year employment records growth strategy, which yielded over 114 million active records in 2020, up 9% from 2019, and over 1 million employer contributors.
•	Leading the Company with the highest level of new product innovation among the business units relative to 2019.
•	Retaining and engaging a high performing team and building depth in key functions across the business unit.
•	Successfully deploying digital self-service capabilities across all contact claims centers and e-commerce capabilities integrating all modern tools available.
•	(COVID-19) Maintaining rigorous health and safety protocols for essential roles in call centers, allowing the Company to continue serving customers and achieve approximately 4x year-over-year growth in unemployment claims processed.

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Bryson R. Koehler I Chief Technology Officer

Objectives	Target Level	Actual Results	Actual as a % of Target	2020 Incentive
Corporate Adjusted EPS	$5.75	$6.99	200	$658,594
Corporate Operating Revenue	$3.724 billion	$4.142 billion	200	$151,983
Individual Objectives	$101,322	Distinguished	200	$202,644

Mr. Koehler achieved a rating of “Distinguished” based on his achievements on objectives for 2020. These achievements included:

•	Driving significant progress toward implementation of the Equifax Cloud, including migrating over 50 billion records and 47,000 customers to the data fabric, decommissioning 1,098 applications and rebuilding 710 more, and closing 6 legacy data centers.
•	Achieving substantial improvements in key metrics based on new technology and new ways of working, including reduction in latency and increase in new product innovations.
•	Leading revitalization of new product capability by attracting new talent and building an effective new enterprise focus on product to accelerate growth.
•	Assessing and developing talent across the technology organization, including enhancing skill sets and certifications related to cloud technology and product development.
•	Serving as co-executive sponsor of the Company’s Black Organization For Leveraging Differences (BOLD) employee affinity network and driving cultural initiatives and engagement efforts.
•	Ensuring continued progress with respect to the Company’s compliance with actions required pursuant to consent orders related to the 2017 cybersecurity incident.
•	(COVID-19) Leading the highly-effective transition of the vast majority of the workforce to a work-from-home protocol by enabling secure and stable technology.

Sid Singh I President, USIS

Objectives	Target Level	Actual Results	Actual as a % of Target	2020 Incentive
Corporate Adjusted EPS	$5.75	$6.99	200	$284,308
USIS Operating Revenue	$1.355 billion	$1.483 billion	200	$284,308
USIS Operating Income	$515 million	$544 million	182	$172,262
Individual Objectives	$94,769	Distinguished	200	$189,539

Mr. Singh achieved a rating of “Distinguished” based on his achievements on objectives for 2020. These achievements included:

•	Leading USIS to achieve over 14% revenue growth in 2020 by acquiring new customers, accelerating new product innovations and positioning the business for additional growth in 2021.
•	Building substantial new commercial capabilities, processes, skills and incentives to drive growth.
•	Making strong progress on data strategy, including expanding data furnishers and implementing new exchange programs and new use cases.
•	Recruiting several new team leaders in key functions, including product and technology, that are critical to enable continued innovation and growth.
•	Executing on strategic imperatives under our EFX2020 strategy, including efforts related to the migration of customers and exchanges to the Equifax Cloud.
•	(COVID-19) Implementing an effective COVID-19 response strategy to meet the challenges facing employees, customers and governmental agencies, as well as the mortgage and credit industries generally.

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2020 Long-Term Equity Incentive Compensation

Overview

The Committee considers individual performance and the prior year’s awards in granting long-term incentives. The value of equity grants increases with the level of position, and for the CEO and other NEOs is the largest element of their total compensation package. In determining the value of long-term incentive awards to executive officers other than the CEO, the Committee considers numerous factors including the benchmarking data described above, individual performance and share run rate (a measure of actual equity-grant activity in relation to the total number of shares outstanding at the Company).

In February 2020, based on our then-current progress toward successful execution on our EFX2020 performance goals, the Committee reverted to the general structure of the 2018 LTI program and significantly reduced target values for the long-term incentives as compared to the enhanced LTI opportunities provided in 2019. The Committee determined it was appropriate to continue use of premium-priced options for an additional year to reinforce the focus on the EFX2020 strategic initiatives and approved a 2020 LTI award mix that includes TSR performance shares (weighted 50%), premium-priced stock options (weighted 25%) and time-based RSUs (weighted 25%).

The components of the 2020 LTIP are:

•	TSR performance shares, which have a value based on the performance of our stock relative to companies in the S&P 500 Index over a three-year period.
•	Premium-priced stock options, with ratable vesting over three years and exercise prices set at a premium to the fair market value on the date of grant.
•	Time-based RSUs, which accomplish retention objectives through a three-year cliff vesting schedule while also augmenting the alignment of management and shareholder interests.

Following the global outbreak of the COVID-19 pandemic in March 2020, the Committee regularly evaluated the potential impacts of the pandemic on the Company’s long-term incentive program. After review, the Committee determined that no structural changes or adjustments to the metrics or goals of the program were necessary, as the current program appropriately aligns pay and performance.

2020 LTIP Elements

TSR Performance Shares

This performance metric aligns with shareholder interests as higher cumulative TSR results in higher returns for shareholders. Performance shares are earned, if at all, based on the percentile ranking of the Company’s cumulative TSR compared to the TSR of the companies in the S&P 500 Index (as constituted on the initial grant date, subject to certain adjustments) after a three-year performance period. TSR performance shares accrue dividend equivalent units, which are payable only with regard to earned shares that are delivered upon settlement.

Payouts in February 2023 (if any) for the performance shares awarded on February 21, 2020 will be based on the following scale, with straight-line interpolation between the threshold and maximum levels:

TSR PERFORMANCE SHARES: PERFORMANCE/PAYOUT SCALE

Company TSR Percentile	Performance Share Payout as a % of Target
90th	200%
70th	150%
50th	100%
30th	50%
Below 30th	0%

The number of TSR performance shares payable is the target award multiplied by a percentage (from 0% to 200%), calculated by taking an average of the payout percentages achieved for each of the last four quarters of the performance period based on the Company’s cumulative TSR percentile ranking through the end of each such quarter. Basing the award payout on the average of the payout percentages for each of the last four quarters of the three-year performance period counterbalances potential late performance period volatility and reflects performance over a longer period.

If our team does not deliver threshold performance, the value of the performance shares will be $0. In addition, in the event our cumulative TSR is negative over the three-year performance period, the payout is capped at 100% of the target shares, irrespective of our TSR percentile rank versus peers.

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Premium-Priced Stock Options

The use of premium-priced stock options tightens the link between our long-term incentive compensation and creation of shareholder value by ensuring that executives receive gains only after a preferred return is first delivered to investors, thereby reducing the possibility that broad industry or market growth, as opposed to Company-specific performance, leads to executive gains. If our team is not able to drive share price returns in excess of the exercise price before the expiration date, the realized value of these stock options will be $0.

The exercise prices of stock options granted in 2020 were set above the fair market value of our stock in two equally weighted tranches, with exercise prices of 110% and 120% of the fair market value of our stock. The premium-priced stock options vest one-third on each one-year anniversary of the grant date, assuming continued employment with the Company. The term of the premium-priced stock options is six years from the grant date.

RSUs

We use RSUs to encourage retention of our employees over the long-term and simultaneously inspire our team to focus on corporate performance. The RSUs issued to our NEOs vest on the third anniversary of the grant date. RSUs accrue dividend equivalent units. The value of RSUs varies directly with the market price of our common stock, which creates an added incentive to make decisions that will build shareholder value over the long term.

Determination of 2020 LTI Grant Values

The Compensation Committee determined 2020 long-term incentive grant values by establishing a dollar value for each NEO and then converting this dollar value to a number of performance shares, RSUs and premium-priced stock options based on the grant date fair value of the award on the relevant grant date. The grant date fair value of performance shares is based on the Monte Carlo equity valuation model.

The following table details the target grant value used by the Compensation Committee to determine the number of performance shares, RSUs and premium-priced stock options granted to each NEO in 2020. Actual grant date values, computed in accordance with applicable accounting standards, are disclosed in the “2020 Grants of Plan-Based Awards” table on page 60. The actual value of equity awards that may be realized by the NEOs will depend on their continued service and our future stock price performance.

TARGET GRANT VALUE FOR 2020 LTI AWARDS

In February 2020, based on our then-current progress toward successful execution on our EFX2020 performance goals, the Committee significantly reduced target values for the long-term incentives as compared to the enhanced LTI opportunities provided in 2019. As compared to 2019, the target 2020 LTI opportunities represented a 26% decrease for our CEO and an average decrease of 45% for our other NEOs.

The Committee determined it was appropriate to continue the use of premium-priced options for an additional year to reinforce the focus on the EFX2020 strategic initiatives and approved a 2020 LTI award mix that included TSR performance shares (weighted 50%), time-based RSUs (weighted 25%) and premium-priced stock options (weighted 25%).

Name(1)	Target Grant Value ($)	Target Number of Performance Shares Granted	Number of RSUs Granted	Number of Premium-Priced Options Granted
M. Begor	8,100,000	18,754	12,694	100,240
J. Gamble	1,500,000	3,473	2,351	18,563
R. Ploder	1,100,000	2,547	1,724	13,613
B. Koehler	1,000,000	2,316	1,567	12,376
S. Singh	1,100,000	2,547	1,724	13,613

(1)	The Committee approved annual equity awards to each of the NEOs with a February 21, 2020 grant date. The closing stock price on such date was $159.53.

2018-2020 Performance Share Awards

In February 2021, the Compensation Committee approved the vesting and payment of the FY2018-FY2020 performance shares at 164.1% of their target award level. The Committee’s determination was based on the Company’s achievement of total shareholder return relative to companies in the S&P 500 Index (as constituted on the initial grant date, subject to certain adjustments) over the three-year performance period ended December 31, 2020. The number of performance shares payable was the target award multiplied by a percentage (from 0% to 200%) that was calculated by taking the average of the payout percentages achieved through each of the last four quarters of the performance period, based upon

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the Company’s cumulative TSR percentile ranking through the end of each such quarter, as shown in the “Outstanding Equity Awards at 2020 Fiscal Year-End” table on pages 62-64. The FY2018-FY2020 performance share awards were paid to those NEOs (Messrs. Gamble and Ploder) who were executive officers in February 2018 at the time such awards were granted.

Actions Taken with Respect to 2021 Compensation

Annual Incentive Plan

Financial Goals

Beginning in 2021, the Company will no longer exclude costs related to the 2017 cybersecurity incident when calculating Adjusted EPS, one of the two key financial metrics under the AIP.

Security Goal

Following the 2017 cybersecurity incident, the Committee added a cybersecurity performance measure as one of the metrics under the AIP, in order to promote a Company-wide focus on data security and reinforce our overall security program goals. Achievement of the cybersecurity metric could not increase annual incentive compensation, but failure to meet it could decrease the award otherwise payable. This cybersecurity performance measure was a unique provision that was not used by our peers, but the Committee believed the use of the measure was important in light of the 2017 cybersecurity incident and to evidence our commitment to cybersecurity.

Since 2018, we have invested an additional $1.5 billion in our security and cloud technology transformation and achieved our goal of becoming an industry leader in data security. Each year since the cybersecurity metric was added to the AIP, our security program performance has been above target.

Given the significant progress we have made in strengthening our data security program, the positive feedback we have received from shareholders on incorporating cybersecurity performance in the executive compensation program, the continued importance of prioritizing cybersecurity in our strategic priorities, and in an effort to further align pay practices with our peers, the Committee determined to move cybersecurity from a single Company-wide AIP performance metric to a required component of the non-financial goals that comprise up to 20% of the 2021 AIP opportunity for eligible employees (including the NEOs) who have such goals. As a result, beginning in 2021, Equifax employees (other than the CEO) who participate in the AIP will have a mandatory security-focused performance goal, making data security an integral and consistent element of the expected performance of our employees.

CEO Goals and Target Award Opportunity

On February 4, 2021, we entered into a letter agreement with our CEO that amends certain terms of his original employment agreement, including (i) specifying that Mr. Begor’s AIP award will be determined exclusively based upon achievement measured against Company financial goals (rather than 80% financial goals and 20% individual objectives) and (ii) increasing his target AIP award opportunity from 100% to 120% of base salary. In making these changes, the Committee considered Mr. Begor’s leadership role in the Company’s effort to regain the confidence of customers and consumers following the 2017 cybersecurity incident and his strategic, visionary and innovative leadership in driving a $1.5 billion cloud data and technology transformation across the global enterprise. These AIP changes were intended to ensure Mr. Begor’s continued leadership and to further align realized pay with long-term shareholder value and the continued success of our business strategy. See “CEO Employment Agreement” on pages 53-54 for a detailed description of this agreement.

Long-Term Incentive Plan

Based on a 91% approval of our compensation program at the 2020 Annual Meeting and direct engagement with nearly 47% of our shareholder base since that time, our investors have expressed support for our overall compensation strategy, including our LTI program.

In February 2021, in connection with the extension of our CEO’s employment agreement, the Committee approved an LTI award mix for 2021 that consists of TSR performance shares (weighted 60%), time-based RSUs (weighted 20%) and premium-priced stock options (weighted 20%). See “CEO Employment Agreement” on pages 53-54 for more information regarding these awards.

•	The exercise prices of stock options granted to our CEO in 2021 were set above the fair market value of our stock in two equally weighted tranches, with exercise prices of 110% and 120% of the fair market value of the stock. The premium-priced stock options cliff-vest on December 31, 2025, assuming continued employment with the Company, and have a seven-year term.

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•	The changes described above result in 80% of our CEO’s annual LTI award being subject to substantive performance requirements and only 20% being subject to standard time-based vesting. This compares to an equity weighting of 50% each under the terms of the original employment agreement. Moreover, the inclusion of premium-priced stock options in place of traditional stock options tightens the link between the CEO’s LTI compensation and the creation of shareholder value.

The Committee approved a 2021 LTI structure for our NEOs other than the CEO that is generally consistent with the standard award mix we had in place prior to the 2017 cybersecurity incident. For NEOs other than the CEO, the 2021 LTI award mix includes TSR performance shares (weighted 50%), time-based RSUs (weighted 25%) and market-priced stock options with a ten-year term (weighted 25%). This LTI award mix reflects the significant progress we’ve made to return to a position of market leadership following the successful execution of our three-year EFX2020 cloud technology, data and security transformation strategy.

Effective for employees hired on or after January 1, 2021, the Committee amended the definition of retirement under the 2008 Omnibus Incentive Plan and other equity-based plans to increase the service requirement from age 55 and five years of service, to age 60 and five years of service. The Committee made these changes in order to align with market practice and to increase the retentive value of future equity awards.

CEO Employment Agreement

On February 4, 2021, we entered into a letter agreement with our CEO that amends certain terms of his original employment agreement. See “CEO Employment Agreement” on pages 53-54 for a detailed description of this agreement.

Other Compensation Program Information

Equity Award Grant Practices

We have a written policy on equity grants designed to formalize our equity grant practices and ensure that equity awards will be made on specified dates. The Compensation Committee reviews and approves annual equity-based awards to senior executives who are direct reports to the CEO or reporting officers under Section 16 of the Exchange Act in the first calendar quarter of each year (around the time of their annual performance reviews). In accordance with our policy and shareholder-approved 2008 Omnibus Incentive Plan, the Committee has delegated specific authority to the CEO to approve grants to non-executive officers and other eligible employees. We may make equity awards at other times during the year for new hires or other reasons, such as a job promotion or as a result of an acquisition.

We generally schedule Board and Committee meetings at least a year in advance and, as noted above, make annual equity awards to our NEOs at around the same time every year.

Retirement and Other Benefits

Our NEOs receive retirement, deferred compensation and other benefits that are designed to be part of a competitive package to attract and retain executive talent. We maintain the following retirement, deferred compensation and other benefit plans, in which all or some of our NEOs participate:

401(k) Plan

The 401(k) Plan is a tax-qualified defined contribution plan that permits eligible employees (including NEOs) to defer a portion of their compensation and receive Company matching contributions.

Supplemental Retirement Plan

The Supplemental Retirement Plan for Executives of Equifax Inc. (the “SERP”) covers certain of our NEOs (Messrs. Gamble and Ploder) as well as certain senior executive officers designated by the Compensation Committee. The SERP provides monthly supplemental retirement benefits after retirement. The SERP was closed to new participants after January 1, 2016.

Supplemental Contribution Program

In 2016, we amended the Executive Deferred Compensation Plan to establish a supplemental retirement contributions program (the “Supplemental Contribution Program”) for senior executive officers designated by the Compensation Committee. The Supplemental Contribution Program provides for an annual contribution equal to 10% of the sum of the eligible executive’s base salary and cash incentive earned for the year. Messrs. Begor, Koehler and Singh participate in the Supplemental Contribution Program. Messrs. Gamble and Ploder participate in the SERP and are not eligible to participate in the Supplemental Contribution Program.

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Deferred Compensation Plans

The NEOs and other executives are eligible to participate in the Company’s non-qualified deferred compensation plans. These plans allow participants to elect to defer cash compensation and receipt of shares of Company stock on vesting of RSU and performance share awards. Deferred amounts are payable upon the executive’s retirement or other termination of employment.

Other Benefits

We provide our NEOs with benefits generally available to our U.S. employees, including participation in our employee stock purchase program and medical, dental, vision, life insurance and disability insurance benefits.

Limited Perquisites

We offer limited perquisites to our executive officers. Perquisites for our executives have the following objectives:

•	maximizing the value of Company-provided compensation through provision of an annual financial planning allowance;
•	supporting executives’ continued health and ability to render services to the Company through an annual physical program;
•	protecting the health and safety of the CEO by requiring the use of private aircraft for all travel for the majority of 2020 in response to the COVID-19 pandemic; and
•	providing monthly relocation living allowances under certain circumstances, as approved by the Compensation Committee.

The NEOs are eligible to receive financial planning and tax services in an annual amount of up to $50,000 for the CEO and $10,000 for other NEOs ($12,500 in their first year for newly-hired and newly-promoted executives) and comprehensive medical examinations. The attributed costs of perquisites are included in the “All Other Compensation” column of the Summary Compensation Table on page 58 and Note 8 thereto. We do not provide tax reimbursement on the value of the applicable perquisite other than certain relocation and foreign tax expenses.

CEO Employment Agreement

On February 4, 2021, the Company entered into a letter agreement (the “Letter Agreement”) with our CEO which amends certain terms of the employment agreement between the Company and Mr. Begor dated March 27, 2018 (the “Original Employment Agreement” and, as amended by the Letter Agreement, the “Employment Agreement”). The Letter Agreement provides for a five-year term of employment, ending on December 31, 2025. This change in conjunction with those described below is intended to ensure Mr. Begor’s continued leadership and to further align realized pay with long-term shareholder value and the continued success of our business strategy. Since joining Equifax as CEO in 2018, Mr. Begor led the effort to regain the confidence of customers and consumers following the 2017 cybersecurity incident and drove a $1.5 billion cloud data and technology transformation across the global enterprise. This cloud data and technology transformation has repositioned Equifax as a global data, analytics and technology leader with industry-leading security. The Board believes that Mr. Begor’s strategic, visionary and innovative leadership and in-depth knowledge of our business make him uniquely qualified to continue to lead the Company and execute our strategy for shareholder value creation.

Under the Employment Agreement, Mr. Begor’s annual base salary is $1.5 million, subject to increase, but not decrease, by the Board or the Compensation Committee. The Letter Agreement increases Mr. Begor’s target annual cash incentive award opportunity from 100% to 120% of his annual base salary, commencing in 2021. The Letter Agreement also specifies that, commencing in 2021, Mr. Begor’s annual cash incentive award will be determined exclusively based upon achievement measured against specified Company financial goals, rather than 80% Company financial goals and 20% individual objectives.

Mr. Begor’s 2020 long-term incentive award minimum target grant date value was increased to $8.1 million by the Compensation Committee. Under the terms of the Letter Agreement, commencing in 2021, the minimum target grant value of Mr. Begor’s annual long-term incentive award has been replaced with a fixed target grant value of $10.1 million. Commencing in 2021, the components of Mr. Begor’s annual long-term incentive award will consist of (i) 60% performance shares, (ii) 20% premium-priced stock options and (iii) 20% time-based RSUs. Each grant of premium-priced stock options will cliff vest on the later of (i) December 31, 2025 and (ii) the third anniversary of the date of grant. The premium-priced stock options granted in 2021 and 2022 will have a seven-year term and the premium-priced stock options granted in 2023, 2024 and 2025 will have a six-year term. Each award of premium-priced options will be split evenly into two equally weighted tranches, based on fair value on the grant date, with exercise prices set at premiums of 110% and 120% to the fair market value of a share of our common stock on the applicable date of grant.

The changes described above result in 80% of Mr. Begor’s annual long-term incentive award being subject to substantive performance requirements and only 20% being subject to time-based vesting. This compares to an equal weighting of 50% each under the terms of the Original Employment Agreement. The Letter Agreement includes premium-priced

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stock options in place of traditional stock options that were contemplated under the terms of the Original Employment Agreement, which tighten the link between long-term incentive compensation and creation of shareholder value. Mr. Begor’s annual long-term incentive award will be subject to the Company’s enhanced clawback policy whereby the Board may recover incentive compensation awarded to employees in the event of misconduct or failure of oversight that results in significant financial or reputational harm, irrespective of whether there has been a financial restatement.

Mr. Begor participates in the Company’s incentive, savings, retirement and welfare benefit plans and programs made available to senior executives. The Employment Agreement provides for perquisites that include health care and a financial planning allowance. These perquisites serve the important business purposes of ensuring that our CEO is aware of his personal health and receives adequate assistance in managing his personal finances, each of which enables him to focus his time on managing our business.

If Mr. Begor is terminated by the Company without “cause” (other than due to “disability” or death) or resigns for “good reason” (each as defined in the Employment Agreement), he will be entitled to receive, provided he signs a release of claims against the Company and complies with applicable restrictive covenants: (i) a severance payment equal to twice the sum of (x) his annual base salary and (y) his target annual incentive opportunity for the year of termination, (ii) any accrued but unpaid annual incentive plus a pro rata annual incentive for the year of termination, (iii) full acceleration of vesting as of the termination date of his new hire award (subject, in the case of performance-based awards, to certification by the Board of the Company’s performance), (iv) for all other equity awards (except as described below for the long-term incentives awards commencing in 2021), continued vesting under the Company’s equity incentive plan until the second anniversary of the termination date (subject, in the case of performance-based awards, to certification by the Board of the Company’s performance), with vested stock options being exercisable until the second anniversary of termination (or, to the extent such options vest within the 90 days before such second anniversary, until such 90 day period after such vesting has elapsed) (but not beyond their original expiration date) and (v) access to the Company’s health plan for two years or the lesser period permitted by the Company’s general benefits plans and applicable law and monthly payments of or an amount equal to premiums for continuation of healthcare coverage under Section 4980B of the Internal Revenue Code (“Code”) or comparable law (“COBRA”) for 24 months.

If Mr. Begor is terminated by the Company without cause (other than due to disability or death) or resigns for good reason, in each case on or following April 17, 2023, the annual long-term incentive awards granted to Mr. Begor in 2021 through 2025 will continue to vest until the earlier of the applicable vesting date and the second anniversary of the date of his termination of employment, with each such award becoming vested in accordance with the original vesting schedule. Upon the second anniversary of any such termination of employment, each such outstanding award will vest on a pro-rated basis determined based on the portion of the original vesting schedule that has elapsed through such second anniversary (subject, in the case of performance shares, to certification by the Board of the Company’s performance following the end of the applicable performance period). Following any such termination of employment, Mr. Begor will have 36 months to exercise his vested options (or, if earlier, until the applicable expiration date of the option).

If Mr. Begor is terminated by the Company without cause (other than due to disability or death) or resigns for good reason within the period six months prior to and two years after a “change in control” (as defined in the Employment Agreement), he will be entitled to receive, provided he signs a release of claims against the Company and complies with applicable restrictive covenants, (i) a lump sum payment equal to three times the sum of (x) his annual base salary and (y) his target annual incentive opportunity for the year of termination, (ii) any accrued but unpaid annual incentive plus a pro rata annual incentive for the year of termination, (iii) full vesting of any outstanding equity awards (subject, in the case of performance-based awards, to the determination of achievement of the performance measures in accordance with the applicable award agreement and incentive plan) and (iv) access to the Company’s health plan for two years or the lesser period permitted by the Company’s general benefits plans and applicable law and monthly payments of or an amount equal to premiums under COBRA for 24 months.

Mr. Begor is required to own and hold Company stock having a value equal to six times his annual base salary within five years of his appointment.

The Employment Agreement contains confidentiality, non-competition and non-solicitation restrictions during the term of the Employment Agreement and for certain specified periods thereafter, that are comparable to the restrictions applicable to other senior executives.

Except for Mr. Begor’s Employment Agreement, employment agreements are not used with respect to any other executive officer, each of whom is employed on an “at will” basis.

Change in Control Arrangements

The Equifax Inc. 2019 Change in Control Severance Plan (the “CIC Plan”) replaced the prior change in control agreements between the Company and all executive officers who previously were party to an existing change in

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control agreement, including Messrs. Gamble and Ploder. The CIC Plan applies to each of our NEOs and senior executives, except our CEO. The severance benefits applicable to Mr. Begor in the event of a change of control are contained in his employment agreement with the Company, as described above. See “Change in Control Severance Plan” on page 73 for more information on the CIC Plan.

Subject to the discretion of the Compensation Committee, under the 2008 Omnibus Incentive Plan and applicable award agreements, equity awards granted to our NEOs include a “double-trigger” change in control provision to limit accelerated vesting in the event of a change in control of Equifax to those situations where an executive is terminated without cause, the executive terminates for good reason or the acquirer fails to assume the awards.

Consideration of Certain Tax Effects

The Company’s annual tax deduction for compensation paid to each of the NEOs and certain other current or former officers who are subject to the compensation limits of Code Section 162(m) is capped at $1 million. Section 162(m) previously provided an exemption from the $1 million cap for compensation qualifying as “performance-based” compensation if certain requirements were met. Prior to the fiscal year ended December 31, 2018, we historically designed our annual incentive and long-term incentive programs for NEOs to qualify for that exemption. As a result of tax legislation that was enacted December 22, 2017, the exemption for performance-based compensation was repealed effective for tax years beginning after December 31, 2017, and the number of employees who are considered “covered employees” subject to the Section 162(m) limit was expanded to include the Chief Financial Officer (who was previously excluded) and certain former NEOs and other officers. As a result of these changes, compensation in excess of $1 million paid to covered employees will not be deductible in 2018 or future years unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 and not materially modified on or after such date.

The Compensation Committee will continue to consider these implications, including the potential lack of deductibility under Section 162(m), among several factors when making compensation decisions, but the Compensation Committee has provided and reserves the right to provide compensation that does not qualify as deductible under Section 162(m).

Management of Compensation-Related Risk

In establishing and reviewing the Company’s executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. The Committee reviewed our material compensation programs and noted numerous ways in which risk is effectively managed or mitigated. This evaluation for 2020, which was conducted with the assistance of management and the Committee’s outside compensation consultant (FW Cook), covered a wide range of practices and policies. All plans were deemed to have substantial risk mitigators which, in the most material incentive plans, include a balanced mix of fixed and variable pay and short- and long-term incentives; use of multiple performance measures including corporate, business unit and individual performance weightings in incentive plans; a portfolio of long-term equity incentives including time-based and performance-based measures; caps, discretion in payment, oversight by non-plan participants, significant stock ownership guidelines, pre-approval requirements for executive stock transactions; and the existence of policies prohibiting Company stock hedging and pledging and requiring executive incentive compensation recoupment in specified circumstances.

The Compensation Committee has also reviewed the Company’s overall enterprise risks and how compensation programs for employees generally impacted individual behavior that could exacerbate these enterprise risks. Board and management processes are in place to oversee risk associated with global compensation programs and practices, including, but not limited to, regular business reviews; alignment of compensation plan goals with our annual and long-term strategic goals and performance expectations; review of enterprise risk management by the Board as part of the annual strategy and budget reviews; and other appropriate internal controls. The Committee concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

Policies on Clawback of Incentive Compensation

We have a clawback policy that covers all employees, including executive officers, and applies to equity awards and other incentive compensation awarded to such employees (excluding the one-time new hire award granted to our CEO in May 2018). The Compensation Committee has discretion to apply the policy to recover and recoup incentive compensation in all of the events described below.

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The provisions of the policy are summarized in the table below:

Events that Trigger Action	Covered Persons	Covered Awards
Material restatement with misconduct	Current and former employees	Annual and long-term incentives awarded within three-year period preceding the date the misconduct is discovered
Material restatement without misconduct	Current and former executives	Excess amount of annual and long-term incentives awarded within three-year period preceding the restatement date
Materially inaccurate financial statements or performance metrics with misconduct	Current and former employees	Annual and long-term incentives awarded within three-year period preceding the date the misconduct is discovered
Materially inaccurate financial statements or performance metrics without misconduct	Current and former employees	Excess amount of annual and long-term incentives awarded within three-year period preceding the date the inaccuracy is discovered
Misconduct resulting in significant financial and/or reputational harm and the employee either engaged in the misconduct or failed to fulfill his or her supervisory responsibility to prevent another employee from engaging in such misconduct	Current and former employees	Annual and long-term incentives awarded within three-year period preceding the date the misconduct is discovered

The policy also provides that the Company will disclose its decision to take action, the number of employees impacted and their seniority, and the aggregate amount of the clawback/forfeiture if the underlying circumstances of the misconduct are publicly disclosed. The policy provides that the Committee may limit or eliminate disclosure if the events are not publicly disclosed or if disclosure would be likely to result in or exacerbate any litigation or other proceeding against the Company or its officers or directors, violate applicable law with respect to privacy, violate legal privilege or breach a contractual obligation.

Under the terms of award agreements issued under our 2008 Omnibus Incentive Plan, employees, including our NEOs, who violate the agreement’s non-compete, non-solicitation and non-disclosure restrictions or who engage in certain other activities detrimental to the Company may be subject to financial consequences, including cancellation of their outstanding equity awards or recovery by the Company of all gains from exercised stock options and vested shares received during the period beginning six months prior to the date of the violation. In addition, these recovery means are also applicable to the incentive equity awards of any employee who is terminated for cause, as determined in the sole discretion of the Committee.

These clawback policies are in addition to any policies or recovery rights provided under applicable law.

Stock Ownership Requirements

The Compensation Committee recognizes the critical role that executive stock ownership has in aligning the interests of management with those of shareholders. As such, we maintain a formal stock ownership policy, under which our CEO and our other senior executives are required to acquire and hold Equifax common stock with a market value of six times base salary and three times base salary, respectively, within five years of assuming their respective positions. As of the most recent annual measurement date, all of our executive officers were in compliance with our stock ownership requirements.

Mandatory Trading Plans for Senior Executives

Our insider trading policy prohibits our CEO and other senior executives from purchasing or selling Equifax securities except pursuant to a Rule 10b5-1 trading plan in a form that has been approved by the Office of Corporate Secretary.

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Hedging and Pledging Policies

Under our insider trading policy, our employees, officers and directors are prohibited from purchasing or selling financial instruments (including prepaid variable forward contracts, equity swaps, collars, exchange funds and other derivative securities), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Equifax securities. We also prohibit our directors, officers and employees from holding our stock in a margin account or pledging our stock as collateral for a loan.

Compensation Committee Interlocks and Insider Participation

Mark Feidler, Robert Marcus, Siri Marshall and Robert Selander were members of the Compensation Committee during 2020. None of these directors is or has been an executive officer of the Company, or had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or a member of the Compensation Committee during 2020.

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Summary Compensation Table

The following table presents information regarding compensation of the NEOs for services rendered during 2020, 2019 and 2018. The table includes values for contingent compensation such as unvested or unpaid stock awards and unexercised stock options. The executives may never realize the value of certain items included in the column headed “Total,” or the amounts realized may differ materially from those listed in the table.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
Mark W. Begor Chief Executive Officer	2020	1,557,692	0	6,075,108	2,024,985	3,115,385	0	928,054	13,701,224
	2019	1,500,000	0	7,749,940	3,250,073	1,407,465	0	374,074	14,281,552
	2018	1,009,615	0	14,473,853	3,372,803	806,833	0	350,608	20,013,712
John W. Gamble, Jr. Corporate Vice President and Chief Financial Officer	2020	711,424	0	1,125,069	375,000	1,209,421	987,900	22,006	4,430,820
	2019	685,075	0	1,856,192	843,811	584,871	867,000	16,400	4,853,349
	2018	681,622	0	1,649,314	664,725	510,781	355,500	17,043	3,878,985
Rodolfo O. Ploder President, Workforce Solutions	2020	597,116	0	825,069	275,001	955,385	1,072,200	42,071	3,766,842
	2019	564,616	75,000	1,374,912	625,090	594,393	1,057,900	39,070	4,330,981
	2018	512,404	0	1,223,646	565,508	336,940	135,800	39,321	2,813,619
Bryson R. Koehler Chief Technology Officer	2020	675,481	0	750,137	250,012	1,013,221	0	195,665	2,884,516
	2019	625,000	7,000	1,237,471	562,535	533,583		145,226	3,110,815
	2018	317,308		5,566,312	178,584	237,778		81,282	6,381,264
Sid Singh President, U.S. Information Solutions	2020	592,308	0	825,069	275,001	930,418	0	177,350	2,800,146
	2019	465,385	750,000	4,374,957	580,789	490,178	0	117,899	6,779,208
		–	–	–	–	–	–	–	–

(1)	Mr. Singh was hired in 2019. Mr. Ploder was an executive officer, but not an NEO, for 2018.
(2)	Salary represents base salary paid to each of the NEOs for each year shown. Amounts shown are not reduced to reflect the individuals’ election, if any, to defer receipt of salary under the Executive Deferred Compensation Plan. Amounts for 2020 reflect an additional 27th pay period, applicable to all employees, due to the leap year calendar.
(3)	The amount for Mr. Ploder reflects a one-time, supplemental cash payment of $75,000. The amount for Mr. Koehler reflects a one-time cash recruiting bonus of $7,000. The amount for Mr. Singh reflects a one-time, new hire cash payment of $750,000. Amounts shown are not reduced to reflect the individual’s election, if any, to defer receipt of awards under the Executive Deferred Compensation Plan.
(4)	For each NEO, the amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 without regard to estimated forfeitures related to service-based vesting conditions. Stock awards in 2020 included time-vested RSUs and TSR performance shares. For the 2020 TSR performance share awards, the value at the grant date is determined using a Monte Carlo valuation model consistent with the estimated full cost to be recognized over the three-year performance period based on the probable outcome of the performance conditions. The calculations reflect an accounting value for the 2020 TSR performance share grants of $215.96 per share for the awards, which was 135.37% of our closing stock price of $159.53 on the February 21, 2020 grant date. Assumptions used in the calculation of the amounts in this column are described in Note 8 to our audited consolidated financial statements for the fiscal year ended December 31, 2020, in our 2020 Form 10-K.
The value of the 2020 time-vested RSU and TSR performance share awards, assuming the highest level of performance under the performance share awards would be achieved (200% of the target), based on the closing price of our common stock on the respective grant dates are as follows: Mr. Begor, $8,008,725; Mr. Gamble, $1,483,150; Mr. Ploder, $1,087,676; Mr. Koehler, $988,926; and Mr. Singh, $1,087,676. The NEOs may never realize any value from the performance shares, and to the extent they do, the amounts realized may have no correlation to the amounts reported above.
(5)	The amount in this column shows the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. The amount is based on the fair value of the stock option award as estimated using the binomial model multiplied by the number of shares subject to the option award. Assumptions used in the binomial model for calculation of the amounts in this column are described in Note 8 to our audited consolidated financial statements for the fiscal year ended December 31, 2020, in our 2020 Form 10-K.

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(6)	Represents annual incentive awards paid under the Annual Incentive Plan for services performed in 2020, 2019 and 2018, respectively. Amounts shown are not reduced to reflect the NEO’s election, if any, to defer receipt of awards under the Executive Deferred Compensation Plan.
(7)	For Messrs. Gamble and Ploder, the amounts in this column reflect the aggregate increase (or decrease), if any, of accumulated pension benefit accruals at the earliest unreduced retirement age for such NEOs under the SERP in the applicable fiscal year. For Mr. Ploder, amounts also reflect accruals under the Equifax Inc. U.S. Retirement Income Plan (“USRIP”). There are no above-market or preferential earnings on compensation deferred on a basis that is not tax-qualified, including such earnings on non-qualified contribution plans. The pension accrual amounts represent the difference in present value liability (measured at the respective fiscal year-end dates shown in the table) based on the assumptions shown in the text following the “Pension Benefits at 2020 Fiscal Year-End” table on page 65. Year-over-year changes in pension value generally are driven in large part by changes in actuarial pension assumptions as well as increases in service, age and compensation. The fluctuations in pension value resulting from the change in discount rates or mortality table assumptions resulted in an increase in the present value of the accumulated benefits to participants under the SERP (and the USRIP for Mr. Ploder). See “Pension Benefits at 2020 Fiscal Year-End” on page 65 for more information on pension benefits.
(8)	The “All Other Compensation” column for 2020 includes the following:

Name	Perquisites and Personal Benefits(a) ($)	Relocation and Living Expenses ($)	Tax Reimbursements(b) ($)	Company Contributions to Defined Contribution Plans(c) ($)	Insurance Premiums(d) ($)	Total ($)
M. Begor	452,265	0	0	475,789	0	928,054
J. Gamble	13,456	0	0	8,550	0	22,006
R. Ploder	15,341	0	0	8,550	18,180	42,071
B. Koehler	14,921	0	0	180,743	0	195,665
S. Singh	12,921	0	0	164,429	0	177,350

(a)	The amounts in this column are based on the aggregate incremental cost to the Company, if any, with respect to tax and financial planning services, annual medical examinations, mandatory private aircraft usage, spousal travel to attend business-related events and event tickets, none of which exceeded $25,000 as a category for any NEO except for Mr. Begor, whose total includes $50,000 for tax and financial planning services and $374,691 for mandatory private aircraft usage during 2020 to protect his health and safety during the COVID-19 pandemic.
(b)	The Company does not provide tax reimbursements on the value of perquisites and personal benefits received by the NEOs other than those provided to other employees. The Company’s standard policy for employees is to provide a tax gross-up for certain relocation assistance.
(c)	For Messrs. Begor, Koehler and Singh, the amounts in this column reflect the aggregate increase (or decrease), if any, of accumulated benefit accruals for such individuals under the Company’s Supplemental Contribution Program in the applicable fiscal year as well as a Company match of 100% of the first 5% of compensation (subject to the government limit on compensation of $285,000 in 2020) contributed on a pre-tax or after-tax basis to the tax-qualified profit sharing and 401(k) Plan. For Messrs. Gamble and Ploder, the amounts reflect a Company match of 50% of the first 6% of compensation (subject to the government limit on compensation of $285,000 in 2020) contributed on a pre-tax or after-tax basis to the tax-qualified profit sharing and 401(k) Plan. See “401(k) Plan” on page 61 and “Supplemental Contribution Program” on page 67.
(d)	Represents imputed income for the cost of $3,000,000 in life insurance coverage. Mr. Ploder has this coverage as a participant in the Equifax Inc. Executive Life and Supplemental Retirement Benefit Plan, which was closed to new participants in 2005. Existing participants at time of closure were grandfathered under the plan.

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2020 Grants of Plan-Based Awards

Set forth below is information regarding awards provided to the NEOs in 2020. The non-equity incentive awards were made under the AIP which is part of our shareholder-approved amended and restated 2008 Omnibus Incentive Plan (the “2008 Omnibus Incentive Plan”). The equity awards were also made under the 2008 Omnibus Incentive Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units(4) (#)	Underlying Options (#)	Option Awards(5) ($/Sh)	Option Awards(6) ($)
M. Begor
AIP	2/21/20	623,077	1,557,692	3,115,385
PS	2/21/20				9,377	18,754	37,508				4,050,034
RSUs	2/21/20							12,694			2,025,074
PPSOs	2/21/20								44,321	175.48	1,012,292
PPSOs	2/21/20								55,919	191.44	1,012,693
J. Gamble
AIP	2/21/20	241,884	604,710	1,209,421
PS	2/21/20				1,737	3,473	6,946				750,014
RSUs	2/21/20							2,351			375,055
PPSOs	2/21/20								8,208	175.48	187,471
PPSOs	2/21/20								10,355	191.44	187,529
R. Ploder
AIP	2/21/20	191,077	477,692	955,385
PS	2/21/20				1,274	2,547	5,094				550,039
RSUs	2/21/20							1,724			275,030
PPSOs	2/21/20								6,019	175.48	137,474
PPSOs	2/21/20								7,594	191.44	137,527
B. Koehler
AIP	2/21/20	202,644	506,611	1,013,221
PS	2/21/20				1,158	2,316	4,632				500,154
RSUs	2/21/20							1,567			249,984
PPSOs	2/21/20								5,472	175.48	124,980
PPSOs	2/21/20								6,904	191.44	125,031
S. Singh
AIP	2/21/20	189,539	473,846	947,693
PS	2/21/20				1,274	2,547	5,094				550,039
RSUs	2/21/20							1,724			275,030
PPSOs	2/21/20								6,019	175.48	137,474
PPSOs	2/21/20								7,594	191.44	137,527

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(1)	AIP = cash incentive award under 2020 Annual Incentive Plan; PS = TSR performance shares granted under annual LTIP; RSUs = time-vested RSUs granted under annual LTIP; PPSOs = grant of premium-priced stock options granted under annual LTIP.
(2)	The amounts shown represent the range of possible dollar payouts that could have been earned under the 2020 Annual Incentive Plan. The amount in the “Threshold” column assumes the Company achieved the minimum performance level required for the granting of AIP awards, and that the NEO was rated “achieves expectations” for the individual performance portion of the award (100% of target), resulting in an award equal to 40% of each NEO’s award target.
(3)	Represents grants to each NEO during 2020 of TSR performance shares under our 2008 Omnibus Incentive Plan. TSR performance shares granted are earned, if at all, based on our TSR performance after a three-year period relative to the TSR after the same period for the companies in the S&P 500 Index as of the grant date. TSR performance shares accrue dividend equivalent units which vest at the same time and at the same level of award attainment as the underlying shares. Information regarding performance targets, vesting and additional performance share award details is set forth under “2020 Long-Term Equity Incentive Compensation” beginning on page 49.
(4)	Represents the number of RSUs granted to each NEO during 2020. The RSUs will vest, subject to continued employment, on the third anniversary of the grant date. Dividend equivalents accrue on unvested shares. Additional information regarding RSUs is set forth under the heading “2020 Long-Term Equity Incentive Compensation” beginning on page 49.
(5)	Represents premium-priced stock options issued with an exercise price equal to 110% ($175.48) or 120% ($191.44) of the grant date fair value of the stock ($159.53).
(6)	Represents full grant date fair value of stock and option awards granted to each NEO in 2020 computed in accordance with FASB ASC Topic 718, excluding the estimated effect of forfeitures. The stock options vest, subject to continued employment, one-third annually for three years following the grant date and have a six-year term.

Additional Discussion of Material Items in Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described under “Compensation Discussion and Analysis” beginning on page 35. A summary of certain material terms of our compensation plans and arrangements is set forth below.

2020 Annual Incentive Plan

Annual incentive opportunities awarded to our NEOs are earned based on Company performance against one-year operating objectives and individual performance metrics. The actual amount of annual incentive earned by each NEO pursuant to the individual performance portion is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. Annual incentive plan thresholds, targets and maximums are identified for each NEO in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column of the “2020 Grants of Plan-Based Awards” table on page 60. Additional information regarding the design of the annual incentive plan is included in the CD&A.

401(k) Plan

We sponsor a tax-qualified 401(k) Plan in which eligible salaried employees may participate in either a basic plan or an enhanced plan put into place following the 2008 freeze of certain benefits payable to non-grandfathered employees under the USRIP as summarized below. In 2020, we matched either 50% of the first 6% of pay, or 100% of 5% of pay an employee contributed on a pre-tax or after-tax basis to the plan (subject to the government limit on compensation, or $285,000 in 2020).

Supplemental Retirement Plan and U.S. Retirement Income Plan

Descriptions of the SERP and USRIP are set forth below under “Pension Benefits at 2020 Fiscal Year-End” on page 65.

Executive Life and Supplemental Retirement Benefit Plan

The Executive Life and Supplemental Retirement Benefit Plan provides executive life insurance benefits, which may also include capital accumulation benefits. The plan was amended and restated effective July 2002 to provide that executive officers will receive only life insurance benefits and no retirement benefits under the plan, in order to make permanent our suspension of premium payments after July 30, 2002 in compliance with Sarbanes-Oxley Act prohibitions against company loans to their executive officers.

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Outstanding Equity Awards at 2020 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
M. Begor	41,497	20,749	0	112.46	5/4/28
	59,279	29,640	0	112.46	5/4/28
	0	63,597	0	127.37	2/22/25
	0	76,895	0	138.45	2/22/25
	0	92,712	0	149.53	2/22/25
	0	44,321	0	175.48	2/21/26
	0	55,919	0	191.44	2/21/26
						22,937	(3)	4,423,171
						16,056	(3)	3,096,239
						16,140	(3)	3,112,438
						12,815	(3)	2,471,245
									32,112	(8)	10,161,857
									45,875	(8)	14,517,164
									36,758	(9)	7,088,413
									51,462	(9)	9,923,932
									37,866	(10)	7,302,079
J. Gamble	10,385	0	0	129.93	2/16/27
	7,418	3,710	0	121.35	3/5/28
	10,797	5,399	0	123.49	7/27/28
	0	16,512	0	127.37	2/22/25
	0	19,965	0	138.45	2/22/25
	0	24,069	0	149.53	2/22/25
	0	8,208	0	175.48	2/21/26
	0	10,355	0	191.44	2/21/26
						2,878	(4)	554,994
						4,164	(4)	802,986
						3,112	(4)	600,118
						2,373	(4)	457,609
									5,757	(8)	1,821,805
									9,924	(9)	1,913,744
									12,404	(9)	2,391,987
									7,012	(10)	1,352,194

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	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
R. Ploder	6,469	0	0	129.93	2/16/27
	4,671	2,336	0	121.35	3/5/28
	10,797	5,399	0	123.49	7/27/28
	0	12,233	0	127.37	2/22/25
	0	14,788	0	138.45	2/22/25
	0	17,831	0	149.53	2/22/25
	0	6,019	0	175.48	2/21/26
	0	7,594	0	191.44	2/21/26
						1,812	(5)	349,426
						4,164	(5)	802,986
						2,305	(5)	444,496
						1,740	(5)	335,542

									3,625	(8)	1,147,133
									9,188	(9)	1,771,814
									7,350	(9)	1,417,374
									5,142	(10)	991,583
B. Koehler	4,859	2,430	0	123.49	7/27/28
	0	11,007	0	127.37	2/22/25
	0	13,310	0	138.45	2/22/25
	0	16,047	0	149.53	2/22/25
	0	5,472	0	175.48	2/21/26
	0	6,904	0	191.44	2/21/26
						13,329	(6)	2,570,364
						1,874	(6)	361,382
						2,074	(6)	399,950
						1,582	(6)	305,073
									3,748	(8)	1,186,056
									6,616	(9)	1,275,829
									8,270	(9)	1,594,787
									4,676	(10)	901,720

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	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
S. Singh	3,010	6,022	0	110.76	2/22/29
	0	7,339	0	127.37	2/22/25
	0	8,872	0	138.45	2/22/25
	0	10,697	0	149.53	2/22/25
	0	6,019	0	175.48	2/21/26
	0	7,594	0	191.44	2/21/26
						13,836	(7)	2,668,134
						2,305	(7)	444,496
						1,740	(7)	335,542
									7,350	(9)	1,417,374
									9,188	(9)	1,771,814
									5,142	(10)	991,583

(1)	Options granted prior to 2019 and in 2020 vest one-third annually for three years following the grant date. Options granted in 2019 vest on the third anniversary of the grant date (except for an option granted to Mr. Singh on February 22, 2019 (9,032 underlying shares) in connection with his agreement to join the Company as President—USIS, which vest one-third annually for three years following the grant date).
(2)	Based on the closing price of Equifax common stock ($192.84) on December 31, 2020.
(3)	RSUs vest on May 4, 2021 (22,937), May 4, 2021 (16,056), February 22, 2022 (16,140) and February 21, 2023 (12,815).
(4)	RSUs vest on March 5, 2021 (2,878), July 27, 2021 (4,164), February 22, 2022 (3,112) and February 21, 2023 (2,373).
(5)	RSUs vest on March 5, 2021 (1,812), July 27, 2021 (4,164), February 22, 2022 (2,305) and February 21, 2023 (1,740).
(6)	RSUs vest on July 27, 2021 (13,329), July 27, 2021 (1,874), February 22, 2022 (2,074) and February 21, 2023 (1,582).
(7)	RSUs vest on February 22, 2021 (13,836), February 22, 2022 (2,305), and February 21, 2023 (1,740).
(8)	Performance shares granted during 2018 that were earned based on Equifax’s performance for the three-year performance period ended December 31, 2020; the performance shares did not vest until performance was approved by the Compensation Committee in February 2021 and therefore were unvested as of December 31, 2020.
(9)	Maximum (200% of target) of performance shares granted during 2019 that may be earned based on Equifax’s performance, as determined by the Compensation Committee, following the completion of the three-year performance period ending December 31, 2021.
(10)	Maximum (200% of target) of performance shares granted during 2020 that may be earned based on Equifax’s performance, as determined by the Compensation Committee, following the completion of the three-year performance period ending December 31, 2022.

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Option Exercises and Stock Vested in Fiscal Year 2020

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of RSU Shares Acquired on Vesting (#)	Value of RSUs Realized on Vesting ($)(2)	Number of Performance Shares Acquired on Vesting (#)	Value of Performance Shares Realized on Vesting ($)(3)
M. Begor	0	0	0	0	0	0
J. Gamble	0	0	2,699	430,841	1,573	254,637
R. Ploder	0	0	1,678	267,859	978	158,319
B. Koehler	0	0	13,268	2,193,996	0	0
S. Singh	0	0	13,702	2,185,880	0	0

(1)	The value realized upon stock option exercises is calculated based on the difference between the market price of Equifax common stock at the time of exercise and the exercise price of the option.
(2)	The value realized for RSUs was determined by multiplying the number of units that vested during 2020 by the market price of Equifax common stock on the respective vesting date.
(3)	The value realized for performance shares was determined by multiplying the number of units that vested (target award times the payout percentage earned of 58.3%) by the market price of Equifax common stock on February 19, 2020 ($161.88).

Retirement Plans

The following table shows the present value at December 31, 2020 of accumulated benefits payable to each of our NEOs at the earliest unreduced retirement age (age 60 or current age for executives over the age of 60), including the number of years of service credited to each NEO, under the USRIP and the SERP. Age 60 is the earliest age at which a participant can begin receiving an unreduced early retirement benefit under the SERP. No pre-retirement mortality was assumed. Mr. Ploder is currently eligible for retirement under the USRIP and Messrs. Gamble and Ploder are currently eligible for retirement under the SERP.

Pension Benefits at 2020 Fiscal Year-End

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year(s) ($)
M. Begor(2)	USRIP	N/A	—	—
	SERP	N/A	—	—
J. Gamble(2)	USRIP	N/A	—	—
	SERP	7	3,895,100	—
R. Ploder	USRIP	5	255,700	—
	SERP	17	6,518,700	—
B. Koehler(2)	USRIP	N/A	—	—
	SERP	N/A	—	—
S. Singh(2)	USRIP	N/A	—	—
	SERP	N/A	—	—

(1)	These values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements.
(2)	Mr. Begor, Mr. Koehler and Mr. Singh are not participants in the USRIP or the SERP. Mr. Gamble is not a participant in the USRIP.

U.S. Retirement Income Plan

The USRIP is a tax-qualified defined benefit plan that covers eligible salaried U.S. employees. The USRIP is fully frozen for all U.S. employees, including for Mr. Ploder who is the only NEO who is a participant in the USRIP. For Mr. Ploder, service credit was frozen as of December 31, 2008, and salary increase was frozen as of December 31, 2012. Mr. Ploder and other grandfathered participants who were still employed on December 31, 2014 had their pension benefits fully frozen on such date.

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Supplemental Retirement Plan

The SERP covers certain NEOs (Messrs. Gamble and Ploder) and other senior executive officers designated by the Compensation Committee. Messrs. Begor, Koehler and Singh do not participate in the SERP. The plan provides benefits that supplement the USRIP benefits. The SERP provides an annual benefit equal to 2.5% of “average annual earnings” times years of service as a senior executive officer (up to 10 years), plus 1.67% of average annual earnings multiplied by years of service as a senior executive officer in excess of 10 years (up to 20 years). “Average annual earnings” for this purpose means the highest paid 36 consecutive months of employment and includes base salary and annual incentives. For service as a senior executive officer in excess of 20 years or in a position other than as a senior executive officer, a participant receives a “restoration benefit” using a formula similar to that of the USRIP, without the IRS limits on compensation. In general, only actual years of service with the Company are credited for purposes of determining the SERP benefit. The SERP was closed to new participants after January 1, 2016.

The benefit under the SERP is reduced by the benefit payable under the USRIP and is paid without regard to the limitations under Code Sections 401(a) and 415. However, the maximum aggregate benefit from both the SERP and the USRIP cannot exceed 50% of the executive’s average total earnings.

The normal retirement age under the SERP is age 65. However, participants can retire early once they reach age 55 if they have five years of service under the plan. The benefit would be reduced to reflect the early commencement of the benefit.

The benefit for senior executive officer service is unreduced at age 60, with reductions from age 60 for those who retire prior to age 60. The “restoration benefit” is reduced from normal retirement age to the participant’s early retirement age in the same manner as the USRIP. The normal form of benefit and optional forms of benefit are the same as those in the USRIP.

Non-Qualified Deferred Compensation

The following table sets forth information regarding the NEOs’ participation in our non-qualified deferred compensation plans in 2020. All of the balances relate to executives’ own deferred amounts. Cash deferrals are invested in investment funds available to the general public. Stock deferrals are deferred as stock equivalent units with earnings and losses solely attributable to changes in our stock price. We do not make any additional contributions to such plans, except as explained on page 67 with respect to the Supplemental Contribution Program.

	Non-Qualified Deferred Compensation for 2020 Fiscal Year
Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
M. Begor	0	461,539	105,050	0	1,064,729
J. Gamble	0	0	0	0	0
R. Ploder	0	0	0	0	0
B. Koehler	0	166,493	38,325	0	387,405
S. Singh	0	150,179	25,109	0	273,128

(1)	These amounts include salary contributions made by NEOs to the Executive Deferred Compensation Plan and stock deferred to the Director and Executive Stock Deferral Plan. Accordingly, cash deferral amounts are included in the amounts reported in the “Salary” column in the Summary Compensation Table on page 58.
(2)	These amounts represent the Company’s contribution on behalf of the NEO under the Supplemental Contribution Program funded in February 2021 based on base salary and incentives earned in 2020. Participants in the SERP are not eligible to participate in the Supplemental Contribution Program.
(3)	Aggregate earnings in the last fiscal year are not reflected in the Summary Compensation Table because earnings were neither preferential nor above-market. These amounts include earnings (losses), dividends and interest provided on current contributions and existing balances, including the change in value of the underlying investment options in which the NEO is deemed to be invested. These amounts are not reported in the Summary Compensation Table as compensation.
(4)	These amounts represent each NEO’s aggregate balance in the Executive Deferred Compensation Plan and the Director and Executive Stock Deferral Plan and/or the Supplemental Contribution Program as of December 31, 2020. The numbers also include the contributions made by each NEO to the Executive Deferred Compensation Plan, which are also reported in the “Salary” column of the Summary Compensation Table.

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Supplemental Contribution Program

After the SERP was closed to new participants on January 1, 2016, the Company amended its Executive Deferred Compensation Plan to add provisions to permit senior executive officers designated by the Compensation Committee to receive supplemental retirement contributions (the “Supplemental Contribution Program”). NEOs and senior executive officers who participate in the SERP are not eligible to participate in the Supplemental Contribution Program. Messrs. Begor, Koehler and Singh participate in the Supplemental Contribution Program.

The Supplemental Contribution Program provides for an annual contribution equal to 10% of the sum of the eligible executive’s base salary and annual cash incentive earned for the year. The Company’s contributions are credited to an account for the executive and the executive directs the investments of the account among designated investment alternatives. The account fully vests upon the executive’s completion of three years of service after the date the executive becomes a participant in the plan. The account also fully vests upon the executive’s termination of employment as a result of death or disability.

Upon the executive’s termination of employment after age 55 (or in the event of death or disability), the vested amount credited to the account is payable in a lump sum or in annual installments over a period of up to 15 years. If the executive terminates employment prior to age 55 (except for death or disability), the vested account is not payable until the executive attains age 55 and is paid in a lump sum.

Deferred Compensation Plans

We maintain two deferred compensation plans that allow for certain management employees to defer the receipt of compensation (such as salary, incentive compensation and/or stock from vested shares) until a later date based on the terms of the plans. The benefits under our deferred compensation plans are represented by the assets of a grantor trust which, through our funding, makes investments in certain mutual funds. The purpose of this trust is to ensure the distribution of benefits to participants in the deferred compensation plans. However, all benefits under the plan are non-funded obligations of the Company and are subject to the claims of creditors in the event of bankruptcy.

Director and Executive Stock Deferral Plan

This nonqualified plan permits the directors, NEOs and other senior leadership team members to defer receipt of compensation and taxes upon the vesting of RSUs and performance shares. Participants may defer 25%, 50%, 75% or 100% of the portion of the grant that is vesting. Stock deferrals track the performance of our common stock, with credit for dividends beginning with grants made in 2020. The participant receives the right to a number of shares of deferred stock. In general, amounts deferred under the plan are not paid until the participant retires. However, participants may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director or executive officer, referred to as a scheduled withdrawal. Amounts deferred are paid in our common stock, either in a lump sum or in annual installments over a period of two years up to five years for retirement distributions, or up to five years for a scheduled withdrawal. The Company makes no contributions to this plan but pays all administrative costs and expenses.

Executive Deferred Compensation Plan

This nonqualified plan is a tax deferred compensation program for a limited number of executives, including NEOs, and provides a tax favorable vehicle for deferring annual compensation, including base salary and annual or periodic incentives. Under the plan, an executive may defer up to 75% of his or her base salary and up to 100% of any incentive payment. Amounts deferred are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among several publicly-available investment funds. The plan does not offer any above-market or preferential rates of return to the NEOs. Amounts deferred are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement or termination distributions, or up to five years for a scheduled withdrawal. The Company pays all administrative costs and expenses of the plan.

Potential Payments Upon Termination or Change In Control

The following tables summarize the value of potential payments and benefits that our NEOs would receive if they had terminated employment on December 31, 2020 under the circumstances shown. The tables exclude amounts that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual cash incentive for 2020, and vested account balances in our 401(k) Plan that are generally available to all of our active U.S. salaried employees. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

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M. BEGOR

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	0	(1)	6,000,000	(2)	9,000,000	(3)	0	0		0
Pension/supplemental retirement plan(4)	0	0		0		0		0	1,064,729		1,064,729
Executive compensation deferral program(6)	0	0		0		0		0	0		0
Life insurance benefits	0	0		0		0		0	0		250,000	(7)
Disability benefits	0	0		0		0		0	527,800	(8)	0
Healthcare benefits	0	0		38,949	(9)	38,949	(9)	0	129,900	(10)	6,400	(11)
Perquisites and other personal benefits(12)	0	0		50,000		50,000		0	50,000		50,000
Tax gross-up	0	0		0		0		0	0		0
Market value of stock options vesting on termination	0	0		1,667,805	(17)	17,259,338	(13)	0	17,259,338	(13)	17,259,338	(13)
Market value of restricted stock units and performance shares vesting on termination	0	0		13,258,096	(14)	58,445,497	(15)	0	58,445,497	(15)	58,445,497	(15)
TOTAL	0	0		21,014,849		84,793,785		0	77,477,264		77,075,964

J. GAMBLE

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	0	(1)	210,792	(2)	2,534,778	(3)	0	0		0
Pension/supplemental retirement plan(4)	3,895,100	3,895,100		3,895,100		3,895,100		3,895,100	3,895,100		1,761,800	(5)
Executive compensation deferral program(6)	0	0		0		0		0	0		0
Life insurance benefits	0	0		0		0		0	0		1,250,000	(7)
Disability benefits	0	0		0		0		0	712,600	(8)	0
Healthcare benefits	0	0		0		25,475	(9)	0	129,300	(10)	6,400	(11)
Perquisites and other personal benefits(12)	0	0		10,000		10,000		10,000	10,000		10,000
Tax gross-up	0	0		0		0		0	0		0
Market value of stock options vesting on termination	0	0		0		4,006,002	(13)	0	4,006,002	(13)	4,006,002	(13)
Market value of restricted stock units and performance shares vesting on termination	0	0		0		9,219,340	(15)	0	9,219,340	(15)	9,219,340	(15)
TOTAL	3,895,100	3,895,100		4,115,892		19,690,695		3,905,100	17,972,342		16,253,542

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R. PLODER

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	0	(1)	398,077	(2)	2,070,000	(3)	0		0		0
Pension/supplemental retirement plan(4)	6,774,400	6,774,400		6,774,400		6,774,400		6,774,400		6,774,400		3,155,200	(5)
Executive compensation deferral program(6)	0	0		0		0		0		0		0
Life insurance benefits	0	0		0		0		0		0		3,000,000	(7)
Disability benefits	0	0		0		0		0		531,700	(8)	0
Healthcare benefits	0	0		0		44,720	(9)	60,000	(16)	137,100	(10)	6,400	(11)
Perquisites and other personal benefits(12)	0	0		10,000		10,000		10,000		10,000		10,000
Tax gross-up	0	0		0		0		0		0		0
Market value of stock options vesting on termination	0	0		0		3,034,017	(13)	0		3,034,017	(13)	3,034,017	(13)
Market value of restricted stock units and performance shares vesting on termination	0	0		0		6,764,562	(15)	0		6,764,562	(15)	6,764,562	(15)
TOTAL	6,774,400	6,774,400		7,182,477		18,697,700		6,844,400		17,251,779		15,970,179

B. KOEHLER

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	0	(1)	100,962	(2)	2,296,875	(3)	0		0		0
Pension/supplemental retirement plan(4)	0	0		0		387,405		0		387,405		387,405
Executive compensation deferral program(6)	0	0		0		0		0		0		0
Life insurance benefits	0	0		0		0		0		0		250,000	(7)
Disability benefits	0	0		0		0		0		1,533,800	(8)	0
Healthcare benefits	0	0		0		44,720	(9)	0		97,100	(10)	500	(11)
Perquisites and other personal benefits(12)	0	0		10,000		10,000		0		10,000		10,000
Tax gross-up	0	0		0		0		0		0		0
Market value of stock options vesting on termination	0	0		0		2,412,735	(13)	0		2,412,735	(13)	2,412,735	(13)
Market value of restricted stock units and performance shares vesting on termination	0	0		0		8,144,302	(15)	0		8,144,302	(15)	8,144,302	(15)
TOTAL	0	0		110,962		13,296,037		0		12,585,342		11,204,942

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S. SINGH

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	0	(1)	66,346	(2)	2,070,000	(3)	0	0		0
Pension/supplemental retirement plan(4)	0	0		0		273,128		0	273,128		273,128
Executive compensation deferral program(6)	0	0		0		0		0	0		0
Life insurance benefits	0	0		0		0		0	0		750,000	(7)
Disability benefits	0	0		0		0		0	1,675,900	(8)	0
Healthcare benefits	0	0		0		35,759	(9)	0	92,000	(10)	0	(11)
Perquisites and other personal benefits(12)	0	0		10,000		10,000		0	10,000		10,000
Tax gross-up	0	0		0		0		0	0		0
Market value of stock options vesting on termination	0	0		0		2,035,727	(13)	0	2,035,727	(13)	2,035,727	(13)
Market value of restricted stock units and performance shares vesting on termination	0	0		0		7,133,152	(15)	0	7,133,152	(15)	7,133,152	(15)
TOTAL	0	0		76,346		11,557,765		0	11,219,906		10,202,006

(1)	The broad-based Equifax Inc. Severance Plan as described on page 71 does not pay a benefit for termination for cause by the Company.
(2)	For Mr. Begor, reflects the amount payable under the terms of his employment agreement. For NEOs other than Mr. Begor, reflects the amount payable to such executive under the broad-based Equifax Inc. Severance Plan.
(3)	For Mr. Begor, reflects the amount payable under the terms of his employment agreement. For NEOs other than Mr. Begor, reflects the value of lump-sum severance payment to a Tier I participant in the CIC Plan.
(4)	For Messrs. Begor, Koehler and Singh, reflects the account balance as of December 31, 2020 under the Supplemental Contribution Program as described under “Non-Qualified Deferred Compensation” on page 66. For Messrs. Gamble and Ploder, reflects pension benefits as described under the “Pension Benefits at 2020 Fiscal Year-End” table on page 65, including commencement at the earliest age for unreduced retirement (age 60 or current age of executives over 60), and determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements under FASB ASC Topic 715.
(5)	Reflects the present value of the death benefit payable under the SERP to a surviving spouse at the executive’s earliest retirement age (age 55 or current age, if older).
(6)	Reflects amounts previously earned but deferred by the NEO, as described in the “Non-Qualified Deferred Compensation” table on page 66.
(7)	For Mr. Ploder, reflects the executive life insurance death benefit payable assuming the executive’s death occurred on December 31, 2020. For the other NEOs, who were hired after the date on which the executive life program was closed to new entrants, reflects one-times annual base salary (limited to $250,000) of basic life insurance coverage. In addition, Mr. Gamble has two-times base annual salary supplemental life coverage limited to $1 million and Mr. Singh has $500,000 of supplemental life insurance coverage. The Company also maintains a travel and accidental death insurance policy for most employees, including executive officers that would provide an additional $1 million benefit payable to the executive’s estate if the executive’s death occurred during Company-related travel.
(8)	Reflects the present value of the executive’s disability income benefits as of December 31, 2020 determined by (a) assuming full disability at December 31, 2020 and continuing until age 65 for those under age 60, for 60 months for those between ages 60 and 65, and to age 70 for those over age 65, (b) assuming mortality according to the Pri-2012 disabled retiree mortality table with fully generational projections using scale MP-2020 published by the Society of Actuaries, and (c) applying a discount rate of 2.49% per annum.
(9)	Reflects 24 months of health, dental and vision coverage using our COBRA premium rate.
(10)	Reflects the actuarial present value of the employer cost of providing continuation medical coverage assuming disablement at December 31, 2020, with coverage until the earlier of 36 months and age 65, determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements under FASB ASC Topic 715.
(11)	Reflects the actuarial present value of the employer cost of providing surviving spouse continuation medical coverage for a period of 12 months from the employee’s date of death, or, if earlier, employee’s age 65, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements under FASB ASC Topic 715.
(12)	Reflects the estimated cost to us of continuing financial planning and tax services for one year.
(13)	Pursuant to the applicable award agreement, executive would become immediately vested in all outstanding stock options. This value reflects the difference between the closing market price of the Company’s common stock ($192.84) on December 31, 2020, the last trading date of the year, as reported on the NYSE and the exercise price of all outstanding unvested options.

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(14)	Pursuant to Mr. Begor’s employment agreement and equity award agreements, he would become immediately vested in all outstanding RSUs and performance shares awarded pursuant to his 2018 new hire award. The amount reported with respect to the 2018 new hire award represents (a) the value of unvested RSUs at the closing market price of the Company’s common stock ($192.84) on December 31, 2020, as reported on the NYSE, and (b) the value of the unvested performance shares that will be paid based on the Company’s cumulative TSR percentile rank at December 31, 2020. All other outstanding RSU and performance share awards will continue to vest until the earlier of the applicable vesting date or the second anniversary of his termination date and, solely with respect to Mr. Begor’s 2018 long-term incentive award, a prorated amount of RSUs and performance shares will be paid.
(15)	Pursuant to our 2008 Omnibus Incentive Plan and Mr. Begor’s employment agreement, the executive would become immediately vested in all outstanding RSUs and performance shares upon death, disability or termination following a change in control. The amount reported represents (a) the value of unvested RSUs at the closing market price of the Company’s common stock ($192.84) on December 31, 2020, as reported on the NYSE, and (b)(i) for a termination following a change in control, the value of the unvested performance shares, determined for each outstanding award as follows: if at least one calendar year of performance during the performance period has been completed prior to the change in control, the shares will be paid based on the Company’s cumulative TSR percentile rank at December 31, 2020 and the Company’s cumulative adjusted EPS compared to the performance goals at December 31, 2020, otherwise the target award payout level (100%) will be used, and (ii) for a termination as a result of death or disability, the value of the unvested performance shares at December 31, 2020, based on the target award payout level (100%).
(16)	Reflects the actuarial present value of the employer cost of providing continuation medical coverage assuming retirement at December 31, 2020 based on the assumptions for year-end disclosure under FASB ASC Topic 715.
(17)	Pursuant to Mr. Begor’s employment agreement and equity award agreements, he would become immediately vested in all outstanding options awarded pursuant to his 2018 new hire award. This value reflects the difference between the closing market price of the Company’s common stock ($192.84) on December 31, 2020, the last trading date of the year, as reported on the NYSE and the exercise price of all outstanding unvested options awarded pursuant to his 2018 new hire award. All other outstanding options will continue to vest until the earlier of the applicable vesting date or the second anniversary of his termination date.

Payments Made Upon Termination

Regardless of the manner in which an NEO’s employment terminates, the executive is entitled to receive amounts earned during the executive’s term of employment. The amounts include:

•	annual incentive compensation earned during the fiscal year for termination due to retirement, job elimination, death or disability;
•	vested shares awarded under the 2008 Omnibus Incentive Plan;
•	amounts contributed under the 401(k) Plan for termination due to retirement, job elimination, death or disability;
•	amounts contributed under executive compensation deferral programs for termination due to death, disability or retirement; and
•	accrued but unused vacation pay and amounts accrued and vested under the USRIP and the SERP.

Equifax Inc. Severance Plan

Under this plan, our full-time U.S. salaried employees are eligible for a severance benefit in the event: (i) their employment is terminated because of the elimination of their position, unless they were offered replacement employment as defined in the plan; (ii) their office is relocated to a place requiring a commute more than 35 miles longer than their prior commute; or (iii) they are terminated due to inability or failure to meet job expectations, provided the employee signs a general release of claims. The amount of the severance benefit is determined based on the employee’s length of service and base salary. In general, for job elimination or relocation, an eligible exempt employee is entitled to receive four weeks of severance for any portion of their first year of service plus two weeks for each year of completed service, up to 52 weeks. Termination for inability or failure to meet job expectations of eligible exempt employees entitles the employee to four weeks of severance for less than five years of service, eight weeks of severance for at least five but less than 10 years of service, and 12 weeks of severance for 10 or more years of service.

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Payments Made Upon Retirement

In the event of the retirement of an NEO, in addition to the items identified above, outstanding and unvested equity awards will be treated as followed:

Equity Award Type	Treatment
Stock options granted to the CEO in 2018 (10-year term; exercise price equal to closing stock price on grant date)	Award will immediately vest and he will retain such options for the lesser of five years following his retirement or the remainder of the outstanding 10-year term (Mr. Begor will not be eligible for retirement before the final vesting date)
Stock options granted to Messrs. Gamble and Ploder in 2018 (10-year term; exercise price equal to closing stock price on grant date)	Award will continue to vest in accordance with the original vesting schedule; executive will retain such options for the lesser of five years following the executive’s retirement or the remainder of the outstanding 10-year term (except stock options granted to Messrs. Gamble and Ploder in July 2018, which are forfeited if such NEO retires before vesting)
Premium-priced stock options representing incremental opportunity under the Equifax Transformation Leadership Program (the “2019 ETLP”) (6-year term; exercise price equal to 115%, 125% and 135% of closing stock price on grant date)	Forfeited
Other premium-priced stock options granted under the 2019 ETLP (6-year term; exercise price equal to 115%, 125% and 135% of closing stock price on grant date)	Award will continue to vest in accordance with the original vesting schedule (except for stock options granted to Mr. Begor, which would immediately vest) and remain exercisable for the lesser of five years following the executive’s retirement or the remainder of the outstanding 10-year term
Performance shares representing incremental opportunity under the 2019 ETLP	Forfeited (except for performance shares granted to Mr. Begor, which would remain eligible to vest, subject to completion of the performance milestones)
Other performance shares granted under the 2019 ETLP	Award will remain eligible to vest, subject to completion of the performance milestones
Stock options granted to Mr. Singh in February 2019 (10-year term; exercise price equal to closing stock price on grant date)	Award will continue to vest in accordance with the original vesting schedule; executive will retain such options for the lesser of five years following the executive’s retirement or the remainder of the outstanding 10-year term
Premium-priced stock options granted under 2020 annual LTI program (6-year term; exercise price equal to 110% and 120% of closing stock price on grant date)	Award will continue to vest (except for stock options granted to Mr. Begor, which would immediately vest) and remain exercisable for the lesser of five years following the executive’s retirement or the remainder of the outstanding 10-year term
Premium-priced stock options granted under 2021 annual LTI program to Mr. Begor (7-year term; exercise price equal to 110% and 120% of closing stock price on grant date)	Award will continue to vest and remain exercisable for the remainder of the outstanding 10-year term
TSR performance shares	Award will remain eligible to vest, subject to completion of the performance milestones
Time-based RSUs	Award will continue to vest (except for RSUs granted to Mr. Begor, which would immediately vest)

In addition, in the event of retirement, our NEOs will:

•	receive reimbursement by the Company for an executive physical in the year of retirement and retain access to retiree medical benefits for life (assuming the plan is not terminated and the executive is eligible and pays applicable premiums), including benefits for his or her dependents, as applicable, pursuant to the terms of the Company’s retiree medical plan; and
•	receive reimbursement by the Company for up to $10,000 of financial planning and tax services incurred in the year of retirement and the subsequent year ($50,000 for the CEO).

Payments Made Upon Death or Disability

In the event of the death or disability of an NEO, in addition to the benefits listed above, the executive will receive benefits under our disability plan or payments under our group life insurance plan and executive life insurance plan, as appropriate. In addition, pursuant to our 2008 Omnibus Incentive Plan, upon death or disability, the executive would become immediately vested in all outstanding RSUs, performance shares and stock options.

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Payments Made Upon a Change in Control

Change in Control Severance Plan

In February 2019, the Compensation Committee adopted the CIC Plan. The CIC Plan applies to each of our NEOs, except Mr. Begor whose severance benefits upon a change in control are contained in his employment agreement (see “CEO Employment Agreement” on pages 53-54).

The Compensation Committee adopted the CIC Plan to ensure a uniform set of provisions among participating NEOs that is aligned with best practices. The CIC Plan supports the creation of shareholder value by mitigating economic anxiety that could arise due to uncertainty about future job continuity, which is intended to ensure the delivery of an intact leadership team to the successor organization and focus the team on shareholder objectives rather than how the outcome may affect them personally. The CIC Plan is not intended to replace or affect other compensation elements.

The CIC Plan provides the participating NEOs with severance benefits in the event that (i) a “change in control” of the Company occurs, and (ii) within 6 months prior to or within 24 months after the change in control, a participating NEO is terminated by the Company without “cause” or by the NEO for “good reason” (referred to as a “CIC Qualifying Termination”). If a CIC Qualifying Termination occurs, the NEO is eligible to receive:

•	a cash payment equal to two times the NEO’s current base salary and target annual incentive for the year of termination;
•	a pro rata target annual incentive for the year of termination;
•	a cash payment equal to 24 months of the cost of COBRA coverage for the NEO and his or her dependents; and
•	full vesting of any unvested supplemental retirement benefits.

Severance payments to an NEO are generally capped such that the payments will be reduced to satisfy the “parachute payment” limits of Code Section 280G.

Pursuant to the CIC Plan, a “change in control” is deemed to occur upon:

•	an accumulation by any person, entity or group of 20% or more of the Company’s common stock;
•	a business combination resulting in shareholders immediately prior to the combination owning less than two-thirds of the Company’s common stock;
•	the members of the current Board of Directors ceasing to constitute a majority of the Board of Directors, except for new directors that are regularly elected; or
•	shareholder approval of a plan of complete liquidation or dissolution of the Company or an agreement for the sale of disposition of all or substantially all of the Company’s assets.

Under the terms of the CIC Plan, the participating NEOs become subject to standard definitions of “Cause” and “Good Reason” that align with contemporary best practices and severance benefits become subject to the Company’s compensation clawback policy. An NEO can be terminated for “cause” as a result of: (i) conviction or plea of guilty or nolo contendere to a felony or other serious crime involving moral turpitude; (ii) willful misconduct that is materially injurious to the Company or any of its subsidiaries (whether financially, reputationally, or otherwise); (iii) willful and continued failure of an NEO to perform his or her duties and responsibilities (other than as a result of physical or mental illness or injury) after receipt of written notice of such failure, provided that the NEO shall have 30 days after the date of receipt of such notice in which to cure such failure (to the extent cure is possible); (iv) gross negligence in managing the material risks of the Company or its subsidiaries; (v) material breach of the CIC Plan or of the restrictive covenants after receipt of written notice of such breach, provided, that the NEO shall have 30 days after the date of receipt of such notice in which to cure such breach (to the extent cure is possible); or (vi) material violations of law or the Company’s Code of Conduct or insider trading policy, any of which results in material financial or reputational harm to the Company. An NEO can terminate his or her employment for “good reason” based upon (i) a material adverse change in the NEO’s duties, authority, or responsibilities; (ii) a material reduction in the NEO’s base salary (which for purposes of the CIC Plan shall mean a reduction of 10% or more) or the target percentage of base salary under the Annual Incentive Plan; (iii) a material reduction in the value of the NEO’s annual equity or long term incentive award opportunity; (iv) a relocation of the NEO’s primary work location of more than 35 miles; or (v) the material breach by the Company of the terms of the CIC Plan.

In order to be eligible to receive severance benefits, the NEO must execute a release of claims against the Company and comply with confidentiality, non-competition and non-solicitation restrictive covenants. In addition, severance benefits are subject to the Company’s clawback policy.

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Change in Control and Termination Provisions of Other Plans

Annual Incentive Plan

Under the AIP, which is established pursuant to the 2008 Omnibus Incentive Plan, an NEO would forfeit his or her award if he or she voluntarily terminated his or her employment other than for “good reason” (as defined in the plan) prior to year-end or if he or she is terminated by us for “cause” (as defined in the plan). However, the executive would receive a pro rata award under the plan if the executive’s employment is terminated prior to year-end as a result of death, disability, normal retirement or full early retirement or if the executive is involuntarily terminated by the Company without cause. If there is a change in control event and an NEO is terminated without cause or terminates for “good reason,” payments for annual incentive opportunities would be made to the executive in the manner described under “Payments Made Upon a Change in Control” on page 73.

2008 Omnibus Incentive Plan

Although subject to the discretion of the Compensation Committee, under the 2008 Omnibus Incentive Plan and applicable award agreements, equity awards to our NEOs include a “double-trigger” change in control provision to limit accelerated vesting in the event of a change in control of Equifax to those situations where an executive is terminated without cause, the executive terminates for good reason or the acquirer fails to assume the awards.

Rabbi Trust

We maintain a trust agreement with an independent trustee establishing a springing rabbi trust for the purpose of funding benefits payable to participants (including participating NEOs) under our SERP. The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the IRS as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. Future contributions will be made to the grantor trust if and when required by the provisions of the trust or at the discretion of the Company. If there is a change in control, the grantor trust must be fully funded, within 10 days following the change in control, with an amount equal to the entire benefit to which each participant would be entitled under the covered plan as of the date of the change in control (calculated on the basis of the present value of the projected future benefits payable under the covered plan). “Change in Control” is defined in substantially the same manner as in the CIC Plan described under “Payments Made Upon a Change in Control,” except that (i) there is no “double trigger”, (ii) a business combination resulting in shareholders immediately prior to the combination owning equal to or less than two-thirds of the Company’s common stock constitutes a change in control, (iii) a business combination in which there is not a change in at least a majority of the members of the Board of Directors does not constitute a change in control and (iv) a change in a majority of the members of the Board of Directors does not constitute a change in control. The assets of the grantor trust are required to be held separate and apart from the other funds of Equifax and its subsidiaries, but remain subject to the claims of general creditors under applicable state and federal law.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information concerning the ratio of the pay of our CEO to the median pay of all other employees.

•	For fiscal 2020: (i) the annual total compensation of our median employee (excluding our CEO) was $75,573 (comprised of base salary, and an award from a points-based employee recognition program); and (ii) the annual total compensation of our CEO was $13,701,224 as reported on the Summary Compensation Table on page 58. Based on this information, the ratio of the annual total compensation of our CEO to the median employee is 181 to 1.
•	The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described below.
	-	We chose November 30th as the determination date to identify our median employee, compared to a determination date of December 31st from the prior year, for administrative ease.
	-	Our employee population on November 30, 2020 consisted of 11,697 individuals. Our median employee is a full time, non-exempt employee located in the U.S. No employee groups were excluded from the employee population.
	-	To identify our median employee, we used annual base salary as of November 30, 2020, which was annualized for all permanent employees who did not work the entire fiscal year, plus short-term incentives paid in the twelve month period ended November 30, 2020.

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Equity Compensation Plan Information

The following table shows information, as of December 31, 2020, concerning shares of the Company’s common stock authorized for issuance under the Company’s equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights(1)(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	2,758,867	(3)	$137.01	7,426,670	(4)
Equity compensation plans not approved by shareholders	0		$0	0
Total Equity Compensation Plans	2,758,867		$137.01	7,426,670

(1)	The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs and performance shares, which have no exercise price.
(2)	The weighted-average remaining contractual term of the Company’s outstanding options as of December 31, 2020 was 6.7 years.
(3)	This number includes 2,758,867 shares for issuance under the 2008 Omnibus Incentive Plan, of which 1,831,698 shares were subject to outstanding options, 635,258 shares were subject to outstanding RSU awards and 291,911 shares were subject to outstanding performance share awards (assumes the maximum 200% of target award payout is realized and includes dividend equivalent units).
(4)	Shares issued in respect of awards other than stock options and stock appreciation rights granted under the 2008 Omnibus Incentive Plan count against the shares available for grant thereunder as 2.99 shares for every share granted.

See Part II, Item 8, “Financial Statements and Supplementary Data,” of our 2020 Annual Report on Form 10-K in the Notes to Consolidated Financial Statements at Note 8, “Stock-Based Compensation,” for further information regarding our equity compensation plans.

Compensation Committee Report

The Compensation, Human Resources and Management Succession Committee (the “Compensation Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Submitted by the Compensation Committee:

Robert D. Marcus (Chair)	Mark L. Feidler	Siri S. Marshall	Robert W. Selander

* * *

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Director Compensation

The table below sets forth the compensation received by our non-management directors during 2020:

DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Mark L. Feidler	211,161	170,112	5,000	386,273
G. Thomas Hough	117,500	170,112	0	287,612
Robert D. Marcus	120,000	170,112	10,311	300,423
Siri S. Marshall	116,338	170,112	170	286,620
Scott A. McGregor	120,000	170,112	10,000	300,112
John A. McKinley	132,500	170,112	311	302,923
Robert W. Selander	117,500	170,112	10,000	297,612
Melissa D. Smith(4)	15,102	175,004	0	190,106
Elane B. Stock(5)	95,075	170,112	10,000	275,187
Heather H. Wilson	107,323	170,112	10,000	287,435

(1)	Audrey Boone Tillman was elected to the Board on February 3, 2021 and is not included in this table.
(2)	Represents the grant date fair value for RSU awards made on May 7, 2020 (1,147 RSUs for each director then serving), computed in accordance with FASB ASC Topic 718. For Ms. Smith, the amount reflects the grant date fair value for the initial new director RSU award she received on November 5, 2020 (1,154 RSUs), computed in accordance with FASB ASC Topic 718.
(3)	Reflects the market price of annual membership to certain of our credit monitoring products and Company-matching charitable contributions under the Equifax Matching Gift Program. Under this program, the Company will match contributions to eligible non-profit organizations, up to a maximum of $10,000 per director per calendar year. In 2020, the Company made or committed to make matching contributions on behalf of our outside directors as follows: Mr. Feidler ($5,000); Mr. Marcus ($10,000); Mr. McGregor ($10,000); Mr. Selander ($10,000); Ms. Stock ($10,000); and Ms. Wilson ($10,000).
(4)	Melissa Smith was elected to the Board on November 5, 2020.
(5)	Elane Stock retired from the Board on November 4, 2020.

Director Fees

Director cash compensation in 2020 consisted of an annual cash retainer of $90,000 and an annual cash retainer of $27,500 for the Audit Committee Chair, $22,500 for the Compensation Committee Chair, $15,000 for the Governance Committee Chair and $27,500 for the Technology Committee Chair. An annual cash retainer is also paid, in the amount of $15,000 for Audit Committee members, $12,500 for Compensation Committee members, $7,500 for Governance Committee members and $15,000 for Technology Committee members. An annual cash retainer of $100,000 was paid to Mr. Feidler as Independent Chairman. Effective January 1, 2021, the annual cash retainers for the Audit Committee Chair increased to $30,000, the Compensation Committee Chair increased to $25,000, the Governance Committee Chair and members increased to $20,000 and $10,000, respectively, and the Technology Committee Chair increased to $30,000.

By paying directors an annual retainer, the Company compensates each non-management director for his or her role and judgment as an advisor to the Company, rather than for his or her attendance or effort at individual meetings. Directors with added responsibility are recognized with higher cash compensation as noted above.

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Equity Awards

Each independent director receives an initial and an annual long-term incentive grant of RSUs under our shareholder-approved 2008 Omnibus Incentive Plan on the date of the annual meeting of shareholders to further align their interests with those of our shareholders and to attract and retain highly-qualified directors through equity ownership. For 2020, directors received a fixed value in shares, computed as of the grant date ($175,000 for initial one-time grant to new directors and $170,000 for annual grant). The annual grants and initial grants vest one year and three years, respectively, after the grant date with accelerated vesting in the event of the director’s death, disability, retirement or a change in control of the Company. RSUs accrue dividend equivalent units. Effective January 1, 2021, the annual grant value increased to $180,000.

Stock Ownership Requirement

Each independent director is required to own Equifax common stock with a market value of at least five times his or her annual cash retainer. New directors have five years to achieve the ownership requirement. Under our insider trading policy, our directors are prohibited from purchasing or selling financial instruments (including prepaid variable forward contracts, equity swaps, collars, exchange funds and other derivative securities), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Equifax securities. We also prohibit our directors from holding our stock in a margin account or pledging our stock as collateral for a loan.

Director Deferred Compensation Plan

Each director may defer receipt of up to 100% of his or her stock-based or cash retainer fees. The director is credited with a number of share units having an equivalent value at the end of each quarter based on his or her advance deferral election, with credit for dividends beginning with grants made in 2020. Share units are equivalent to shares of the Company’s common stock, except that share units have no voting rights. In general, amounts deferred are not paid until the director retires from the Board. However, directors may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. At the end of the applicable deferral period, the director receives a share of common stock for each share unit awarded. Such shares are received either in a lump sum or over a period not to exceed 15 years for retirement distributions, or up to five years for a scheduled withdrawal, as elected in advance by each director.

Director and Executive Stock Deferral Plan

Each director may defer up to 100% of his or her annual RSU grant, including dividend equivalent units, plus taxes otherwise due upon the vesting of RSUs. The director is credited with a number of share units as of the vesting date based on his or her advance deferral election. In general, amounts deferred under the plan are not paid until the director retires from the Board. However, directors may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. Amounts deferred are paid in shares of our common stock, at the director’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan, but we pay all costs and expenses incurred in its administration.

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Security Ownership of Management and Certain Beneficial Owners

Securities Owned by Certain Beneficial Owners

The table below contains information as of March 5, 2021, unless otherwise indicated, with respect to the beneficial ownership of the Company’s common stock by each person the Company believes beneficially holds more than 5% of the outstanding shares of the Company’s common stock, based solely on the Company’s review of SEC filings.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares	% of Class(1)
The Vanguard Group(2)	12,713,461	10.4%
Massachusetts Financial Services Company(3)	10,736,003	8.8%
Capital International Investors(4)	8,823,398	7.2%
BlackRock, Inc.(5)	7,806,762	6.4%
T. Rowe Price Associates, Inc.(6)	7,662,303	6.3%
Generation Investment Management LLP(7)	6,203,314	5.1%

(1)	Based upon 122,423,271 shares of common stock outstanding as of March 5, 2021. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.
(2)	Based on a Schedule 13G/A filed on February 10, 2021 by The Vanguard Group (“Vanguard”), which listed its address as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, Vanguard possesses sole voting power with respect to 0 shares of common stock, shared voting power with respect to 203,759 shares of common stock, sole dispositive power with respect to 12,186,688 shares of common stock and shared dispositive power with respect to 526,773 shares of common stock.
(3)	Based on a Schedule 13G filed on February 11, 2021 by Massachusetts Financial Services Company (“MFS”), which listed its address as 111 Huntington Avenue, Boston, MA 02199, MFS possesses sole voting power with respect to 10,211,657 shares of common stock, shared voting power with respect to 0 shares of common stock, sole dispositive power with respect to 10,736,003 shares of common stock and shared dispositive power with respect to 0 shares of common stock.
(4)	Based on a Schedule 13G/A filed on February 16, 2021 by Capital International Investors, which listed its address as 333 South Hope Street, 55th Fl, Los Angeles, CA 90071, Capital International Investors possesses sole voting power with respect to 8,584,658 shares of common stock, shared voting power with respect to 0 shares of common stock, sole dispositive power with respect to 8,823,398 shares of common stock and shared dispositive power with respect to 0 shares of common stock.
(5)	Based on a Schedule 13G/A filed on January 29, 2021 by BlackRock, Inc. (“BlackRock”), which listed its address as 55 East 52nd Street, New York, New York 10055, BlackRock possesses sole voting power with respect to 6,865,262 shares of common stock, shared voting power with respect to 0 shares of common stock, sole dispositive power with respect to 7,866,380 shares of common stock and shared dispositive power with respect to 0 shares of common stock.
(6)	Based on a Schedule 13G/A filed on February 16, 2021 by T. Rowe Price Associates, Inc. (“T. Rowe Price”), which listed its address as 100 E. Pratt Street, Baltimore, Maryland 21202, T. Rowe Price possesses sole voting power with respect to 2,893,832 shares of common stock, shared voting power with respect to 0 shares of common stock, sole dispositive power with respect to 7,806,762 shares of common stock and shared dispositive power with respect to 0 shares of common stock.
(7)	Based on a Schedule 13G filed on February 26, 2021 by Generation Investment Management LLP (“Generation IM”), which listed its address as 20 Air Street, 7th floor, London, United Kingdom W1B 5AN, Generation IM possesses sole voting power with respect to 44,857 shares of common stock, shared voting power with respect to 6,158,457 shares of common stock, sole dispositive power with respect to 44,857 shares of common stock and shared dispositive power with respect to 6,158,457 shares of common stock.

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Securities Owned by Directors and Management

The table below contains information as of March 5, 2021 (except where otherwise indicated), concerning the beneficial ownership of Company common stock by (i) each director and nominee, (ii) each NEO listed in the Summary Compensation Table, and (iii) all directors, nominees and other executive officers as a group. Except as otherwise noted, the named individuals had sole voting and investment power with respect to such securities. In accordance with our insider trading policy, none of these shares were pledged or hedged. All persons named in the table can be reached at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309.

Name	Number of Shares Owned(1)		Exercisable Stock Options(2)	Number of Deferred Share Equivalent Units(3)	% of Common Stock Outstanding(4)
Mark W. Begor	8,203		184,577	0	*
Mark L. Feidler	20,201	(5)	0	5,921	*
John W. Gamble, Jr.	36,455		38,497	0	*
Bryson R. Koehler	0		8,984	0	*
G. Thomas Hough	5,358		0	4,134	*
Robert D. Marcus	11,551		0	0	*
Siri S. Marshall	5,459		0	39,301	*
Scott A. McGregor	4,528		0	0	*
John A. McKinley	17,595		0	23,411	*
Rodolfo O. Ploder	51,709		28,810	0	*
Robert W. Selander	2,926		0	0	*
Sid Singh	15,074		10,558	0	*
Melissa D. Smith	0		0	0	*
Audrey Boone Tillman	0		0	0	*
Heather H. Wilson	1,394		0	0	*
All directors, nominees and executive officers as a group (22 persons including those named above)(6)	812,193		366,291	81,162	1.03%

*	Less than one percent.
(1)	Includes shares held of record and Company shares owned through a bank, broker, trust or other nominee. It also includes all shares owned through our 401(k) Plan, vested RSUs and related dividend equivalent units. Excludes unvested RSUs and related unvested dividend equivalent units for: Mr. Begor (79,843); Mr. Feidler (1,154); Mr. Gamble (12,118); Mr. Koehler (20,552); Mr. Hough (1,154); Mr. Marcus (1,154); Ms. Marshall (1,154); Mr. McGregor (1,154); Mr. McKinley (1,154); Mr. Ploder (10,325); Mr. Selander (2,734); Mr. Singh (5,879); Ms. Smith (1,156); Ms. Tillman (988); and Ms. Wilson (2,768). The RSUs represent a contingent right to receive one share of common stock. There are no voting rights associated with RSUs.
(2)	This column lists the number of shares that the directors, nominees and executive officers had a right to acquire as of or within 60 days after March 5, 2021 through the exercise of director or employee stock options, as applicable.
(3)	Reported in this column are share equivalent units credited to a director or executive officer account under the Company’s Director and Executive Stock Deferral Plan and/or Director Deferred Compensation Plan. The units track the performance of Company common stock but do not confer on the holder voting or investment power over shares of common stock. The units are payable in shares on final distribution and do not include the reinvestment of dividends.
(4)	Based upon 122,423,271 shares of common stock outstanding as of March 5, 2021. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.
(5)	Includes 7,823 shares held in a 501(c)(3) charitable family foundation in which Mr. Feidler has no pecuniary interest.
(6)	Includes 600,000 shares (0.5% of the shares outstanding on March 5, 2021) as to which beneficial ownership is disclaimed by executive officers of the Company who, in their capacity as investment officers and/or plan administrators for certain Company employee benefit plans, have shared voting and/or investment power with respect to shares of Company common stock held in such benefit plans.

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Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Directors, executive officers and greater than ten percent shareholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of copies of such forms furnished to the Company and written representations provided by the reporting persons, the Company believes that all Section 16(a) filing requirements were timely met in 2020, except for one Form 4 for each of Ms. Marshall and Ms. Stock that was filed late due to an administrative error.

Audit Committee Report

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. In fulfilling our oversight responsibilities, we have reviewed and discussed with management and Ernst & Young the audited financial statements for the fiscal year ended December 31, 2020. We reviewed and discussed with management and Ernst & Young the quarterly financial statements for each quarter in such fiscal year, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, Ernst & Young’s evaluation of the Company’s internal control over financial reporting as of that date, and audit plans and results. We have also discussed with Ernst & Young the matters required to be discussed with the independent auditor by the applicable requirements of the PCAOB.

We have received from Ernst & Young the written disclosures required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, and have discussed with Ernst & Young its independence. We have also considered whether the provision of specific non-audit services by Ernst & Young is compatible with maintaining its independence and believe that the services provided by Ernst & Young for fiscal year 2020 were compatible with, and did not impair, its independence.

In reliance on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Submitted on February 22, 2021 by the Audit Committee:

G. Thomas Hough (Chair)	Scott A. McGregor	John A. McKinley	Heather H. Wilson

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Proposal 3	Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2021

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for fiscal year 2021, and the Board is asking shareholders to ratify that selection. Although current laws, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of Ernst & Young for ratification by shareholders as a matter of good corporate practice. Additionally, in conjunction with the mandated rotation of the Audit Firm’s lead engagement partner, the Audit Committee and its chair are directly involved in the selection of Ernst & Young’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young is in the best interests of the Company and its shareholders. If the shareholders do not ratify the selection of Ernst & Young, the Audit Committee will review the Company’s relationship with Ernst & Young and take such action as it deems appropriate, which may include continuing to retain Ernst & Young as the Company’s independent registered public accounting firm.

Ernst & Young has served as our independent registered public accounting firm since 2002. A representative of Ernst & Young will be available during the 2021 Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table sets forth the fees of Ernst & Young for services rendered to the Company for the fiscal years ended

December 31, 2020 and 2019:

AUDIT AND NON-AUDIT FEES

Fee Category	2020	2019
Audit Fees(1)	$6,206,503	$6,231,215
Audit-Related Fees(2)	19,029	19,218
Tax Fees(3)	1,085,873	1,354,920
All Other Fees(4)	7,170	7,200
TOTAL	$7,318,575	$7,612,553

(1)	Consists of fees and expenses for professional services rendered for the integrated audit of our annual consolidated financial statements and internal control over financial reporting and review of the interim consolidated financial statements included in our quarterly reports to the SEC, and services normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements, accounting consultations on matters addressed during the audit or interim reviews, and SEC filings, including comfort letters, consents and comment letters.
(2)	Consists of fees and expenses for services that reasonably are related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits in 2019 and 2020.
(3)	Consists of fees and expenses for professional services related to tax planning and tax advice.
(4)	Consists of fees for products and services provided by Ernst & Young which are not included in the first three categories above.

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Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Company maintains a pre-approval policy that mandates that the Audit Committee approve the audit and non-audit services in advance. All audit and non-audit services for the fiscal year ended December 31, 2020 were either pre-approved by the Audit Committee or were approved pursuant to the Audit Committee’s pre-approval policy. The Audit Committee has authorized its Chair to pre-approve certain permissible audit and non-audit services that arise between Audit Committee meetings, provided the Audit Committee is informed of the decision to pre-approve the services at its next scheduled meeting. In its pre-approval of non-audit services and fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. The Audit Committee has determined that performance of services other than audit services is compatible with maintaining the independence of the Company’s independent registered public accounting firm. See “Audit Committee Report” on page 80.

To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. In 2020 and 2019, we did not obtain any of these prohibited services from Ernst & Young. The Company uses other accounting firms for these types of non-audit services.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 3.

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Questions and Answers about the Annual Meeting

How do I attend the 2021 Annual Meeting?

Shareholders as of the close of business on March 5, 2021, the record date, can attend the meeting by accessing www.virtualshareholdermeeting.com/EFX2021 and entering the 16-digit control number included in the proxy card, voting instruction form or the notice.

Non-shareholders may access the live webcast, but will not be eligible to vote or submit questions.

Please note that the www.virtualshareholdermeeting.com/EFX2021 web page will be active beginning approximately 15 minutes before the meeting start time, to allow time for you to log-in and test your device. We encourage you to access the website in advance of the designated start time.

How do I ask questions at the 2021 Annual Meeting?

Shareholders will be able to submit questions during the meeting by accessing the meeting at www.virtualshareholdermeeting.com/EFX2021 using their 16-digit control number, typing the question into the “Ask a Question” field, and clicking submit.

Only questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, products and services or individual disputes, are not pertinent to meeting matters and therefore will not be answered. Questions that are substantially similar may be grouped and answered together to avoid repetition.

Who may vote at the 2021 Annual Meeting?

Shareholders as of the close of business on March 5, 2021 may vote at the 2021 Annual Meeting. As of such date, there were 122,423,271 shares of Company common stock outstanding, each entitled to one vote.

How do I vote shares at the 2021 Annual Meeting?

Shareholders who have not voted their shares prior to the meeting or who wish to change their vote will be able to vote their shares electronically at the meeting by clicking “Vote Here” on the meeting website.

Whether or not shareholders plan to attend the meeting, they are encouraged to vote their shares prior to the meeting by one of the methods described in the proxy materials. Shareholders may continue to use the proxy materials to vote their shares in connection with the meeting.

Shareholders who have already voted do not need to vote again unless they wish to change their prior vote.

How can I review the list of shareholders entitled to vote?

An electronic list of the shareholders of record as of the record date will be available for examination by shareholders at www.virtualshareholdermeeting.com/EFX2021 during the meeting, along with the proxy materials for the meeting. Shareholders will need to enter their 16-digit control number to access the shareholder list.

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Can I attend the virtual meeting if I am not a shareholder?

Yes. If you do not have a 16-digit control number, you may still attend the meeting as a guest in listen-only mode. To attend as a guest, please access www.virtualshareholdermeeting.com/EFX2021 and enter the information requested on the screen to register as a guest. Please note that you will not have the ability to ask questions, vote or examine the list of shareholders during the meeting if you participate as a guest.

A replay of the virtual annual meeting webcast will be available on our investor relations website through June 30, 2021.

What if during the meeting I have technical difficulties or trouble accessing the virtual meeting website?

On the morning of the Annual Meeting, we will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting please call the toll-free number that will be available on the morning of the meeting.

What is the difference between holding shares as a registered shareholder and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the “registered stockholder” of those shares. We mail the proxy materials and our Annual Report to you directly.

If your shares are held in street name with a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares that are registered in street name. In this case, the proxy materials and our Annual Report will be forwarded to you by your broker, bank, or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following the voting instructions included in the material.

Employees with shares allocated in an employee benefit plan account will vote shares allocated to their benefit plan account electronically and will not receive a paper mailing for those shares. Employees should review the information on procedures for voting by employees on page 86.

What am I voting on and what are the Board’s voting recommendations?

Agenda Item		Board Voting Recommendation	Page Reference (for more detail)
Proposal 1	Election of 10 Director Nominees	FOR EACH NOMINEE	17
Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation	FOR	33
Proposal 3	Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2021	FOR	81

Can other matters be decided at the 2021 Annual Meeting?

The Company is not aware, as of the date of this Proxy Statement, of any other matters to be voted on at the 2021 Annual Meeting. If any other matters are properly brought before the meeting for a vote, the persons named as proxies on the proxy card will vote all shares represented at the meeting (other than shares that are voted by the holder during the meeting) on such matters in accordance with the Board’s recommendation.

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What is the procedure for voting?

Shareholders of record

Shareholders of record may attend and cast their votes at the 2021 Annual Meeting.

In addition, shareholders of record may cast their vote by proxy and participants in the Company’s benefit plans described on page 86 may submit their voting instructions by:

•	Using the Internet at the web address noted in the proxy materials email or proxy card you received (if you have access to the Internet, we encourage you to vote in this manner);

•	Using the toll-free telephone number listed on the proxy card (if you received one); or

•	Signing, completing and returning a proxy card (if you received one) in the provided postage-paid envelope.

Votes cast through the Internet and telephone voting procedures are authenticated by use of a personal identification number. This procedure allows shareholders to appoint a proxy (or Company benefit plan participants to provide voting instructions) and to confirm that their actions have been properly recorded. Specific instructions to be followed are set forth on the proxy materials email or proxy card (if you received one).

Beneficial owners

If you are the beneficial owner of shares held in “street name,” you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form provided to you by them, or by following their instructions for voting through the Internet or by telephone. In the alternative, you may attend and cast your vote during the meeting using your 16-digit control number. If you are a beneficial owner but do not have a control number, you may gain access to the meeting by contacting your broker or by following the instructions included with your proxy materials. In order for your shares to be voted on all matters presented at the meeting, we urge all shareholders whose shares are held in street name by a bank, brokerage firm or other nominee to provide voting instructions to your bank, brokerage firm or other nominee.

Can I change my proxy vote?

Yes. If you are a registered shareholder, you can change your proxy vote or revoke your proxy at any time before the

2021 Annual Meeting by:

•	Authorizing a new vote electronically through the Internet or by telephone up until 11:59 p.m., Eastern Time, on May 5, 2021;

•	Delivering a written revocation of your proxy to Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, before your original proxy is voted at the Annual Meeting;

•	Returning a signed proxy card with a later date; or

•	Voting during the Annual Meeting.

If you are a beneficial owner of shares, you can submit new voting instructions by contacting your broker, bank or other nominee. You can also vote during the 2021 Annual Meeting as described in the answer to the previous question.

Your attendance at the 2021 Annual Meeting does not revoke your proxy. Unless you vote during the meeting, your last valid proxy prior to or at the 2021 Annual Meeting will be used to cast your vote.

What if I return my proxy card but do not provide voting instructions?

Proxies that are signed and returned but do not contain voting instructions will be voted:

•	FOR the election of the 10 director nominees listed in Proposal 1.

•	FOR the advisory vote to approve the compensation of our NEOs (Proposal 2).

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2021 fiscal year (Proposal 3).

•	In accordance with the Board’s recommendation by the individuals named as proxy holders in the proxy card, if any other matters are properly brought before the 2021 Annual Meeting.

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How do I vote if I participate in one of the Company’s 401(k) or defined contribution plans?

Participants in the Equifax Inc. 401(k) Plan and the Equifax Canada Retirement Savings Program for Salaried Employees (collectively, the “Company Plans”) may instruct the applicable plan trustee how to vote all shares of Company common stock allocated to their accounts. To allow sufficient time for the plan trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m., Eastern Time, on May 4, 2021. The 401(k) Plan trustee will vote shares for which it has not received instructions in the same proportion as the shares for which it has received instructions. The Canada Retirement Savings Program trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Company Plans may not vote the shares owned through such plans after this deadline, including at the Annual Meeting.

How many shares must be present to hold the 2021 Annual Meeting?

In order for us to lawfully conduct business at our 2021 Annual Meeting, a majority of the shares outstanding and entitled to vote as of March 5, 2021 must be present or represented by proxy. This is referred to as a quorum. Your shares are counted as present at the meeting if you attend the 2021 Annual Meeting and vote during the meeting or if you properly return a proxy by Internet, by telephone, or by mail in advance of the meeting and do not revoke the proxy. If a quorum is not present, the meeting may be adjourned from time to time until a quorum is present.

Will my shares be voted if I do not provide my proxy or instruction card?

Registered Shareholders

If your shares are registered in your name, your shares will not be voted unless you provide a proxy by Internet, telephone or mail, or vote during the 2021 Annual Meeting.

Plan Participants

If you are a participant in one of our employee 401(k) or defined contribution plans and you do not provide timely instructions to the plan trustee, shares allocated to your account(s) will be voted by the plan trustee depending on the terms of your plan and other legal requirements.

Beneficial Owners

If you hold shares through an account with a broker and you do not provide voting instructions, under NYSE rules, your broker may vote your shares on routine matters only. The ratification of the appointment of Ernst & Young LLP (Proposal 3) is considered a routine matter, and your nominee can therefore vote your shares on that proposal even if you do not provide voting instructions. Proposals 1 and 2 are not considered routine matters, and your nominee cannot vote your shares on these proposals unless you provide voting instructions. Votes withheld by brokers in the absence of voting instructions from a beneficial owner are referred to as “broker non-votes.”

Multiple Forms of Ownership

The Company cannot provide a single proxy or instruction card for shareholders who own shares in different forms of accounts (employee benefit plan shares, registered shares, and beneficially-owned shares). As a result, if your shares are held in multiple types of accounts, you must submit your votes for each type of account in accordance with the instructions you receive for that account.

What is the vote required for each proposal?

For Proposal 1, Election of Director Nominees, each director nominee for whom more shares are voted “for” than “against” his or her election will be elected as a director at the meeting. Under our Bylaws, if more votes are cast “against” than are cast “for” a nominee, the nominee shall offer his or her resignation. The independent members of the Board will determine and promptly publicly announce the action to be taken with respect to acceptance or rejection of the resignation offer.

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For each of Proposal 2, Advisory Vote to Approve Named Executive Officer Compensation, and Proposal 3, Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2021, the proposal will be approved if more votes are cast “for” than are cast “against” the proposal. Proposals 2 and 3 are advisory and nonbinding. The Board will review the voting results on these proposals and take the results into account when making future decisions regarding these matters. “Votes cast” exclude abstentions and broker non-votes.

What is the effect of an abstention?

A shareholder who abstains on some or all matters is considered present for purposes of determining if a quorum is present at the 2021 Annual Meeting, but an abstention is not counted as a vote cast. An abstention has no effect for the vote on any proposal.

What is the effect of a broker non-vote?

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the 2021 Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum, will not affect the outcome with respect to the election of directors, and will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the votes cast on the proposal.

Who will count the votes?

A representative of Broadridge Financial Services will tabulate the votes and act as independent inspector of election for the 2021 Annual Meeting.

Where can I find the voting results of the 2021 Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and disclosed by the Company in a Current Report on Form 8-K filed with the SEC within four business days following the 2021 Annual Meeting.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we send only one Annual Report and Proxy Statement to eligible shareholders who share a single address, unless we have received instructions to the contrary from any shareholder at that address. The practice is designed to reduce our printing and postage costs. Shareholders who participate in householding will continue to be able to separately vote their proxies. We do not use householding for any other shareholder mailings, such as dividend checks, Form 1099, or account information statements.

If you are eligible for householding, but received multiple copies of our Annual Report and Proxy Statement and prefer to receive only a single copy for your household, please contact Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000. If you are a registered shareholder residing at an address with other registered shareholders and wish to receive a separate Annual Report or Proxy Statement at this time or in the future, we will provide you with a separate copy. To obtain this copy, please contact the Office of Corporate Secretary. If you own shares through a broker, bank or other nominee, you should contact the nominee concerning householding procedures.

The Company cannot provide a single proxy or voting instruction card for shareholders who own shares in different forms of accounts (employee benefit plan shares, registered shares, and beneficially-owned shares). Accordingly, you will receive a separate solicitation and proxy for each type of account in which shares are held and you must submit your votes for each type of account in accordance with the instructions received for that account.

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Can I receive a copy of the Annual Report?

Yes. We will provide a copy of our Annual Report without charge, upon written request, to any registered or beneficial owner of common stock entitled to vote at the 2021 Annual Meeting. Requests should be made in writing addressed to the Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, or by calling (404) 885-8000.

Can I view the Proxy Statement and Annual Report on the Internet?

Yes. The Proxy Statement and Annual Report are available on the Internet at https://investor.equifax.com/financial-information/annual-reports-and-proxy-statements. Most shareholders will receive their annual meeting materials via electronic delivery. The SEC also maintains a website at https://www.sec.gov that contains reports, proxy statements and other information regarding Equifax.

Can I choose to receive the Proxy Statement and Annual Report on the Internet instead of receiving them by mail?

Yes. If you are a registered shareholder or beneficial owner, you can elect to receive future annual reports and proxy statements on the Internet only and not receive copies in the mail by following the instructions on your proxy card or voting instruction form. Your request for electronic transmission will remain in effect for all future annual reports and proxy statements, unless withdrawn. Most active employees who participate in the Company’s savings plans will receive an online notification announcing Internet availability of the annual report and proxy statement; a paper copy will not be provided unless requested by following the instructions in the email notification.

Who pays the cost of this proxy solicitation?

The Company has retained Innisfree M&A Incorporated to assist in soliciting proxies for an annual fee of $20,000 plus expenses, and will bear the cost of soliciting proxies. Directors, officers and other Company associates also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

How do I recommend a director nominee or submit a proposal or director nominee for the 2022 Annual Meeting of Shareholders?

The Governance Committee will consider for possible nomination qualified Board candidates that are submitted by our shareholders using the same process that applies to candidates identified by other sources. Shareholders wishing to make such a submission may do so by sending the following information to the Governance Committee no later than November 25, 2021 and no earlier than October 26, 2021, c/o Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302: (1) a nomination notice in accordance with the procedures set forth in Section 1.12 of our Bylaws; (2) a request that the Governance Committee consider the shareholder’s candidate for inclusion in the Board’s slate of nominees for the applicable meeting; and (3) along with the shareholder’s candidate, an undertaking to provide all other information the Committee or the Board may request in connection with their evaluation of the candidate. A copy of our Bylaws is available on our website at www.equifax.com/about-equifax/corporate-governance or by writing to the Corporate Secretary.

Any shareholder’s nominee must satisfy the minimum qualifications for any director described above in the judgment of the Governance Committee and the Board. In evaluating shareholder nominees, the Governance Committee and the Board may consider all relevant information, including the factors described above, and additionally may consider the size and duration of the nominating shareholder’s holdings in the Company; whether the nominee is independent of the nominating shareholder and able to represent the interests of the Company and its shareholders as a whole; and the interests and/or intentions of the nominating shareholder.

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Shareholders may also submit proposals and director nominations through our proxy access procedures for consideration at the 2022 Annual Meeting, including proposals submitted for inclusion in the Company’s proxy materials for the 2022 Annual Meeting. Notice of such proposals or director nominations must be delivered to us no later than November 25, 2021 (and, in the case of a director nomination pursuant to proxy access, no earlier than October 26, 2021). The proposal or director nomination must satisfy the information and other requirements specified in our Bylaws and, if to be included in our proxy materials for the 2022 Annual Meeting, must comply with SEC Rule 14a-8 and other applicable rules and interpretations of the SEC.

Any shareholder proposal or director nomination submitted to the Company in connection with the 2022 Annual Meeting should be addressed to the Corporate Secretary at the address above. In addition, the shareholder proponent or a duly authorized representative must appear in person at the 2022 Annual Meeting to present the proposal.

How can I contact the Company’s directors?

Shareholders and other interested parties who wish to communicate with our directors, a committee of the Board of Directors, the Independent Chairman, the non-management directors as a group, or the Board generally should address their correspondence accordingly and send by mail to Equifax Inc., c/o Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302. Correspondence will be forwarded as directed by the shareholder. The Company may first review such communications and screen out solicitations for goods and services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.

Can I find additional information on the Company’s website?

Yes. Although information contained on our website is not part of this Proxy Statement, you will find information about the Company and our corporate governance practices at www.equifax.com/about-equifax/corporate-governance. Our website contains information about our Board, Board committees, Articles of Incorporation and Bylaws, Code of Ethics and Business Conduct, Governance Guidelines, and information about insider transactions. Shareholders may obtain, without charge, hard copies of the above documents by writing to Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000.

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ANNEX A:	Reconciliation of Non-GAAP Financial Measures

We refer in this Proxy Statement to adjusted EPS and adjusted revenue, which are non-GAAP financial measures.

Adjusted EPS attributable to Equifax is diluted EPS attributable to Equifax adjusted (to the extent noted below for different periods) for acquisition-related amortization expense, costs related to the 2017 cybersecurity incident, accrual for legal matters related to the 2017 cybersecurity incident, fair market value adjustment of equity investments, pension mark-to-market fair value adjustment, income tax effects related to the Q1 2020 gain on fair market value adjustment of equity investment, foreign currency impact of certain intercompany loans, valuation allowance for certain deferred tax assets, tax benefit on legal settlement related to the 2017 cybersecurity incident, settlements with commercial customers, realignment of internal resources, income tax effects of stock awards that are recognized upon vesting or settlement, the foreign exchange impact resulting from accounting for Argentina as a highly inflationary economy, PayNet acquisition-related amounts other than acquisition-related amortization and the income tax impact of these adjustments. All adjustments are net of tax, with a reconciling item with the aggregated tax impact of the adjustments.

Adjusted EPS is provided to show the performance of our core operations without the effect of the excluded items, consistent with how our management reviews and assesses our historical performance when measuring operating profitability, evaluating performance trends, and setting performance objectives. This non-GAAP measure is not a measurement of financial performance under GAAP, should not be considered as an alternative to EPS, and may not be comparable to non-GAAP financial measures used by other companies. The following table reconciles Adjusted EPS to net income attributable to Equifax, the most directly comparable financial measure calculated in accordance with GAAP:

Reconciliation of net income attributable to Equifax to diluted EPS attributable to Equifax, defined as net income adjusted for acquisition-related amortization expense, costs related to the 2017 cybersecurity incident, accrual for legal matters related to the 2017 cybersecurity incident, fair value adjustment of equity investments, pension mark-to-market fair value adjustments, income tax effects of Q1 2020 gain on fair market value adjustment of equity investment, foreign currency impact of certain intercompany loans, valuation allowance for certain deferred tax assets, tax benefit on legal settlement related to the 2017 cybersecurity incident, settlements with commercial customers, realignment of internal resources and other costs, the income tax effect of stock awards recognized upon vesting or settlement, Argentina highly inflationary foreign currency impacts, PayNet acquisition-related amounts other than acquisition-related amortization, and income tax adjustments:

	Twelve Months Ended December 31,
(In millions, except per share amounts)	2020	2019 (revised)
Net income attributable to Equifax	$520.1	$(384.1)
Acquisition-related amortization expense of certain acquired intangibles(1)	141.8	140.2
2017 cybersecurity incident related costs(2)	365.0	337.3
Accrual for legal matters related to the 2017 cybersecurity incident(3)	—	800.9
Fair market value adjustment of equity investments(4)	(149.5)	—
Pension mark-to-market fair value adjustment(5)	32.2	(4.8)
Income tax effects of Q1 2020 gain on fair market value adjustment of equity investment(6)	(5.4)	—
Foreign currency impact of certain intercompany loans(7)	6.2	—
Valuation allowance for certain deferred tax assets(8)	7.0	—
Tax benefit on legal settlement related to the 2017 cybersecurity incident(9)	(4.8)	—
Settlements with commercial customers(10)	—	20.0
Realignment of internal resources and other costs(11)	31.9	11.5
Income tax effects of stock awards that are recognized upon vesting or settlement(12)	(6.1)	(3.0)
Argentina highly inflationary foreign currency adjustment(13)	0.5	1.0
PayNet acquisition-related amounts other than acquisition-related amortization(14)	—	6.3
Tax impact of adjustments(15)	(82.8)	(228.8)
Net income attributable to Equifax, adjusted for items listed above	$856.1	$696.5
Diluted EPS attributable to Equifax, adjusted for items listed above	$6.97	$5.71
Weighted-average shares used in computing diluted EPS	122.8	122.0

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(1)	For the year ended December 31, 2020, we recorded acquisition-related amortization expense of certain acquired intangibles of $141.8 million ($120.6 million net of tax). The $21.2 million of tax is comprised of $37.3 million of tax expense net of $16.1 million of a cash income tax benefit. For the year ended December 31, 2019, we recorded acquisition-related amortization expense of certain acquired intangibles of $140.2 million ($119.4 million net of tax). The $20.8 million of tax is comprised of $36.9 million of tax expense net of $16.1 million of a cash income tax benefit. See the Notes to this reconciliation for additional detail.
(2)	For the year ended December 31, 2020, we recorded pre-tax expenses related to the 2017 cybersecurity incident of $365.0 million ($270.5 million, net of tax), $364.8 million of cybersecurity incident related costs were in operating income, with the remaining $0.2 million being recorded to depreciation and amortization. For year ended December 31, 2019, we recorded pre-tax expenses of $337.3 million ($252.3 million, net of tax) for expenses related to the 2017 cybersecurity incident. See the Notes to this reconciliation for additional detail.
(3)	For the year ended December 31, 2019, we recorded expenses, net of directors and officers insurance recoveries, of $800.9 million ($686.1 million, net of tax) for losses associated with certain legal proceedings and government investigations related to the 2017 cybersecurity incident, exclusive of our legal professional services expenses. See the Notes to this reconciliation for additional detail.
(4)	For the year ended December 31, 2020, we recorded a $149.5 million ($101.1 million, net of tax) gain on the fair market value adjustment of equity investments. The changes in fair value were recorded to Other Income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional details.
(5)	During the fourth quarter of 2020, we recorded a $32.2 million loss ($24.3 million, net of tax) related to the mark-to-market fair value adjustment of our pension and postretirement benefit plans. During the fourth quarter of 2019, we recorded a $4.8 million gain ($3.9 million, net of tax) related to the mark-to-market fair value adjustment of our pension and postretirement benefit plans. See the Notes to this reconciliation for additional detail.
(6)	For the year ended December 31, 2020, we recorded income tax effects of the Q1 2020 gain on fair market value adjustment of an equity investment of $5.4 million. See the Notes to this reconciliation for additional detail.
(7)	For the year ended December 31, 2020, we recorded foreign currency loss related to certain intercompany loans of $6.2 million. The impact was recorded to the Other Income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional detail.
(8)	During the first quarter of 2020, we recorded a valuation allowance for certain deferred tax assets of $7.0 million. See the Notes to this reconciliation for additional detail.
(9)	During the first quarter of 2020, we recorded a $4.8 million tax benefit on legal settlements related to the 2017 cybersecurity incident, as finalization of the settlement terms in the first quarter have caused us to conclude the tax treatment has changed from the time we recorded the initial loss. See the Notes to this reconciliation for additional detail.
(10)	During the third quarter of 2019, we recorded a $20.0 million ($15.1 million, net of tax) charge to revenue related to settlements with commercial customers. See the Notes to this reconciliation for additional detail.
(11)	During the fourth quarter of 2020 and the first quarter of 2019, we recorded $31.9 million ($24.3 million, net of tax) and $11.5 million ($8.8 million, net of tax), respectively, of restructuring charges for the realignment of internal resources and other costs, which predominantly relates to the reduction of headcount and the realignment of our internal resources to support the Company’s strategic objectives and increase the integration of our global operations. See the Notes to this reconciliation for additional detail.
(12)	For the year ended December 31, 2020, we recorded a tax benefit of $6.1 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. For the year ended December 31, 2019, we recorded a tax benefit of $3.0 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. See the Notes to this reconciliation for additional detail.
(13)	Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers in 2018. For the year ended December 31, 2020, we recorded a foreign currency loss of $0.5 million related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. For the year ended December 31, 2019, we recorded a foreign currency loss of $1.0 million related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. See the Notes to this reconciliation for additional detail.
(14)	During the second quarter of 2019, we recorded $6.3 million ($4.8 million, net of tax) for PayNet acquisition related amounts other than acquisition-related amortization which was primarily related to transaction costs resulting from the acquisition and was recorded in operating income. See the Notes to this reconciliation for additional detail.
(15)	For the year ended December 31, 2020, we recorded the tax impact of adjustments of $82.8 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $21.2 million ($37.3 million of tax expense net of $16.1 million of a cash income tax benefit), (ii) a tax adjustment of $94.5 million related to expenses for the 2017 cybersecurity incident, (iii) a tax adjustment of $48.4 million related to the gain on fair market value adjustment of equity investments, (iv) a tax adjustment of $7.9 million related to the fourth quarter mark-to-market fair value adjustment of our pension and postretirement benefit plans and (v) a tax adjustment of $7.6 million related to the realignment of internal resources. For the year ended December 31, 2019, we recorded the tax impact of adjustments of $228.8 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $20.8 million ($36.9 million of tax expense net of $16.1 million of a cash income tax benefit), (ii) a tax adjustment of $85.0 million related to expenses for the 2017 cybersecurity incident, (iii) a tax adjustment of $114.8 million related to cybersecurity incident related legal matters, (iv) a $0.9 million tax adjustment related to the fourth quarter mark-to-market fair value adjustment of our pension and postretirement benefit plans, (v) a tax adjustment of $4.9 million related to the settlement with commercial customers, (vi) a tax adjustment of $2.7 million related to the realignment of internal resources and (vii) a tax adjustment of $1.5 million for PayNet acquisition related amounts other than acquisition-related amortization.

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Adjusted revenue is GAAP revenue adjusted for a non-recurring charge related to settlements with commercial customers. Management believes the use of adjusted revenue allows investors to evaluate our performance for different periods on a more comparable basis. This non-GAAP measure is not a measurement of financial performance under GAAP, should not be considered as an alternative to revenue, and may not be comparable to non-GAAP financial measures used by other companies. The following table reconciles adjusted revenue to revenue, the most directly comparable financial measure calculated in accordance with GAAP:

Reconciliation of adjusted revenue, defined as GAAP revenue adjusted for a charge related to settlements with commercial customers, to revenue:

	Twelve Months Ended December 31, 2019 (revised)
(In millions)	U.S. Information Solutions	Workforce Solutions	International	Global Consumer Solutions	General Corporate Expense	Total
Revenue	$1,277.4	$949.7	$920.6	$359.9	$—	$3,507.6
Adjustments(1)	20.0	—	—	—	—	20.0
Adjusted revenue	1,297.4	949.7	920.6	359.9	—	3,527.6

(1)	During the third quarter of 2019, we recorded a $20.0 million ($15.1 million, net of tax) charge to revenue related to settlements with commercial customers.

Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Acquisition-related amortization expense, net of tax - For the year ended December 31, 2020, we recorded acquisition-related amortization expense of certain acquired intangibles of $141.8 million ($120.6 million net of tax).

We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the material cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. These financial measures are not prepared in conformity with GAAP. Management believes excluding the impact of amortization expense is useful because excluding acquisition-related amortization, and other items that are not comparable allows investors to evaluate our performance for different periods on a more comparable basis. Certain acquired intangibles result in material cash income tax savings which are not reflected in earnings. Management believes that including a benefit to reflect the cash income tax savings is useful as it allows investors to better value Equifax. Management makes these adjustments to earnings when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital.

Costs related to the 2017 cybersecurity incident - For the year ended December 31, 2020, we recorded pre-tax expenses of $365.0 million ($270.5 million, net of tax) and for year ended December 31, 2019, we recorded pre-tax expenses of $337.3 million ($252.3 million, net of tax) associated with the costs to investigate the 2017 cybersecurity incident, legal fees to respond to subsequent litigation and government investigations, costs to deliver the free product offering made to all U.S. consumers and incremental costs to transform our information technology, data security, and infrastructure. Management believes excluding these charges is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. Management makes these adjustments to net income when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods. Costs related to the 2017 cybersecurity incident do not include losses accrued for certain legal proceedings and government investigations related to the 2017 cybersecurity incident.

Accrual for legal matters related to the 2017 cybersecurity incident - For the year ended December 31, 2019, we recorded expenses, net of directors and officers insurance recoveries, of $800.9 million ($686.1 million, net of tax) for losses associated with certain legal proceedings and government investigations related to the 2017 cybersecurity incident, exclusive of our legal professional services expenses. Management believes excluding these charges from certain financial results provides meaningful supplemental information regarding our financial results for 2020, since a charge of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Fair market value adjustment of equity investments - During the first quarter of 2020, we recorded a $32.9 million ($26.3 million, net of tax) gain related to adjusting our equity method investment in India, in conjunction with the purchase of the remaining interest of our joint venture. Prior to the purchase of the remaining interest, Equifax did not have control over the joint venture. As a result of the transaction, Equifax recognized a gain related to the remeasurement of the preexisting equity interest in the India joint venture at the acquisition-date fair value of the business combination.

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In addition, during the third quarter of 2020, our investment in Brazil underwent an initial public offering. The investment had previously been recorded on our books at cost less impairment, as it did not have a readily determinable fair value. Subsequent to the initial public offering, our investment in Brazil has been adjusted to fair value, and will continue to be adjusted to fair value at the end of each reporting period, with unrealized gains or losses to be recorded within the Consolidated Statements of Income in Other income, net. For the year ended December 31, 2020, we recorded a $116.6 million ($74.8 million, net of tax) gain on the fair market value adjustment of our equity investment in Brazil. Management believes excluding these charges from certain financial results provides meaningful supplemental information regarding our financial results, since the non-operating gains and losses are not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Pension mark-to-market fair value adjustment - Effective in the fourth quarter of 2020, we voluntarily changed our method of accounting for recognizing actuarial gains and losses and expected return on plan assets for our defined benefit pension and other postretirement benefit plans. Under the accounting method change, remeasurement of projected benefit obligation and plan assets are immediately recognized in earnings through net periodic benefit cost within Other Income (Expense) on the Consolidated Statements of Income (Loss), with pension and postretirement plans to be remeasured annually in the fourth quarter, or on an interim basis as triggering events require remeasurement. This change has been applied on a retrospective basis for all prior periods presented. During the fourth quarter of 2020 and for the year ended December 31, 2020, we recorded a $32.2 million loss ($24.3 million, net of tax) related to the fourth quarter mark-to-market fair value adjustment of our pension and postretirement benefit plans. During the fourth quarter of 2019 and for the year ended December 31, 2019, we recorded a $4.8 million gain ($3.9 million, net of tax) related to the fourth quarter mark-to-market fair value adjustment of our pension and postretirement benefit plans. Management believes excluding these charges from certain financial results provides meaningful supplemental information regarding our financial results, since the non-operating gains and losses are not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Income tax effects of Q1 2020 gain on fair market value adjustment of equity investment - During the first quarter of 2020, we recorded a gain related to adjusting our equity method investment in India, in conjunction with the purchase of the remaining interest of our joint venture. Prior to the purchase of the remaining interest, Equifax did not have control over the joint venture. As a result of the transaction, Equifax recognized a gain related to the remeasurement of the preexisting equity interest in the India joint venture at the acquisition-date fair value of the business combination. Additional income tax effects related to this transaction were recorded each quarter of 2020. Management believes excluding this gain and related income tax effects from certain financial results provides meaningful supplemental information regarding our financial results for 2020, since the non-operating gain is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Foreign currency impact of certain intercompany loans - For the year ended December 31, 2020, we recorded foreign currency loss related to certain intercompany loans of $6.2 million. The impact was recorded to the Other Income, net line item within the Consolidated Statements of Income. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Valuation allowance for certain deferred tax assets - During the first quarter of 2020, we recorded a $7.0 million valuation allowance adjustment for deferred tax assets where the benefit is not expected to be realized. Management believes excluding this tax effect from financial results provides meaningful supplemental information regarding our financial results for 2020 because this amount is not comparable among the periods. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Tax benefit on a legal settlement related to the 2017 cybersecurity incident - During the first quarter of 2020, we recorded a $4.8 million tax benefit on legal settlements related to the 2017 cybersecurity incident, as finalization of the settlement terms in the first quarter caused us to conclude the tax treatment has changed from the time we recorded the initial loss. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Settlements with commercial customers - During the third quarter of 2019, we recorded a $20.0 million ($15.1 million, net of tax) charge to revenue related to settlements with commercial customers. Management believes this adjustment to revenue provides meaningful information regarding our revenue and provides a basis to compare revenue between periods and to net income when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. Management considers these adjustments when assessing historical performance and is useful when planning, forecasting and analyzing future periods.

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Charge related to the realignment of internal resources and other costs - During the fourth quarter of 2020 and the first quarter of 2019, we recorded $31.9 million ($24.3 million, net of tax) and $11.5 million ($8.8 million, net of tax), respectively, of restructuring charges for the realignment of internal resources and other costs, which predominantly relates to the reduction of headcount and the realignment of our internal resources to support the Company’s strategic objectives and increase the integration of our global operations. Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results for the years ended December 31, 2020 and 2019, since the charges are not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Income tax effects of stock awards that are recognized upon vesting or settlement - For the year ended December 31, 2020, we recorded tax benefit of $6.1 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. For the year ended December 31, 2019, we recorded a tax benefit of $3.0 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. Management believes excluding this tax effect from financial results provides meaningful supplemental information regarding our financial results for the twelve months ended December 31, 2020, as compared to the corresponding period in 2019, because this amount is non-operating and relates to income tax benefits or deficiencies for stock awards recognized when tax amounts differ from recognized stock compensation cost.This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Argentina highly inflationary foreign currency adjustment - Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers in 2018. For the year ended December 31, 2020, we recorded a foreign currency loss of $0.5 million, related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. For the year ended December 31, 2019, we recorded a foreign currency loss of $1.0 million. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

PayNet acquisition related amounts for transaction expenses incurred as a direct result of the acquisition - During the second quarter of 2019, we recorded $6.3 million ($4.8 million, net of tax) for PayNet acquisition related amounts other than acquisition-related amortization which was primarily related to transaction costs resulting from the acquisition and was recorded in operating income. Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results, since a charge of such amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting, and analyzing future periods.

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ANNEX B:	Forward-Looking Statements

This Proxy Statement contains information that may constitute “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “may” and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to future operating results, the 2017 cybersecurity incident, improvements in our information technology and data security infrastructure, including as part of our cloud data and technology transformation, our strategy, our ability to mitigate or manage disruptions posed by COVID-19, the impact of COVID-19 and, changes in U.S. and worldwide economic conditions that materially impact consumer spending, consumer debt and employment, the demand for Equifax’s products and services, our culture, our ability to innovate, the market acceptance of new products and services and similar statements about our business plans are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections, including without limitation our expectations regarding the Company’s outlook, long-term organic and inorganic growth, and customer acceptance of our business solutions referenced in “Item 1. Business” and in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation — Business Overview” of our Annual Report on Form 10-K for the year ended December 31, 2020. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020, and those described from time to time in our future reports filed with the United States Securities and Exchange Commission. As a result of such risks and uncertainties, we urge you not to place undue reliance on any such forward-looking statements. Forward-looking statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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EQUIFAX

Board of Directors

Mark W. Begor
Chief Executive Officer,
Equifax Inc.

Mark L. Feidler
Independent Chairman,
Equifax Inc. and
Founding Partner,
MSouth Equity Partners

G. Thomas Hough
Retired Americas Vice Chair,
Ernst & Young LLP

Robert D. Marcus
Former Chairman and
Chief Executive Officer,
Time Warner Cable Inc.

Siri S. Marshall
Retired Senior Vice President,
General Counsel, Secretary and
Chief Governance and
Compliance Officer,
General Mills, Inc.

Scott A. McGregor
Former President and
Chief Executive Officer,
Broadcom Corporation

John A. McKinley
Founder,
Great Falls Ventures

Robert W. Selander
Former President and
Chief Executive Officer,
Mastercard Incorporated and
Mastercard International

Melissa D. Smith
Chair and Chief Executive Officer,
WEX Inc.

Audrey Boone Tillman
Executive Vice President and
General Counsel,
Aflac Incorporated

Heather H. Wilson
Former Chief Data Scientist,
L Brands, Inc.

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EQUIFAX®

1550 Peachtree Street, N.W., Atlanta, Georgia 30309 • 404.885.8000 • equifax.com

Copyright © 2021, Equifax Inc., Atlanta, Georgia. All rights reserved. Equifax is a registered trademark of Equifax Inc. 21-105683

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EQUIFAX

1550 PEACHTREE STREET, N.W.
ATLANTA, GEORGIA 30309

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on May 5, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EFX2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on May 5, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE DO NOT MAIL YOUR PROXY CARD IF YOU VOTE BY INTERNET OR TELEPHONE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D37379-P51077-Z79288

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EQUIFAX INC.

The Board of Directors recommends that you vote "FOR" each of the following director nominees:

1. Election of 10 Director Nominees:

Nominees:	For	Against	Abstain
1a. Mark W. Begor	☐	☐	☐
1b. Mark L. Feidler	☐	☐	☐
1c. G. Thomas Hough	☐	☐	☐
1d. Robert D. Marcus	☐	☐	☐
1e. Scott A. McGregor	☐	☐	☐
1f. John A. McKinley	☐	☐	☐
1g. Robert W. Selander	☐	☐	☐
1h. Melissa D. Smith	☐	☐	☐
1i. Audrey Boone Tillman	☐	☐	☐
1j. Heather H. Wilson	☐	☐	☐

	For	Against	Abstain
The Board of Directors recommends that you vote "FOR" Item 2.			
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
The Board of Directors recommends that you vote "FOR" Item 3.			
3. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2021.	☐	☐	☐

The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners must each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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If you participate in the Equifax Plans, your proxy card includes shares that the relevant plan has credited to this account.

To allow sufficient time for the Equifax Plans' trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m., Eastern Time, on May 4, 2021. The Equifax Inc. 401(k) Plan trustee will vote those plan shares that are not voted by this deadline in the same proportion as the shares held by the trustees for which voting instructions have been received. The Equifax Canada Retirement Savings Program for Salaried Employees trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Equifax Plans may not vote the shares owned through such plans after this deadline, including at the Annual Meeting.

TO CHANGE YOUR VOTE

If you vote again by any means prior to the meeting, it will cancel your prior vote. For example, if you voted by telephone, a later Internet vote will change your vote. The last vote received before 11:59 p.m., Eastern Time, on May 5, 2021 will be the one counted. You may also revoke your proxy by voting at the Annual Meeting.

D37380-P51077-Z79288

EQUIFAX®

EQUIFAX INC.
Annual Meeting of Shareholders
May 6, 2021, at 9:30 a.m., Eastern Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EQUIFAX INC.

This proxy, when properly executed, will be voted in the manner directed by the shareholder whose name appears on the reverse (the "Shareholder"). If no direction is given, this Proxy will be voted "For" the election of the 10 director nominees, each for a one-year term, in Item 1; "For" an advisory vote to approve named executive officer compensation in Item 2; "For" the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2021 in Item 3; and with discretionary authority on all other matters that may properly come before the Annual Meeting.

By this document, the Shareholder appoints Mark W. Begor and Mark L. Feidler, and each of them, with power of substitution in each, proxies to appear and vote all common stock of the Shareholder in Equifax Inc. at the Annual Meeting of Shareholders to be held virtually via our live webcast at www.virtualshareholdermeeting.com/EFX2021 on Thursday, May 6, 2021, at 9:30 a.m., Eastern Time, and at any adjournment thereof.

Continued and to be signed on reverse side